Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of CIT Group Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of CIT Group Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company's 2008 Annual Report on Form 10–K. Our responsibility is to express opinions on these financial statements, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

We have not audited any financial statements of the Company for any period subsequent to December 31, 2008. However, as discussed in Note 1 and Note 28 to the consolidated financial statements, in July 2009 the Company experienced significant adverse developments relating to its funding strategy and liquidity that, taken together with recent losses, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 28. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and have been prepared assuming that the Company will continue as a going concern.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers

New York, New York
February 28, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to Note 1 – Principles of Consolidation, Basis of Presentation and Note 28, as to which the date is October 1, 2009

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — December 31 (dollars in millions – except share data)

	2008	2007

Assets
Cash and due from banks	$2,139.1	$1,478.1
Deposits with banks, including restricted balances of $1,187.4 and $479.2	6,226.7	5,274.4
Trading assets at fair value – derivatives	139.4	99.1
Investments – retained interests in securitizations	229.4	1,170.0
Assets held for sale	156.1	1,260.2
Loans including receivables pledged of $24,273.9 and $16,425.6	53,126.6	53,760.9
Allowance for loan losses	(1,096.2)	(574.3)

Total loans, net of allowance for loan losses	52,030.4	53,186.6
Operating lease equipment, net including assets pledged of $3,623.7	12,706.4	12,610.5
Derivative counterparty receivables at fair value	1,489.5	1,363.3
Goodwill and intangible assets, net	698.6	1,152.5
Other assets	4,589.1	3,710.1
Assets of discontinued operation	44.2	9,308.6

Total Assets	$80,448.9	$90,613.4

Liabilities
Deposits	$2,626.8	$2,615.6
Trading liabilities at fair value – derivatives	127.4	129.8
Short-term borrowings – commercial paper	–	2,822.3
Credit balances of factoring clients	3,049.9	4,542.2
Derivative counterparty payables at fair value	433.7	901.4
Other liabilities	2,291.3	4,022.7
Long-term borrowings, including $18,199.6 due in 2009	63,750.7	63,723.1
Liabilities of discontinued operation	–	4,838.2

Total Liabilities	72,279.8	83,595.3

Minority interest	44.8	57.5
Stockholders’ Equity:
Preferred stock: $0.01 par value, 100,000,000 authorized
Issued and outstanding:
Series A 14,000,000 with a liquidation preference of $25 per share	350.0	350.0
Series B 1,500,000 with a liquidation preference of $100 per share	150.0	150.0
Series C 11,500,000 with a liquidation preference of $50 per share	575.0	–
Series D 2,330,000 with a liquidation preference of $1,000 per share	1,911.3
Common stock: $0.01 par value, 600,000,000 authorized
Issued: 395,068,272 and 214,390,177	3.9	2.1
Outstanding: 388,740,428 and 189,925,603
Paid-in capital, net of deferred compensation of $40.3 and $34.4	11,469.6	10,453.9
Accumulated deficit	(5,814.0)	(2,949.8)
Accumulated other comprehensive income/(loss)	(205.6)	194.8
Less: treasury stock, 6,327,844 and 24,464,574 shares, at cost	(315.9)	(1,240.4)

Total Common Stockholders’ Equity	5,138.0	6,460.6

Total Stockholders’ Equity	8,124.3	6,960.6

Total Liabilities and Stockholders’ Equity	$80,448.9	$90,613.4

The accompanying notes are an integral part of these consolidated financial statements.

Item 8: Financial Statements and Supplementary Data

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME Years Ended December 31, (dollars in millions – except per share data)

	2008	2007	2006

Interest Income
Interest and fees on loans	$3,454.0	$4,076.6	$3,237.0
Interest and dividends on investments	184.2	161.5	87.8

Interest income	3,638.2	4,238.1	3,324.8

Interest Expense
Interest on deposits	(101.7)	(149.4)	(69.0)
Interest on short-term borrowings	(57.7)	(294.2)	(239.8)
Interest on long-term borrowings	(2,979.7)	(2,973.4)	(2,227.0)

Interest expense	(3,139.1)	(3,417.0)	(2,535.8)

Net interest revenue	499.1	821.1	789.0
Provision for credit losses	(1,049.2)	(241.8)	(159.8)

Net interest (expense) revenue, after credit provision	(550.1)	579.3	629.2

Other income
Rental income on operating leases	1,965.3	1,990.9	1,721.6
Other	495.0	1,576.9	1,176.5

Total other income	2,460.3	3,567.8	2,898.1

Total net revenue, net of interest expense and credit provision	1,910.2	4,147.1	3,527.3

Other expenses
Depreciation on operating lease equipment	(1,145.2)	(1,172.3)	(1,023.5)
Other	(1,841.3)	(1,878.8)	(1,295.7)

Total other expenses	(2,986.5)	(3,051.1)	(2,319.2)

(Loss) income from continuing operations before provision for income taxes and minority interest	(1,076.3)	1,096.0	1,208.1
Benefit (provision) for income taxes	444.4	(300.9)	(280.8)
Minority interest, after tax	(1.2)	(3.1)	(1.6)

Net (loss) income from continuing operations, before preferred stock dividends	(633.1)	792.0	925.7

Discontinued Operation
Income (loss) from discontinued operation before income taxes	(2,675.6)	(1,368.3)	203.9
(Provision) benefit for income taxes	509.2	495.3	(83.6)

Income (loss) from discontinued operation	(2,166.4)	(873.0)	120.3

Net (loss) income before preferred stock dividends	(2,799.5)	(81.0)	1,046.0
Preferred stock dividends	(64.7)	(30.0)	(30.2)

Net (loss) income (attributable) available to common stockholders	$(2,864.2)	$(111.0)	$1,015.8

Basic Earnings Per Common Share data
Income (loss) from continuing operations	$(2.69)	$3.98	$4.51
(Loss) income from discontinued operation	(8.37)	(4.56)	0.60

Net (loss) income	$(11.06)	$(0.58)	$5.11

Diluted Earnings Per Common Share data
Income(loss) from continuing operations	$(2.69)	$3.93	$4.41
(Loss) income from discontinued operation	(8.37)	(4.50)	0.59

Net (loss) income	$(11.06)	$(0.57)	$5.00

Average number of shares – basic (thousands)	259,070	191,412	198,912
Average number of shares – diluted (thousands)	259,070	193,927	203,111
Cash dividends per common share	$0.55	$1.00	$0.80

The accompanying notes are an integral part of these consolidated financial statements.

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (dollars in millions)

	Preferred Stock	Common Stock	Paid-in Capital	Accumulated (Deficit) / Earnings	Accumulated Other Comprehensive Income / (Loss)	Treasury Stock	Total Stockholders’ Equity

December 31, 2005	$500.0	$2.1	$10,632.9	$(3,691.4)	$115.2	$(596.1)	$6,962.7
Net income before preferred stock dividends				1,046.0			1,046.0
Foreign currency translation adjustments					58.7		58.7
Change in fair values of derivatives qualifying as cash flow hedges					6.6		6.6
Unrealized gain on available for sale securitization investments, net					1.1		1.1
Minimum pension liability adjustment					0.7		0.7

Total comprehensive income							1,113.1

Adjustment to initially apply FASB Statement No. 158, net of tax					(52.7)		(52.7)
Cash dividends – common				(163.3)			(163.3)
Cash dividends – preferred				(30.2)			(30.2)
Restricted stock expense			44.1				44.1
Stock option expense			30.8				30.8
Treasury stock purchased, at cost						(315.2)	(315.2)
Exercise of stock option awards, including tax benefits			(28.9)			186.7	157.8
Employee stock purchase plan participation						4.0	4.0

December 31, 2006	$500.0	$2.1	$10,678.9	$(2,838.9)	$129.6	$(720.6)	$7,751.1
Net income before preferred stock dividends				(81.0)			(81.0)
Foreign currency translation adjustments					186.9		186.9
Change in fair values of derivatives qualifying as cash flow hedges					(130.8)		(130.8)
Unrealized (loss) on available for sale equity and securitization investments, net					(10.5)		(10.5)
Minimum pension liability adjustment					19.6		19.6

Total comprehensive income							(15.8)

Adjustments to initially apply FASB FSP 13-2 and FIN 48				0.1			0.1

Cash dividends – common			(191.9)				(191.9)
Cash dividends – preferred				(30.0)			(30.0)
Stock repurchase agreement			(5.9)			(494.1)	(500.0)
Restricted stock expense			17.9				17.9
Stock option expense			24.3				24.3
Treasury stock purchased, at cost						(224.2)	(224.2)
Issuance of stock pursuant to forward equity commitment agreement			(4.0)			12.0	8.0
Forward contract fees related to issuance of mandatory convertible equity units			(23.7)				(23.7)
Exercise of stock option awards, including tax benefits			(40.2)			182.9	142.7
Employee stock purchase plan participation			(1.5)			3.6	2.1

December 31, 2007	$500.0	$2.1	$10,453.9	$(2,949.8)	$194.8	$(1,240.4)	$6,960.6

The accompanying notes are an integral part of these consolidated financial statements.

Item 8: Financial Statements and Supplementary Data

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (dollars in millions) (continued)

	Preferred Stock	Common Stock	Paid-in Capital	Accumulated (Deficit) / Earnings	Accumulated Other Comprehensive Income / (Loss)	Treasury Stock	Total Stockholders’ Equity

December 31, 2007	$ 500.0	$ 2.1	$10,453.9	$(2,949.8)	$ 194.8	$(1,240.4)	$6,960.6

Net loss before preferred stock dividends				(2,799.5)			(2,799.5)
Foreign currency translation adjustments					(287.8)		(287.8)
Change in fair values of derivatives qualifying as cash flow hedges					(40.3)		(40.3)
Unrealized (loss) on available for sale equity and securitization investments, net					(9.2)		(9.2)
Minimum pension liability adjustment					(63.1)		(63.1)

Total comprehensive income							(3,199.9)

Issuance of common stock		1.8	1,302.9				1,304.7
Issuance of Series C preferred stock	575.0		(17.0)				558.0
Issuance of Series D preferred stock and warrants	1,911.3		418.7				2,330.0
Equity unit conversion to common stock			(389.3)			703.4	314.1
Cash dividends – common			(135.2)				(135.2)
Cash dividends – preferred				(64.7)			(64.7)
Issuance of treasury stock in connection with stock repurchase agreement			(169.0)			207.3	38.3
Restricted stock expense						(4.7)	(4.7)
Stock option expense			21.4				21.4
Exercise of stock option awards, including tax benefits			(0.1)			0.1	–
Employee stock purchase plan participation			(16.7)			18.4	1.7

December 31, 2008	$2,986.3	$ 3.9	$11,469.6	$(5,814.0)	$(205.6)	$(315.9)	$8,124.3

The accompanying notes are an integral part of these consolidated financial statements.

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS Years Ended December 31, (dollars in million)

	2008	2007	2006

Cash Flows From Operations
Net (loss) income before preferred stock dividends	$(2,799.5)	$(81.0)	$1,046.0
Adjustments to reconcile net income to net cash flows from operations:
Depreciation, amortization and accretion	1,407.8	1,280.8	1,066.4
Gains on equipment, receivable and investment sales	(179.3)	(533.9)	(396.5)
Valuation allowance for receivables held for sale	126.9	22.5	15.0
(Gain) loss on debt and debt-related derivative extinguishments	(73.5)	139.3	–
Goodwill and intangible asset Impairment charges	467.8	312.7	–
Provision for credit losses – continuing operations	1,049.2	241.8	159.8
(Benefit) provision for deferred income taxes	(985.5)	(290.2)	155.6
Share-based compensation amortization	–	42.2	74.9
Decrease (increase) in finance receivables held for sale	69.2	224.6	(102.8)
(Increase) decrease in other assets	1,225.4	(1,160.1)	(496.2)
(Decrease) increase in accrued liabilities and payables	(2,612.4)	529.4	(336.3)
Loss on disposition of discontinued operation, net of tax	1,916.2	–	–
Provision for credit losses – discontinued operation	608.6	352.0	62.4
Valuation allowance for discontinued operation receivables held for sale	–	1,248.9	–

Net cash flows provided by operations	220.9	2,329.0	1,248.3

Cash Flows From Investing Activities
Finance receivables extended and purchased	(58,500.0)	(77,636.3)	(77,165.5)
Principal collections of finance receivables and investments	54,263.2	65,166.5	62,781.0
Proceeds from asset and receivable sales	5,417.8	8,457.6	6,819.9
Purchases of assets to be leased and other equipment	(2,611.6)	(2,865.2)	(2,860.2)
Acquisitions, net of cash acquired	–	(3,989.2)	(854.7)
Net (increase) decrease in short-term factoring receivables	(333.3)	112.9	(233.9)
Net proceeds from sale of discontinued operation	1,555.6	–	–

Net cash flows (used for) investing activities	(208.3)	(10,753.7)	(11,513.4)

Cash Flows From Financing Activities
Net increase (decrease) in commercial paper	(2,822.2)	(2,542.7)	140.0
Proceeds from the issuance of term debt	19,083.5	24,176.4	19,904.7
Repayments of term debt	(19,334.0)	(10,717.2)	(9,450.0)
Net increase in deposits	11.2	346.2	2,137.7
Net repayments of non-recourse leveraged lease debt	(24.9)	(234.4)	(1,451.1)
Collection of security deposits and maintenance funds	2,113.3	1,580.2	1,201.2
Repayment of security deposits and maintenance funds	(2,198.9)	(1,353.3)	(1,032.4)
Proceeds from the issuance of preferred stock	2,888.0	–	–
Proceeds from the issuance of common stock	1,304.7	–	–
Treasury stock repurchases	–	(718.3)	(315.2)
Treasury stock issuances	38.3	198.5	190.7
Cash dividends paid	(199.9)	(221.9)	(193.5)
Excess tax benefit related to share-based compensation	–	10.3	31.6
Other	(6.4)	(65.4)	33.3

Net cash flows provided by financing activities	852.7	10,458.4	11,197.0

Net (decrease) increase in cash and cash equivalents	865.3	2,033.7	931.9
Unrestricted cash and cash equivalents, beginning of period	6,313.1	4,279.4	3,347.5

Unrestricted cash and cash equivalents, end of period	$7,178.4	$6,313.1	$4,279.4

Supplementary Cash Flow Disclosure
Interest paid	$3,216.5	$3,079.8	$2,404.9
Federal, foreign, state and local income taxes paid, net	$(6.0)	$199.0	$159.1

The accompanying notes are an integral part of these consolidated financial statements.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation, Basis of Presentation

The accompanying consolidated financial statements include the accounts of CIT Group Inc. and its majority owned subsidiaries, and those variable interest entities (VIEs) where the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. Results of operations of companies purchased are included from the dates of acquisition and for VIEs, from the dates that the Company became the primary beneficiary. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements. The Company accounts for investments in companies for which it owns a voting interest of 20 percent to 50 percent and for which it has the ability to exercise significant influence over operations and financial decisions using the equity method of accounting. These investments are included in other assets and the Company’s proportionate share of net income or loss is included in other income.

As more fully discussed in Note 28 - Subsequent Events, in July 2009, the Company experienced significant adverse developments relating to its funding strategy and liquidity that, taken together with recent losses, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 28. The accompanying consolidated financial statements have been prepared assuming the Company is a going concern and do not reflect any adjustments that may arise from this uncertainty.

The accounting and financial reporting policies of CIT Group Inc. conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”), and the preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions. Additionally, where applicable, the policies conform to the accounting and reporting guidelines prescribed by bank regulatory authorities.

Funding & Liquidity

The Company’s business is dependent upon access to the debt capital markets for liquidity and efficient funding, including the ability to issue unsecured term debt. Since mid-2007, these markets have exhibited significantly heightened volatility and reduced liquidity. Company specific events, including recent results of operations and the March 2008 downgrades in the Company’s short and long term credit ratings have had the practical effect of leaving the Company without access to the “A-1/P-1” prime commercial paper and unsecured term debt markets, which has further impeded the Company’s access to liquidity and efficient funding. Throughout 2008, the Company principally generated liquidity through reduced reinvestment of loan principal collections, asset sales and syndications, and asset-backed financing, bank deposits to fund new commercial loans and common and preferred equity offerings.

On December 22, 2008, the Company became a bank holding company and the Company’s Utah industrial bank (the “Bank”) was converted to a Utah state bank. As a bank holding company, the Company is subject to the comprehensive, consolidated supervision of the Federal Reserve, including risk-based and leverage capital requirements and information reporting requirements. This regulatory oversight is established to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders.

On December 23, 2008, the Company received approval from the U.S. Department of the Treasury (“Treasury”) to participate in its Capital Purchase Program, part of the Troubled Assets Relief Program established under the Emergency Economic Stabilization Act of 2008. The Treasury has made an investment of $2.33 billion in CIT’s perpetual preferred stock and related warrants under the terms of the program.

The Company has recently applied for the Temporary Liquidity Guarantee Program of the Federal Deposit Insurance Corporation (TLGP). FDIC approval is discretionary. Participation in this program would enable the Company to issue government-guaranteed debt, which would enhance liquidity and support business growth. The Company submitted its application to the FDIC on January 12, 2009, and believes it is eligible to issue up to $10 billion of guaranteed debt upon FDIC approval. The program’s current expiration date is October 31, 2009.

The Bank is also in discussions with regulators to expand loan originations within the Bank and is pursuing a waiver of Section 23A, which restricts transactions with affiliates in the transfer of existing assets and/or businesses into the Bank. A waiver will allow for the diversification of the Bank’s assets to better utilize the Bank’s deposit taking capabilities. If the application is not granted for all or a significant portion of the assets, it could severely limit the Company's ability to shift business into the Bank.

Estimated funding needs for the twelve months ended December 31, 2009, inclusive of unsecured debt and bank line maturities and equipment purchase commitments and exclusive of nonrecourse secured borrowings (which are generally repaid in conjunction with pledged receivable maturities) and maturing deposit liabilities, approximate $11 billion. Management anticipates satisfying these needs through a combination of cash on hand, existing borrowing facilities, additional secured financings, deposit growth which will be accelerated if Section 23A waiver is granted, and potential debt issuance under the TLGP. If the Company’s requests for TLGP or Section 23A waiver approval are unsuccessful, management would significantly reduce new loan and lease originations early in 2009 that results in retention of the cash flow from portfolio payments, which are expected to approximate $13 billion over the next 12 months.

Principal variables to the Company’s base funding plan as outlined above, and which is based on management estimates regarding future events, include commitment draws by our customers in excess of plan (related to approximately $5.5 billion of outstanding loan commitments), inability to issue new secured borrowings, reduced asset sales, lower collections from our borrowers and mark to market calls on certain secured borrowing facilities, principally the Goldman Sachs facility.

The measures described above and transition to a bank holding company are intended to restore the Company’s access to liquidity and competitively priced funding to support its long-term business model. These measures, however, are subject to a number of uncertainties and there can be no assurance that they will be successfully completed. If completed these measures may not achieve their anticipated benefits. The Company is highly leveraged relative to its annual cash flow. There exists a risk that the Company will not be able to meet all of its debt obligations. Management’s failure to successfully implement its liquidity and capital enhancement measures could have a material adverse effect on the Company’s financial position, results of operations, and cash flows.

See Note 28 for further discussion of funding and liquidity.

Financing and Leasing Assets

CIT extends credit to customers through a variety of financing arrangements; including term loans, lease financing and operating leases. The amounts outstanding on loans, direct financing and leveraged leases are referred to as finance receivables and, when combined with finance receivables held for sale and the net book value of operating lease equipment, represent financing and leasing assets.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans and lease receivables are accounted for as held-for-investment (HFI) if management has the intent and ability to hold the receivables for the foreseeable future or until maturity. Loans classified as HFI are recorded at amortized cost. Direct financing leases classified as HFI are recorded at the aggregate future minimum lease payments plus estimated residual values less unearned finance income. Leveraged leases, for which a major portion of the funding is provided by third party lenders on a non-recourse basis, with CIT providing the balance and acquiring title to the property, are recorded at the aggregate value of future minimum lease payments plus estimated residual value, less non-recourse third party debt and unearned finance revenue. Management performs periodic reviews of estimated residual values, with other than temporary impairment recognized in current period earnings. Operating lease equipment is carried at cost less accumulated depreciation and is depreciated to estimated residual value using the straight-line method over the lease term or projected economic life of the asset. Equipment acquired in satisfaction of loans is recorded at the lower of carrying value or estimated fair value, less costs to sell, when acquired.

Maintenance costs incurred that exceed maintenance funds collected for commercial aircraft are not capitalized if they do not provide a future economic benefit and do not extend the useful life of the aircraft. Such costs may include costs of routine aircraft operation and costs of maintenance and spare parts incurred in connection with re-leasing an aircraft and during the transition between leases. For such maintenance costs that are not capitalized, a charge is recorded in general operating expense at the time the costs are incurred. Income recognition related to maintenance funds collected is deferred to the extent management estimates costs will be incurred by subsequent lessees performing scheduled maintenance. Upon the disposition of an aircraft, any excess maintenance funds that exist are recognized as income.

The determination of intent and ability for the foreseeable future is highly judgmental and requires management to make good faith estimates based on information available at the time. Generally, the Company’s intent to syndicate and securitize assets is established prior to the origination of specific assets as part of the Company’s asset, liability and liquidity risk management process. Similarly, CIT’s intent to hold assets that are classified as HFI is generally established prior to origination.

Loans and lease receivables designated for sale, securitization or syndication are classified as finance receivables held for sale and are carried at lower of cost or fair value. The amount by which costs exceeds fair value is recorded as a valuation allowance. Subsequent changes in the valuation allowance are included in the determination of net income in the period in which the change occurs. Loans transferred from the held-for-sale classification to the held-for-investment classification are transferred at the lower of cost or market on the transfer date, which coincides with the date of change in management’s intent. The difference between the carrying value of the loan and the market value, if lower, is reflected as a loan discount at the transfer date, which reduces its carrying value. Subsequent to the transfer, the discount is accreted into earnings as an increase to finance revenue over the life of the loan using the interest method.

Revenue Recognition

Finance revenue includes interest on loans, the accretion of income on direct financing leases and leveraged leases, discount on loans held for investment, and rents on operating leases. Related origination and other nonrefundable fees and direct origination costs are deferred and amortized as an adjustment of finance revenue over the contractual life of the transactions. Revenue on finance receivables other than leveraged leases is recognized on an accrual basis commencing in the month of origination. Leveraged lease revenue is recognized on a basis calculated to achieve a constant after-tax rate of return for periods in which CIT has a positive investment in the transaction, net of related deferred tax liabilities. Rental revenue on operating leases is recognized on a straight line basis over the lease term.

The recognition of revenue on commercial finance receivables is generally suspended and an account is placed on non-accrual status when payment of principal or interest is contractually delinquent for 90 days or more, or earlier when, in the opinion of management, full collection of all principal and interest due is doubtful. To the extent the estimated fair value of collateral does not satisfy both the principal and accrued interest outstanding, accrued but uncollected interest at the date an account is placed on non-accrual status is reversed and charged against revenue. Subsequent interest received is applied to the outstanding principal balance until such time as the account is collected, charged-off or returned to accrual status. The accrual of finance revenue on consumer loans is suspended, and all previously accrued but uncollected revenue is reversed, when payment of principal and/or interest is contractually delinquent for 90 days or more.

Reserve for Credit Losses on Finance Receivables

The reserve for credit losses is intended to provide for losses inherent in the portfolio and is periodically reviewed for adequacy considering economic conditions, collateral values and credit quality indicators, including historical and expected charge-off experience and levels of and trends in past due loans, non-performing assets and impaired loans.

The reserve for credit losses is determined based on three key components: (1) specific reserves for loans that are impaired under Statement of Financial Accounting Standards (SFAS) 114, based upon the value of underlying collateral or projected cash flows, (2) reserves for estimated losses incurred in the portfolio based upon historical and projected charge-offs and (3) reserves for estimated losses incurred in the portfolio based upon economic risks, industry and geographic concentrations and other factors. In management’s judgment, the reserve for credit losses is adequate to provide for credit losses incurred in the portfolio. However, changes in economic conditions or other events affecting specific obligors or industries may necessitate additions or deductions to the reserve for credit losses.

With respect to assets transferred to held for investment from held for sale, a reserve for credit losses is recognized to the extent estimated inherent losses exceed corresponding remaining discount at the applicable balance sheet date.

Impaired Finance Receivables

Impaired finance receivables (including loans or capital leases) of $500 thousand or greater that are placed on non-accrual status are subject to periodic individual review by CIT’s Asset Quality Review Committee (“AQR”). The AQR, which is comprised of members of senior management, reviews overall portfolio performance, as well as individual accounts meeting certain credit risk grading parameters. Excluded from impaired finance receivables are: 1) certain individual commercial non-accrual finance receivables for which the collateral value supports the outstanding

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

balance and the continuation of earning status, 2) small ticket leasing and other homogeneous pools of loans, which are subject to automatic charge-off procedures, and 3) short-term factoring customer finance receivables, generally having terms up to 30 days. Impairment occurs when, based on current information and events, it is probable that CIT will be unable to collect all amounts due according to the contractual terms of the financing agreement. Impairment is measured as any shortfall between the estimated value and the recorded investment in the finance receivable, with the estimated value determined using the fair value of the collateral and other cash flows if the finance receivable is collateralized, or the present value of expected future cash flows discounted at the contract’s effective interest rate.

Charge-off of Finance Receivables

Finance receivables are reviewed periodically to determine the probability of loss. Charge-offs are taken after considering such factors as the borrower’s financial condition and the value of underlying collateral and guarantees (including recourse to dealers and manufacturers) and the status of collection activities. Such charge-offs are deducted from the carrying value of the related finance receivables. To the extent that an unrecovered balance remains due, a final charge-off is taken at the time collection efforts are deemed no longer useful. Charge-offs are recorded on consumer and certain small ticket commercial finance receivables beginning at 180 days of contractual delinquency. Collections on accounts previously charged off are recorded as recoveries. With respect to assets transferred to held for investment from held for sale, charge-offs are recognized to the extent the loan carrying value, including remaining unaccreted discount, exceeds the corresponding expected future cash flows for that loan.

Retained Interests in Securitizations

Pools of assets are originated and sold to special purpose entities which, in turn, issue debt securities backed by the asset pools or sell individual interests in the assets to investors. CIT retains the servicing rights and participates in certain cash flows from the pools. For transactions meeting accounting sale criteria, the present value of expected net cash flows (after payment of principal and interest to certificate and/or note holders and credit-related disbursements) that exceeds the estimated cost of servicing is recorded at the time of sale as a “retained interest.” Retained interests in securitized assets are classified as available-for-sale securities and accounted for at fair value in accordance with SFAS No. 115. In its estimation of those net cash flows and retained interests, management employs a variety of financial assumptions, including loan pool credit losses, prepayment speeds and discount rates. These assumptions are supported by both CIT’s historical experience, market trends and anticipated performance relative to the particular assets securitized. Subsequent to the recording of retained interests, estimated cash flows underlying retained interests are periodically updated based upon current information and events that management believes a market participant would use in determining the current fair value of the retained interest. If the analysis indicates that an adverse change in estimated cash flows has occurred, an “other-than temporary” impairment is recorded and included in net income to write down the retained interest to estimated fair value. Unrealized gains are not credited to current earnings, but are reflected in stockholders’ equity as part of other comprehensive income.

Servicing assets or liabilities are established when the fees for servicing securitized assets are more or less than adequate compensation to CIT for servicing the assets. CIT securitization transactions generally do not result in servicing assets or liabilities, as typically the contractual fees are adequate compensation in relation to the associated servicing costs. To the extent applicable, servicing assets or liabilities are recorded at fair value and recognized in earnings over the servicing period and are periodically evaluated for impairment.

In February 2005, CIT acquired Education Lending Group, Inc., a specialty finance company principally engaged in providing education loans (primarily U.S. government guaranteed), products and services to students, parents, schools and alumni associations. This business was largely funded with “Education Loan Backed Notes,” which are accounted for under SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” The assets related to these borrowings are owned by a special purpose entity that is consolidated in the CIT financial statements, and the creditors of that special purpose entity have received ownership and, or, security interests in the assets. CIT retains certain call features with respect to these borrowings. The transactions do not meet the SFAS 140 requirements for sales treatment and are, therefore, recorded as secured borrowings and are reflected in the Consolidated Balance Sheet as Finance receivables pledged and Non-recourse, secured borrowings. Certain cash balances, included in cash and cash equivalents, are restricted in conjunction with these borrowings.

In 2007 and 2008, the Company also funded a portion of the business in the asset-backed markets with on-balance sheet financings secured by factoring receivables, and certain other commercial loans. Similar to the student loan facilities, these transactions do not meet the accounting (SFAS 140) requirements for sales treatment and are therefore reflected in the Consolidated Balance Sheet as Finance receivables pledged and non-recourse, secured borrowings.

Derivative Financial Instruments

As part of managing economic risk and exposure to interest rate, foreign currency and, in limited instances, credit risk, CIT enters into various derivative transactions in over-the-counter markets with other financial institutions. To ensure both appropriate use as a hedge and to achieve hedge accounting treatment, whenever possible, derivatives entered into are designated according to a hedge objective against a specific liability, forecasted transaction or, in limited instances, assets. The critical terms of the derivatives, including notional amounts, rates, indices, and maturities, match the related terms of the underlying hedged items. CIT does not enter into derivative financial instruments for speculative purposes.

Upon executing a derivative contract, the Company designates the derivative as either a qualifying SFAS 133 hedge, an economic hedge not designated as a SFAS 133 hedge, or held for trading. The designation may change based upon management’s reassessment or changing circumstances. Derivatives utilized by the Company principally include swaps and forward settlement contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Financial forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined future date, and rate or price. CIT also executes interest rate swaps with customers (and offsetting swaps with financial institutions) in connection with certain lending arrangements. In addition, the Company utilizes credit derivatives to manage the credit risk associated with its loan portfolio.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Major portfolio hedge strategies include: (1) Interest rate risk management to match fund asset portfolio growth. Interest rate swaps, whereby CIT pays a fixed interest rate and receives a variable interest rate, are utilized to hedge either forecasted commercial paper issuances or cash flows relating to specific variable-rate debt instruments. These transactions are classified as cash flow hedges and effectively convert variable-rate debt to fixed-rate debt. Interest rate swaps, whereby CIT pays a variable interest rate and receives a fixed interest rate, are utilized to hedge specific fixed-rate debt. These transactions are classified as fair value hedges and effectively convert fixed-rate debt to a variable-rate debt. (2) Currency risk management to hedge foreign funding sources. Cross-currency swaps, whereby CIT pays U.S. dollars and receives various foreign currencies, are utilized to effectively convert foreign-denominated debt to U.S. dollar debt. These transactions are classified as either foreign currency cash flow or foreign currency fair value hedges. (3) Currency risk management to hedge investments in foreign operations. Cross-currency swaps and foreign currency forward contracts, whereby CIT pays various foreign currencies and receives U.S. dollars, are utilized to effectively convert U.S. dollar denominated debt to foreign currency denominated debt. These transactions are classified as foreign currency net investment hedges, or foreign currency cash flow hedges, with resulting gains and losses reflected in accumulated other comprehensive income as a separate component of equity.

Derivative instruments are recognized in the balance sheet at their fair values in derivative counterparty assets or liabilities in the case of derivatives qualifying for hedge accounting. Derivatives that do not qualify for hedge accounting are recognized in the balance sheet as trading assets or liabilities. Changes in fair values are recognized currently in earnings, unless the derivatives qualify as cash flow hedges. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in accumulated other comprehensive income as a separate component of equity, and contractual cash flows, along with the related impact of the hedged items, continue to be recognized in earnings. Any ineffective portion of a hedge is reported in current earnings. Amounts accumulated in other comprehensive income are reclassified to earnings in the same period that the hedged transaction impacts earnings.

The fair value of the Company’s derivative contracts is reflected net of cash paid or received pursuant to credit support agreements and is reported on a gross-by-counterparty basis in the Company’s consolidated statements of financial condition.

CIT uses both the “short-cut” method and the “long-haul” method to assess hedge effectiveness. The short-cut method is applied to certain interest rate swaps used for fair value and cash flow hedges of term debt if certain strict criteria are met. This method allows for the assumption of no hedge ineffectiveness if these strict criteria are met at the inception of the derivative, including matching of the critical terms of the debt instrument and the derivative. As permitted under the shortcut method, no further assessment of hedge effectiveness is performed for these transactions.

The long-haul method is applied to other interest rate swaps, non-compound cross-currency swaps and foreign currency forward exchange contracts. For hedges where we use the long-haul method to assess hedge effectiveness, we document, both at inception and over the life of the hedge, at least quarterly, our analysis of actual and expected hedge effectiveness. For hedges of forecasted commercial paper transactions, more extensive analysis using techniques such as regression analysis was used to demonstrate that the hedge has been, and is expected to be, highly effective in off-setting corresponding changes in the cash flows of the hedged item. The commercial paper hedging program was terminated in 2008, in conjunction with the Company’s loss of access to the commercial paper market. For hedges of foreign currency net investment positions we apply the “forward” method whereby effectiveness is assessed and measured based on the amounts and currencies of the individual hedged net investments and notional amounts and underlying currencies of the derivative contract. For those hedging relationships in which the critical terms of the entire debt instrument and the derivative are identical, and the credit-worthiness of the counterparty to the hedging instrument remains sound, there is an expectation of no hedge ineffectiveness so long as those conditions continue to be met.

The net interest differential, including premiums paid or received, if any, on interest rate swaps, is recognized on an accrual basis as an adjustment to finance revenue or as interest expense to correspond with the hedged position. In the event of early termination of derivative instruments, the gain or loss is reflected in earnings as the hedged transaction is recognized in earnings.

Derivative instruments are transacted with CIT customers using interest rate swaps and other derivatives with our customers as well as derivative transactions with other financial institutions with like terms. These derivative instruments do not qualify for hedge accounting. As a result, changes in fair value of the derivative instruments are reflected in current earnings. These derivative instruments, in addition to others that do not qualify for hedge accounting, are recognized at fair value in the balance sheet as trading assets and liabilities.

CIT is exposed to credit risk to the extent that the counterparty fails to perform under the terms of a derivative instrument. This risk is measured as the market value of derivative transactions with a positive fair value, reduced by the effects of master netting agreements. We manage this credit risk by requiring that all derivative transactions be conducted initially with counterparties rated investment grade by nationally recognized rating agencies, with the majority of the counterparties rated “AA” or higher, and by setting limits on the exposure with any individual counterparty. Accordingly, counterparty credit risk is not significant.

Goodwill and Other Identified Intangibles

SFAS No. 141 “Business Combinations” requires that business combinations be accounted for using the purchase method. The purchase method of accounting requires that the cost of an acquired entity be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The difference between the fair values and the purchase price is recognized as goodwill. Identified intangible assets acquired in a business combination are separately valued and recognized on the balance sheet providing they meet certain recognition requirements.

Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired, less the fair value of liabilities assumed from business combinations. Goodwill is no longer amortized, but instead is assessed for impairment at least annually. During this assessment, management relies on a number of factors, including operating results, business plans, economic projections, anticipated future cash flows and market place data.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets consist primarily of customer relationships acquired, which have amortizable lives up to 20 years, and computer software and related transactions processes, which are being amortized over a 5-year life. An evaluation of the remaining useful lives and the amortization methodology of the intangible assets is performed periodically to determine if any change is warranted.

The Company tests goodwill for impairment on an annual basis, or more often if events or circumstances indicate there may be impairment. Goodwill impairment testing is performed at the segment (or “reporting unit”) level. Goodwill is assigned to reporting units at the date the goodwill is initially recorded. Once goodwill has been assigned to reporting units, it no longer retains its association with a particular acquisition, and all of the activities within a reporting unit, whether acquired or internally generated, are available to support the value of the goodwill.

The goodwill impairment analysis is a two-step process. The first step (“Step1”), used to identify potential impairment, involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment.

The second step (“Step 2”) involves calculating an estimated implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in a manner similar to the amount of goodwill calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit, as determined in the first step, over the aggregate estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. An impairment loss cannot exceed the carrying value of goodwill assigned to a reporting unit, and the loss establishes a new basis in the goodwill. Subsequent reversal of goodwill impairment losses is not permitted.

Historically, the Company has estimated fair values of reporting units based on market earnings and tangible book value multiples of peer companies for each reporting unit. Beginning in the second quarter of 2008, management enhanced the valuation methodology to utilize an internally prepared discounted cash flow analysis to estimate reporting unit fair values.

See Note 24 for additional information.

Long-Lived Assets

A review for impairment of long-lived assets, such as certain operating lease equipment, is performed at least annually and whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Impairment of assets is determined by comparing the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment is the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is based upon discounted cash flow analysis and available market data. Current lease rentals, as well as relevant and available market information (including third party sales for similar equipment, published appraisal data and other marketplace information), is considered, both in determining undiscounted future cash flows when testing for the existence of impairment and in determining estimated fair value in measuring impairment. Depreciation expense is adjusted when projected fair value at the end of the lease term is below the projected book value at the end of the lease term. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to dispose.

Other Assets

Assets received in satisfaction of loans are carried at the lower of carrying value or estimated fair value less selling costs, with write-downs of the pre-existing receivable generally reflected in the provision for credit losses.

Realized and unrealized gains (losses) on marketable equity securities are recognized currently in operations. Unrealized gains and losses, representing the difference between carrying value and estimated current fair market value, for other debt and equity securities are recorded in other accumulated comprehensive income, a separate component of equity.

Investments in joint ventures are accounted for using the equity method, whereby the investment balance is carried at cost and adjusted for the proportionate share of undistributed earnings or losses. Unrealized intercompany profits and losses are eliminated until realized, as if the joint venture were consolidated.

Fair Value Measurements

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value of financial assets and liabilities under GAAP, and enhances disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between two market participants on the measurement date. The impact of adopting SFAS No. 157 on accumulated deficit at January 1, 2008 was not material. Subsequent changes in the fair value of financial assets and liabilities are recognized in earnings as they occur.

The Company determines the fair value of its assets and liabilities based on the fair value hierarchy established in SFAS 157, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under SFAS No. 157 are described below:

  Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain other securities that are highly liquid and are actively traded in over-the-counter markets;
  Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes derivative contracts and certain loans held-for-sale;
  Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using valuation models, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes retained residual interests in securitizations, highly structured or long-term derivative contracts and collateralized loan obligations (CLO) where independent pricing information cannot be obtained for a significant portion of the underlying assets or liabilities.

A financial instrument’s level within the fair value hierarchy is based on the lowest priority ranking of any input that is significant to the fair value measurement.

The Company did not elect to measure any financial instruments at fair value under SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.”

Effective January 1, 2008, the Company adopted FASB Staff Position FIN 39-1 (FSP FIN 39-1), an amendment to FASB Interpretation No. 39, which allows companies to elect in their accounting policy to offset fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting agreement. In conjunction with this adoption, the Company has elected to present assets and liabilities on a gross-by-counterparty basis. Assets and liabilities, as previously reported at December 31, 2007, were reflected on a net-by-counterparty basis for transactions settled in the same currency. Accordingly, other assets and accrued liabilities and payables as of December 31, 2007 were each increased by $365.4 million from amounts previously reported in order to conform to the current presentation.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future taxation of events that have been reflected in the Consolidated Financial Statements. Deferred tax liabilities and assets are determined based on the differences between the book values and the tax basis of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets if, based upon the relevant facts and circumstances, it is more likely than not that some or all of the deferred tax assets will not be realized. Income taxes are generally not provided on undistributed earnings of foreign operations as the earnings are permanently invested. The Company has determined that it has both the intent and ability to indefinitely prevent any tax consequences with respect to the undistributed earnings of foreign operations. FIN 48 liabilities and tax reserves reflect open tax return positions, tax assessments received and, tax law changes. FIN 48 liabilities, tax reserves, and third party indemnifications are included in current taxes payable, which is reflected in accrued liabilities and payables.

Other Comprehensive Income/Loss

Other comprehensive income/loss includes unrealized gains on securitization retained interests and other available-for-sale investments, foreign currency translation adjustments pertaining to both the net investment in foreign operations and the related derivatives designated as hedges of such investments, the changes in fair values of derivative instruments designated as hedges of future cash flows and certain pension and post-retirement benefit obligations. Amounts are recognized net of tax to the extent applicable.

Foreign Currency Translation

CIT has operations in Canada, Europe and several other countries outside the United States. The functional currency for these foreign operations is generally the local currency. The value of the assets and liabilities of these operations is translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rates effective during the year. The resulting foreign currency translation gains and losses, as well as offsetting gains and losses on hedges of net investments in foreign operations, are reflected in accumulated other comprehensive income. Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency are included in net income.

Other Income

Other income is recognized in accordance with relevant authoritative pronouncements and includes the following: (1) factoring commissions, (2) commitment, facility, letters of credit, advisory and syndication fees, (3) servicing fees, including servicing of securitized loans, (4) gains and losses from sales of leasing equipment and sales and syndications of finance receivables, (5) gains from and fees related to securitizations including accretion related to retained interests (net of impairment), (6) equity in earnings of joint ventures and unconsolidated subsidiaries, and (7) gains and losses related to certain derivative transactions.

As a result of the Company’s conversion to a BHC, rental income on operating leases is included in other income to comply with bank reporting requirements. Prior periods are conformed to the current year presentation.

Pension and Other Post-retirement Benefits

CIT has a number of funded and unfunded noncontributory defined benefit pension plans covering certain of its U.S. and non-U.S. employees, each of which is designed in accordance with the practice and regulations in the countries concerned. The Company adopted SFAS No. 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132R” on a prospective basis effective December 31, 2006, which requires recognition of the funded status of a benefit plan, measured as the difference between plan assets at fair value and the benefit obligation, in the balance sheet. It also requires the Company to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credit that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS 87.

Earnings per Share

SFAS 128 requires the presentation of basic and diluted earnings per share. Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed using the same method for the numerator as basic EPS, but the denominator includes the weighted-average number of common shares outstanding for the period plus the potential impact of dilutive securities, including stock options and restricted stock grants. The dilutive effect of

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stock options is computed using the treasury stock method, which assumes the repurchase of common shares at the average market price for the period. In periods that include discontinued operations, results from continuing operations determine the applicable denominator. In periods when continuing operations is positive and results after discontinued operations is negative, the use of dilutive shares can have an antidilutive effect, as was the case of 2007.

Stock-Based Compensation

On January 1, 2006, the Company adopted the revision to SFAS No. 123, “Share-Based Payment” (“FAS 123R”), which requires the recognition of compensation expense for all stock-based compensation plans. As a result, salaries and general operating expenses include compensation expense related to employee stock option plans and employee stock purchase plans, if any. The Company utilized the modified prospective transition method in the adoption of FAS 123R and compensation expense is recognized over the vesting period (requisite service period), generally three years, under the graded vesting method, whereby each vesting tranche of the award is amortized separately as if each were a separate award. The compensation expense assumes a 4% annual forfeiture rate for employees who are not executive officers and 1% annual forfeiture rate for executive officers.

Accounting for Costs Associated with Exit or Disposal Activities

A liability for costs associated with exit or disposal activities, other than in a business combination, is recognized when the liability is incurred. The liability is measured at fair value, with adjustments for changes in estimated cash flows recognized in earnings.

Consolidated Statements of Cash Flows

Cash and cash equivalents includes cash and interest-bearing deposits, which generally represent overnight money market investments of excess cash maintained for liquidity purposes. The Company maintains its cash balances principally at financial institutions located in the United States and Canada. The balances are not insured. Cash and cash equivalents include amounts at CIT Bank, a Utah state bank, which are only available for the bank’s funding and investment requirements pursuant to the bank’s charter. Cash inflows and outflows from commercial paper borrowings and most factoring receivables are presented on a net basis in the Statements of Cash Flows, as their original term is generally less than 90 days.

Cash receipts and cash payments resulting from purchases and sales of loans, securities, and other financing and leasing assets are classified as operating cash flows when these assets are originated/acquired and designated specifically for resale. Cash receipts resulting from sales of loans, beneficial interests and other financing and leasing assets that were not specifically originated/acquired and designated for resale are classified as investing cash inflows.

Non-cash transactions during 2008 included certain debt conversions whereby we exchanged $1.7 billion of previously outstanding senior notes for $1.15 billion of new subordinated notes and issued 14 million common shares out of Treasury for the extinguishment of $490 million of senior debt.

Discontinued Operation

In June 2008, management contractually agreed to sell the Company’s home lending business, including the home mortgage and manufactured housing portfolios and the related servicing operations. The sale of assets and the assignment of liabilities were completed in early July with the receipt of $1.7 billion of the total $1.8 billion in cash consideration. The final consideration of approximately $44 million was received upon transfer of servicing in February 2009. In conjunction with the sales, transition services were provided to the purchaser on a revenue neutral basis. CIT is not required to repurchase any of the home lending or manufactured housing receivables covered by these sales. Expected costs related to the sale have been estimated by management based on currently available information and included in the loss on disposal.

The operating results and the assets and liabilities of the discontinued operation, which formerly comprised the Home Lending segment, are presented separately in the Company’s Consolidated Financial Statements. Summarized financial information for the discontinued home lending business is shown below. Prior period balances have been restated to present the operations of the home lending business as a discontinued operation.

In connection with the classification of the home lending business as a discontinued operation, certain interest expense and indirect operating expenses that previously had been allocated to the Home Lending segment, have instead been allocated to Corporate & Other as part of continuing operations and are not included in the summary of discontinued operation as presented in the table below. The total incremental pretax amounts of interest and indirect overhead expense that were previously allocated to the Home Lending segment and remain in continuing operations were approximately $185 million, $199 million and $138 million for the years ended December 31, 2008, 2007 and 2006.

Interest expense allocated to discontinued operation corresponds to debt of $6.1 billion, representing the secured financing assumed by the buyer of $4.4 billion and bank facility debt that was repaid on July 30, 2008. Salaries and general operating expenses included in discontinued operation consists of direct expenses of the home lending business that are separate from ongoing CIT operations and will not continue post disposal.

Discontinued Operation Income Statement Years Ended December 31, (dollars in millions)

	2008	2007	2006

Net interest revenue	$101.0	$380.6	$315.5
Other income	29.4	(19.3)	57.3
Valuation allowance for receivables held for sale	(23.0)	(1,248.9)	–
Provision for credit losses	(608.6)	(352.0)	(62.4)
Salaries and general operating expenses	(51.0)	(128.7)	(106.5)

Pretax (loss) from discontinued operation	(552.2)	(1,368.3)	203.9
Income (loss) from sale of discontinued operation before income taxes	(2,123.4)	–	–
Income tax (provision) benefit	509.2	495.3	(83.6)

Net income (loss) from discontinued operation	$(2,166.4)	$(873.0)	$120.3

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The individual assets and liabilities of the discontinued home lending operation are combined in the captions “Assets of discontinued operation” and “Liabilities of discontinued operation” in the consolidated Balance Sheet. The carrying amounts of the major classes of assets and liabilities included as part of the discontinued business are presented in the following table:

Discontinued Operation Balance Sheet (dollars in millions)

	December 31, 2008	December 31, 2007

Assets:
Cash and cash equivalents(1)	$–	$39.8
Loans	–	9,114.3
Allowance for loan losses	–	(250.0)

Loans, net	–	8,864.3
Other assets(2)	44.2	404.5

Total assets	$44.2	$9,308.6

Liabilities:
Variable-rate non-recourse secured borrowings	$–	$4,785.9
Other liabilities	–	52.3

Total liabilities	$–	$4,838.2

(1)	Restricted in conjunction with securitization transactions.
(2)	December 31, 2008 balance received in February 2009.

OUT OF PERIOD ADJUSTMENTS

During 2008, management corrected errors applicable to prior periods. These adjustments aggregated $100.1 million (pretax). The two principal components included:

1)	An adjustment of $32.7 million was recorded in the first quarter of 2008, to correct an overstatement of the carrying value of a $720 million retained interest in Vendor Finance receivables. The 2007 fourth quarter sale of the Company’s 30% interest in the U.S. based Dell Financial Services Joint Venture caused a repricing of the debt in a related Dell securitization vehicle. The gain recorded in 2007 was $247 million.
2)	Various adjustments applicable to prior years aggregating $68.8 million were recorded in 2008 to correct errors not identified in previously unreconciled accounts. The adjustments predominately arose out of our Vendor Finance European hub located in Dublin, Ireland where business acquisitions made during 2004 and 2007 were not properly integrated into then existing processes and systems. In 2008, management undertook a rigorous program to identify and account for all reconciliation items and to improve transaction processes and systems. The $68.8 million was principally related to years 2004, 2005 and 2006. The adjustments were recorded in 2008 results and affected several lines on the consolidated 2008 income statement, most notably a $7.6 million reduction to interest income, $15.8 million decrease to other income, $32.7 million increase to non-operating expenses and $12.7 million increase to goodwill and impairment charges. Recoveries of certain elements of these booked adjustments through offset or third party reimbursement are being pursued by the Company. The level of the recoveries is not expected to be significant.

In accordance with the Company’s policy, which is based on the principles of SAB 99 and SAB 108, management concluded, with the agreement of its Audit Committee, that the adjustments were not individually or in the aggregate material to the 2008 consolidated financial statements or to any of the preceding year consolidated financial statements as reported.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2008, the FASB issued FASB Staff Position (FSP) FAS 132R-1, Employer’s Disclosures about Postretirement Benefit Plan Assets, which provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The new disclosure requirements are effective for annual reporting periods ending after December 15, 2009. For calendar companies this will be for 2009 year end reporting. The Company is currently evaluating the effect of this statement.

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”), which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the computation of earnings per share under the two-class method described in SFAS No. 128, Earnings per Share. FSP EITF 03-6-1 is effective retrospectively for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The adoption of FSP EITF 03-6-1 will not materially impact the Company’s financial condition and results of operations.

In May 2008, the FASB issued Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, and that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of FSP No. APB 14-1 is not expected to materially impact the Company’s Financial Statements.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2008, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB No. 133” (SFAS 161). SFAS 161 requires expanded qualitative, quantitative and credit-risk disclosures about derivatives and hedging activities and their effects on the Company’s financial position, financial performance and cash flows. SFAS 161 also clarifies that derivatives are subject to credit risk disclosures as required by SFAS 107, “Disclosures about Fair Value of Financial Instruments.” SFAS 161 is effective for the year beginning January 1, 2009. The adoption of SFAS 161 is not expected to have a material impact the Company’s financial condition and results of operations.

In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions.” FSP No. FAS 140-3 requires an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously or in contemplation of the initial transfer to be evaluated as a linked transaction under SFAS No. 140 unless certain criteria are met, including that the transferred asset must be readily obtainable in the marketplace. FSP No. FAS 140-3 is effective for fiscal years beginning after November 15, 2008, and is applicable to new transactions entered into after the date of adoption. Early adoption is prohibited. We do not expect adoption of FSP No. FAS 140-3 to have a material effect on our financial condition and cash flows. Adoption of FSP No. FAS 140-3 is not expected to materially impact operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS 141R). SFAS 141R modifies the accounting for business combinations and requires, with limited exceptions, the acquiring entity in a business combination to recognize 100 percent of the assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date fair value. In addition, SFAS 141R limits the recognition of acquisition-related restructuring liabilities, requires the expensing of acquisition-related and restructuring costs and the acquirer to record contingent consideration measured at the acquisition date fair value. SFAS 141R is effective for new acquisitions consummated on or after January 1, 2009. Early adoption of SFAS 141R is not permitted. The adoption of this standard is not expected to have a material impact on the Company’s financial condition and results of operations.

In December 2007, the FASB also issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 160 requires all entities to report noncontrolling (i.e. minority) interests in subsidiaries as equity in the Consolidated Financial Statements and to account for transactions between an entity and non-controlling owners as equity transactions if the parent retains its controlling financial interest in the subsidiary. SFAS 160 also requires expanded disclosure that distinguishes between the interests of a parent’s owners and the interests of non-controlling owners of a subsidiary. SFAS 160 is effective for the Company’s financial statements for the year beginning on January 1, 2009 and early adoption is not permitted. The adoption of SFAS 160 is not expected to have a material impact on the Company’s financial condition and results of operations.

NOTE 2 — INVESTMENTS – RETAINED INTERESTS IN SECURITIZATIONS

The Company securitizes loans that may be serviced by the Company or by other parties. With each securitization, the Company may retain all or a portion of the securities, subordinated tranches, interest-only strips and in some cases, cash reserve accounts, all of which constitute retained interests. Retained interests in securitizations are designated as available for sale and include the following:

(dollars in millions)	December 31, 2008	December 31, 2007

Retained interests in commercial loans:
Retained subordinated
securities(1)	$135.8	$493.0
Interest-only strips	21.1	426.0
Cash reserve accounts	72.5	251.0

Total retained interests in
commercial loans	$229.4	$1,170.0

(1) Balances include $6.8 million in a collateralized loan obligation.

The decline during 2008 reflects the restructure of certain facilities, which reduced the retained interest and brought back on-balance sheet finance receivables and debt. The following table summarizes the accretion recognized in pretax earnings, the related impairment charges, and unrealized after-tax gains, reflected as a part of accumulated other comprehensive income.

Years Ended December 31, (dollars in millions)	2008	2007	2006

Accretion	$78.6	$91.5	$92.4
Impairment charges	$(73.7)	$(10.1)	$2.1
Unrealized after tax gains	$0.4	$7.8	$18.4

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the key assumptions used in measuring the retained interest carrying value of the securitization transactions outstanding at the end of 2008. There was no remaining retained interests relating to consumer equipment loans due to the above mentioned restructuring activity. Weighted average prepayment speed is based on a constant prepayment rate which expresses payments as a function of the declining amount of loans at a compound annual rate. Weighted average expected credit losses are expressed as annual loss rates:

		Small
	Vendor	Business
(dollars in millions)	Finance	Lending

Weighted-average life (in years)	$1.2	$3.5
Weighted average prepayment speed	7.77%	17.18%
Impact on fair value of 10% adverse change	$0.1	$(1.4)
Impact on fair value of 20% adverse change	–	$(2.6)
Weighted average expected credit losses(1)	1.47%	2.96%
Impact on fair value of 10% adverse change	$(2.3)	$(2.3)
Impact on fair value of 20% adverse change	$(4.6)	$(4.5)
Weighted average discount rate	9.00%	14.00%
Impact on fair value of 10% adverse change	$(1.1)	$(0.6)
Impact on fair value of 20% adverse change	$(2.1)	$(1.1)
Retained subordinated securities	$85.0	$44.0
Interest only securities	$11.3	$9.8
Cash reserve accounts	$64.0	$8.5

Carrying value	$160.3	$62.3

These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10 percent or 20 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without giving effect to any other assumption changes.

In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

The following summarizes the key assumptions used in measuring the retained interests as of the date of securitization for transactions completed in 2008.

Weighted average prepayment speed	8.26%	No Activity
Weighted average expected credit losses(1)	0.87%	No Activity
Weighted average discount rate	9.00%	No Activity
Weighted average life (in years)	1.87	No Activity

(1)	The weighted average expected credit losses with respect to Consumer Technology Leases are zero based on a contractual recourse agreement with a third party originator of these assets.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes static pool credit losses for public securitizations by year of issuance. Static pool credit losses represent the sum of actual losses (life-to-date) and projected future credit losses, divided by the original balance of each of the respective asset pools in the securitizations. There was no public securitization consummated in 2007.

	Commercial Equipment Securitizations During:

	2008	2007	2006

Actual and projected losses at:
December 31, 2008	2.16%	N/A	1.54%
December 31, 2007		N/A	1.15%
December 31, 2006			0.97%

The table that follows summarizes the roll-forward of retained interest balances and cash flows received from and paid to securitization trusts.

Years Ended December 31, (dollars in millions)	2008	2007	2006

Retained Interests
Retained interest at beginning of period	$1,170.0	$1,010.0	$1,078.4
New sales	623.2	864.1	634.4
Distributions from trusts(1)	(1,679.0)	(762.5)	(804.3)
Change in fair value	(12.6)	(17.4)	0.8
Other, including net accretion, and clean-up calls	127.8	75.8	100.7

Retained interest at end of period	$229.4	$1,170.0	$1,010.0

Cash Flows During the Periods
Proceeds from new securitizations	$704.0	$3,380.1	$2,943.8
Other cash flows received on retained interests	725.5	760.1	804.3
Servicing fees received	49.0	56.8	59.0
Reimbursable servicing advances, net	1.2	6.9	1.4
Repurchases of delinquent or foreclosed assets and ineligible contracts	(7.3)	(10.9)	(13.8)
Purchases of contracts through clean-up calls	(77.5)	(113.6)	(310.4)

Total, net	$1,394.9	$4,079.4	$3,484.3

(1)	The 2008 balance increased due to the previously mentioned restructuring of certain facilities.

The following table presents net charge-offs on both an owned portfolio basis as well as combined owned and securitized receivable basis.

At or for the year ended December 31, (dollars in millions)	2008		2007		2006

Net Charge-offs of Finance Receivables
Commercial	$370.5	0.89%	$126.9	0.32%	$119.5	0.36%
Consumer	120.0	0.94%	53.1	0.49%	13.8	0.19%

Total	$490.5	0.90%	$180.0	0.35%	$133.3	0.33%

Net Charge-offs of Owned and Securitized Receivables
Commercial	$416.7	0.90%	$158.3	0.35%	$144.0	0.37%
Consumer	120.0	0.94%	53.1	0.49%	13.8	0.19%

Total	$536.7	0.91%	$211.4	0.38%	$157.8	0.34%

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — FINANCE RECEIVABLES

The following tables present finance receivables for each segment based on obligor location.

December 31, (dollars in millions)

	2008			2007

	Domestic	Foreign	Total	Domestic	Foreign	Total

Corporate Finance	$17,201.3	$3,567.5	$20,768.8	$17,455.2	$3,871.0	$21,326.2
Transportation Finance	2,146.1	501.5	2,647.6	1,954.9	596.4	2,551.3
Trade Finance	5,329.0	709.0	6,038.0	6,537.9	792.5	7,330.4
Vendor Finance	6,363.8	4,835.8	11,199.6	4,078.7	6,294.6	10,373.3
Consumer	12,472.6	–	12,472.6	12,179.7	–	12,179.7

Total	$43,512.8	$9,613.8	$53,126.6	$42,206.4	$11,554.5	$53,760.9

The following table presents selected items included in total finance receivables.

December 31, (dollars in millions)

	2008	2007

Unearned income	$(2,651.8)	$(2,795.6)
Equipment residual values	1,769.9	2,103.9
Leveraged leases(1)	446.0	434.4

(1) Leveraged leases are presented net of third party non-recourse debt payable of $551.6 million and $625.9 million at December 31, 2008 and 2007.

The following table presents finance receivables pledged in conjunction with on-balance sheet secured financing transactions.

Pledged Asset Summary (dollars in millions)

	December 31,

	2008	2007

Consumer (student lending)	$10,410.0	$9,079.4
Trade Finance (factoring receivable)(1)	4,642.9	5,222.8
Corporate Finance(2)	3,785.6	–
Corporate Finance(3)	694.1	370.0
Corporate Finance (small business lending)	253.9	–
Corporate Finance (energy project finance)	244.9	262.1
Corporate Finance(4)	103.2	–
Vendor Finance (acquisition financing)	878.6	1,491.3
Vendor Finance(5)	2,946.7	–
Shared facility (Corporate Finance/Vendor Finance)	314.0	–

Subtotal – Finance Receivables	$24,273.9	$16,425.6

(1)	Excludes credit balances of factoring clients.
(2)	Reflects advances associated with the GSI facility.
(3)	Includes financing executed via total return swaps not associated with the GSI facility under which CIT retains control of and risk associated with the pledged assets.
(4)	Reflects advances associated with the Wells Fargo facility.
(5)	Reflects the repurchase of assets previously securitized off-balance sheet and the associated secured debt.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the contractual maturities of finance receivables at December 31, 2008 by fiscal period.

(dollars in millions)	Commercial	Consumer	Foreign	Total

Fixed-rate
1 year or less	$6,176.8	$27.1	$2,935.9	$9,139.8

Year 2	1,547.8	48.0	1,735.1	3,330.9
Year 3	1,331.5	98.3	1,074.0	2,503.8
Year 4	1,075.9	106.4	590.9	1,773.2
Year 5	797.2	4.3	351.7	1,153.2

2-5 years	4,752.4	257.0	3,751.7	8,761.1
After 5 years	1,421.0	15.1	372.1	1,808.2

Total fixed-rate	12,350.2	299.2	7,059.7	19,709.1

Adjustable-rate
1 year or less	$2,776.1	$256.3	$418.8	$3,451.2

Year 2	1,699.8	328.8	328.0	2,356.6
Year 3	2,185.6	416.9	330.5	2,933.0
Year 4	2,980.0	446.6	151.0	3,577.6
Year 5	3,956.8	471.6	415.6	4,844.0

2-5 years	10,822.2	1,663.9	1,225.1	13,711.2
After 5 years	5,092.0	10,253.0	910.1	16,255.1

Total adjustable-rate	18,690.3	12,173.2	2,554.0	33,417.5

Total	$31,040.5	$12,472.4	$9,613.7	$53,126.6

The following table sets forth certain information regarding non-performing assets. Non-performing assets reflect both finance receivables on non-accrual status (primarily finance receivables that are ninety days or more delinquent) and assets received in satisfaction of loans (repossessed assets).

December 31, (dollars in millions)

	2008	2007

Non-accrual finance receivables	$1,414.6	$477.5
Assets received in satisfaction of loans	22.5	8.7

Total non-performing assets	$1,437.1	$486.2

Percentage of finance receivables	2.71%	0.90%

The following table contains information on finance receivables evaluated for impairment and the related reserve for credit losses. The Company excludes homogenous type loans such as consumer loans, small-ticket loans and lease receivables, short-term factoring customer finance receivables and certain other receivables from its universe of receivables evaluated for impairment as described in Note 1. Non-performing consumer balances totaled $194.1 million, $8.5 million, and $3.0 million at December 31, 2008, 2007 and 2006.

At or for the Years Ended December 31, (dollars in millions)

	2008	2007	2006

Finance receivables considered for impairment	$1,035.1	$249.7	$261.0
Impaired finance receivables with specific allowance(1)	$803.3	$145.1	$131.0
Allowance(1)	$334.4	$52.1	$53.4
Impaired finance receivables with no specific allowance(2)	$231.8	$104.6	$130.0
Average investment in impaired finance receivables	$698.4	$219.4	$337.6

(1)	Impaired finance receivables are those loans whose estimated fair value is less than the current recorded value. The allowance is the difference between these two amounts.
(2)	In these cases, the expected proceeds from collateral liquidation and cash flow sources are sufficient to recover the receivable balances.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — RESERVE FOR CREDIT LOSSES

The following table presents changes in the reserve for credit losses.

At or for the Years Ended December 31, (dollars in millions)

	2008	2007	2006

Balance, beginning of period	$574.3	$577.1	$540.2
Provision for credit losses	1,049.2	241.8	159.8
Reserve changes relating to foreign currency translation, acquisitions, other(1)	(36.8)	(64.6)	10.4

Net additions to the reserve for credit losses	1,012.4	177.2	170.2

Charged-off – finance receivables	(557.8)	(265.4)	(204.8)
Recoveries of amounts previously charged-off	67.3	85.4	71.5

Net credit losses	(490.5)	(180.0)	(133.3)

Balance, end of period	$1,096.2	$574.3	$577.1

Reserve for credit losses as a percentage of finance receivables	2.06%	1.07%	1.28%
Reserve for credit losses (excluding specific reserves) as a percentage of finance receivables, excluding guaranteed student loans(2)	1.48%	1.21%	1.44%

(1)	Amounts reflect reserve reductions for portfolio sales and reserves established for estimated losses inherent in portfolios acquired through purchases or business combinations, as well as foreign currency translation adjustments.
(2)	Loans guaranteed by the U.S. government are excluded from the calculation.

NOTE 5 — OPERATING LEASE EQUIPMENT

The following table provides the net book value (net of accumulated depreciation of $3.0 billion at December 31, 2008 and $2.8 billion at December 31, 2007) of operating lease assets, by equipment type.

December 31, (dollars in millions)

	2008	2007

Commercial aircraft (including
regional aircraft)	$7,135.3	$7,190.0
Railcars and locomotives	4,216.6	3,784.7
Information technology	278.5	262.7
Office equipment	382.1	453.4
Communications	183.1	231.8
Medical equipment, machinery
and other(1)	510.8	687.9

Total	$12,706.4	$12,610.5

(1)	Includes equipment off lease of $302.7 million and $396.8 million at December 31, 2008 and 2007.

The following table presents future minimum lease rentals due to the Company on non-cancelable operating leases at December 31, 2008. Excluded from this table are variable rentals calculated on the level of asset usage, re-leasing rentals, and expected sales proceeds from remarketing operating lease equipment at lease expiration, all of which are components of operating lease profitability.

Years Ended December 31, (dollars in millions)

2008

2009	$1,590.7
2010	1,257.3
2011	897.0
2012	628.4
2013	462.7
Thereafter	878.4

Total	$5,714.5

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — OTHER ASSETS

The following table presents the components of other assets.

(dollars in millions)	December 31, 2008	December 31, 2007

Other Assets
Receivables from counterparties(1)	$1,492.6	$–
Accrued interest and dividends	480.8	703.5
Deposits on commercial aerospace flight equipment	624.3	821.7
Investments in and receivables from non-consolidated subsidiaries	257.1	233.8
Repossessed assets and off-lease equipment	21.3	20.7
Equity and debt investments	486.6	376.2
Furniture and fixtures	168.3	190.8
Prepaid expenses	64.1	131.4
Miscellaneous receivables and other assets	994.0	1,232.0

	$4,589.1	$3,710.1

(1) 2008 balance relates to receivables associated with the Goldman Sachs lending facility related to debt discount and settlements resulting from market value changes to asset-backed securities underlying the facility.

NOTE 7 — DEPOSITS

The following table presents data on deposit balances.

(dollars in millions)	December 31, 2008	December 31, 2007

Deposits Outstanding	$2,626.8	$2,615.6
Weighted average interest rate	4.63%	5.37%
Weighted average number of days to maturity	449 days	504 days

	Year Ended December 31, 2008	Year Ended December 31, 2007

Daily average deposits	$1,901.2	$3,151.3
Maximum amount outstanding	$2,325.9	$3,451.4
Weighted average interest rate for the year	5.14%	4.90%

Deposits	December 31, 2008	December 31, 2007

Due in 2008	$–	$1,539.8
Due in 2009 (average rate 4.43%)	1,736.5	602.2
Due in 2010 (average rate 4.80%)	551.7	260.5
Due in 2011 (average rate 5.02%)	160.5	101.7
Due in 2012 (average rate 4.95%)	70.9	35.9
Due in 2013 (average rate 5.17%)	69.7	37.8
Due after 2013 (average rate 5.30%)	37.5	37.7

Total	$2,626.8	$2,615.6

NOTE 8 — LONG-TERM BORROWINGS

Long-term Debt (dollars in millions)

	December 31, 2008	December 31, 2007

Bank credit facilities	$5,200.0	$–
Secured borrowings	19,084.4	12,644.4
Senior unsecured notes – float	12,754.4	19,888.2
Senior unsecured notes – fixed	24,613.0	29,750.5
Junior subordinated and convertible notes	2,098.9	1,440.0

Total debt	$63,750.7	$63,723.1

Bank Credit Facilities

The Company had no commercial paper outstanding at December 31, 2008. Downgrades in the Company’s short and long-term credit ratings have had the practical effect of leaving the Company without current access to the “A-1/P-1” rated commercial paper market, a historical source of liquidity, and necessitated the Company’s first quarter action to fully draw down its bank credit facilities. The following table includes information relating to these bank line facilities at December 31, 2008.

Bank Credit Facilities Drawn (dollars in millions)

Expiration	Original Term	# of Banks	Total Facility Amount

April 14, 2009	5 Year	31	$2,100.0
April 13, 2010	5 Year	27	2,100.0
December 6, 2011	5 Year	35	1,000.0

			$5,200.0

Interest on each of these facilities is based on a credit ratings grid, with the interest rate measured as a spread in basis points over LIBOR, increasing if the Company’s credit ratings decrease. At the Company’s current ratings, the total weighted average interest rate approximates LIBOR plus 54 basis points. The individual low and high rates, depending on the Company’s credit ratings, are LIBOR plus 40.0 bps and LIBOR plus 62.5 bps. The maturities of these facilities reflect the date upon which the Company must repay the outstanding balance, with no option to extend the term for repayment.

Certain foreign operations utilize local financial institutions to fund operations. At December 31, 2008, local committed credit facilities totaled $454.2 million, of which $101 million was undrawn and available. CIT also has a $750 million, five-year letter of credit facility (expiring May 2010), primarily in conjunction with the factoring business. As of December 31, 2008, $335.3 million was undrawn and available under this facility.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Secured Borrowings

The following table summarizes the secured borrowings. The consolidated weighted average interest rate on these secured borrowings was 4.07% and 5.42% at December 31, 2008 and December 31, 2007, respectively. Amounts do not include non-recourse borrowings related to leveraged lease transactions.

(dollars in millions)	December 31, 2008	December 31, 2007

Due in 2008	$–	$2,473.7
Due in 2009	7,534.2	1,078.8
Due in 2010	2,193.6	698.3
Due in 2011	1,733.3	546.4
Due in 2012	1,244.8	405.2
Due in 2013	958.8	366.3
Due after 2013	5,419.7	7,075.7

Total	$19,084.4	$12,644.4

The assets related to the above secured borrowings are owned by special purpose entities that are consolidated in the CIT financial statements, and the creditors of these special purpose entities have received ownership and, or, security interests in the assets. These special purpose entities are intended to be bankruptcy remote so that such assets are not available to the creditors of CIT (or any affiliates of CIT) that sold assets to the respective special purpose entities. The transactions do not meet the SFAS 140 requirements for sales treatment and are, therefore, recorded as secured borrowings in the Company’s financial statements.

On June 6, 2008, a wholly owned subsidiary of CIT executed a long-term, committed financing facility with Goldman Sachs International (“GSI”) that is structured and documented as a total return swap (TRS). The maximum notional amount of the facility is $3 billion during the first ten years of the contract, and thereafter the maximum notional amount declines by $300 million per year for ten years. The arrangement obligates CIT to pay GSI an annual facility fee equal to 2.85% of the maximum notional amount for that year, subject to an initial six month ramp-up adjustment. CIT has the right to terminate the facility before maturity; however, doing so would require CIT to pay GSI a make whole amount equal to the discounted present value of the annual facility fee for its remaining term. There are no other commitment, underwriting or structuring fees payable to GSI or its affiliates for the facility. CIT is also required to pay GSI an amount equal to USD LIBOR on proceeds (less a discount) from asset-backed securitization transactions to CIT. The specific LIBOR index used can vary by asset-backed security and will typically correspond to the length of time between successive payment dates on the asset-backed security. Facility advances are collateralized by asset-backed securities created using certain eligible assets of CIT. GSI is required to reimburse CIT for all cash flows paid to the purchasers of the asset-backed securities. Consequently, the fully drawn borrowing cost to the Company when the facility is fully utilized is USD LIBOR plus 2.85%. The asset-backed securities may be backed by commercial loans, equipment contracts, FFELP student loans, aircraft or rail leases, private student loans or other assets and are subject to concentration limits.

At December 31, 2008, a total of $5,500.9 million of finance and leasing assets, comprised of $4,039.4 million in Corporate Finance receivables and $1,461.5 million in commercial aerospace equipment under operating lease in Transportation Finance, were pledged in conjunction with $3,325.3 million in secured debt issued to investors. Amounts funded to the Company under the facility, net of margin call balance, totaled $1,832.7 million at December 31, 2008, as $1,492.6 million (reflected in other assets) is owed to CIT from Goldman Sachs for debt discount and settlements resulting from market value changes to asset-back securities underlying the structure.

The Company’s ability to utilize this structure for funding is dependent on the availability of eligible unencumbered assets, while net proceeds received by the Company under the structure are dependent on the current market value of the asset-backed securities. GSI determines the market value of the asset-backed securities daily. As a result, the amount of available funding in relation to assets encumbered can vary daily based on market conditions. If the market value of an asset-backed security increases or decreases, CIT either receives or posts additional collateral with GSI in the form of treasury securities or cash, or CIT can elect to repay or draw additional amounts under the facility. If the parties do not agree on the market value of the asset-backed securities, the agreement contains market-based dispute resolution mechanisms.

Variable and Fixed-rate Senior Unsecured Notes

The Company’s unsecured notes are issued under indentures containing certain covenants and restrictions on CIT. Among the covenants, which also apply to the credit agreements, is a negative pledge provision that limits the granting or permitting of liens on the assets owned by the holding company. In addition, the credit agreements also contain a requirement that CIT maintain a minimum net worth of $4.0 billion.

The consolidated weighted average interest rates on variable-rate senior notes at December 31, 2008 and 2007 were 2.74% and 5.09% respectively. Fixed-rate senior debt outstanding at December 31, 2008 matures at various dates through 2036. The consolidated weighted-average interest rates on fixed-rate senior debt at December 31, 2008 and 2007 were 5.32% and 5.30% respectively. Foreign currency-denominated debt (stated in U.S. Dollars) totaled $9,094.6 million at December 31, 2008, of which $6,284.6 million was fixed-rate and $2,810.0 million was variable-rate. Foreign currency-denominated debt (stated in U.S. Dollars) totaled $10,580.0 million at December 31, 2007, of which $7,602.7 million was fixed-rate and $2,977.3 million was variable-rate.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables present total variable-rate and fixed-rate term debt.

Variable-Rate Term Debt(1) (dollars in millions)	CIT Group Inc. December 31, 2008	Subsidiaries December 31, 2008	Total December 31, 2008	Total December 31, 2007

Due in 2008	$–	$–	$–	$7,377.0
Due in 2009	5,784.5	349.3	6,133.8	5,956.4
Due in 2010	1,967.7	6.8	1,974.5	1,918.8
Due in 2011	2,013.4	111.1	2,124.5	2,238.6
Due in 2012	1,052.1	6.5	1,058.6	1,052.1
Due in 2013	705.0	6.5	711.5	737.4
Due after 2013	607.9	143.6	751.5	607.9

Total	$12,130.6	$623.8	$12,754.4	$19,888.2

Fixed-Rate Term Debt (dollars in millions)	CIT Group Inc. December 31, 2008	Subsidiaries December 31, 2008	Total December 31, 2008	Total December 31, 2007

Due in 2008	$–	$–	$–	$2,730.5
Due in 2009 (rates ranging from 3.35% to 10.48%)	2,024.2	407.4	2,431.6	1,912.8
Due in 2010 (rates ranging from 2.75% to 10.48%)	2,383.1	1,240.0	3,623.1	3,421.3
Due in 2011 (rates ranging from 4.25% to 10.48%)	2,867.4	708.7	3,576.1	3,810.3
Due in 2012 (rates ranging from 3.80% to 10.48%)	2,882.6	61.7	2,944.3	3,690.0
Due in 2013 (rates ranging from 4.45% to 7.90%)	1,300.8	7.8	1,308.6	1,929.5
Due after 2013 (rates ranging from 2.83% to 7.90%)	10,360.6	368.7	10,729.3	12,256.1

Total	$21,818.7	$2,794.3	$24,613.0	$29,750.5

Junior Subordinated Notes/Convertible Equity Units

On December 24, 2008, the Company issued $1,149 million junior subordinated notes and paid approximately $550 million in cash in exchange for $1.7 billion of previously outstanding senior notes. Interest on the new notes will accrue from and including the original issue date at a rate equal to 12% per year. Interest for the initial period from, and including, the original issue date to, but excluding, June 18, 2009, will be payable on June 18, 2009. Thereafter, interest on the new notes will be payable semi-annually in arrears on December 18 and June 18 of each year. The notes are unsecured subordinated obligations and will: a) be subordinated in right of payment to all of the Company’s existing and future senior indebtedness as defined in the indenture, including senior bank facilities; b) rank equally in right of payment with all of existing and future subordinated debt (other than the subordinated debt described in (c)); and rank senior in right of payment to all current and all of CIT future debt that is by its terms subordinated to the new notes.

During 2007, the Company issued $750 million junior subordinated notes. Interest on the notes will accrue from and including the original issue date up to, but not including, March 15, 2017 at a fixed rate equal to 6.10% per year, payable semi-annually in arrears on March 15 and September 15 of each year. Interest on the notes accrues at an annual rate equal to three-month LIBOR plus a margin equal to 1.815% (181.5 basis points), payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2017. The notes will be subordinate in right of payment of all senior and subordinated indebtedness and will be effectively subordinated to all indebtedness of CIT subsidiaries, except for any indebtedness that explicitly ranks on parity with these notes.

The terms of the outstanding junior subordinated notes restrict the Company’s ability to pay dividends on common stock if and so long as CIT does not pay all accrued and unpaid interest on its junior subordinated notes, in full when due. Further, CIT is prohibited from paying interest on the junior subordinated notes if, among other things, the average four quarters fixed charge ratio is less than or equal to 1.10 on the thirtieth day prior to the interest payment date. The average four quarters fixed charge ratio is defined as (a) the sum, for the Company’s most recently completed four fiscal quarters, of the quotient of (x) our earnings (excluding income taxes, interest expense, extraordinary items, goodwill impairment and amounts related to discontinued operation) and (y) interest expense plus preferred dividends, divided by (b) four. The average fixed charge ratio was below 1.10 at December 31, 2008. Notwithstanding the foregoing, CIT may pay such interest to the extent of any net proceeds that we have received from the sale of common stock during the 90 days prior to the 180 days prior to the interest payment date.

During 2007, the Company sold 27.6 million equity units with a stated amount of $25.00 for a total stated amount of $690 million. During December 2008, 19.6 million of these securities were voluntarily exchanged that resulted in the extinguishment of approximately $490 million of senior debt in exchange for the issuance

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of 14 million shares of common stock and payment of approximately $80 million of cash to participating investors. The transaction generated $413 million of additional Tier 1 capital, including a gain on debt extinguishment of approximately $99 million.

The outstanding securities convert to common stock no later than November 17, 2010 at a minimum price of $34.98, which represented the closing price of CIT’s common stock on October 17, 2007. The equity units carry a total distribution rate of 7.75%. The equity units initially consist of a contract to purchase CIT common stock and a 2.5% beneficial ownership interest in a $1,000 principal amount senior note due November 15, 2015.

NOTE 9 — DERIVATIVE FINANCIAL INSTRUMENTS

The fair value of derivative financial instruments is set forth below:

December 31, (dollars in millions)

	2008		2007

	Assets	Liabilities	Assets	Liabilities

Cross currency swaps	$569.8	$(140.0)	$856.0	$(0.5)
Interest rate swaps	534.9	(255.1)	312.4	(407.9)
Foreign currency forward exchange contracts	384.8	(38.6)	194.9	(493.0)

Derivatives qualifying as SFAS 133 hedges	1,489.5	(433.7)	1,363.3	(901.4)
Non-qualifying derivatives – trading assets/liabilities	139.4	(127.4)	99.1	(129.8)

Total	$1,628.9	$(561.1)	$1,462.4	$(1,031.2)

The following table presents additional information regarding qualifying SFAS 133 hedges, specifically the notional principal value of interest rate swaps by class and the corresponding hedged positions.

December 31, (dollars in millions)

2008 Notional	2007 Notional	Hedged Item	Hedge Classification

Variable rate to fixed rate swaps(1)
$4,975.1	$9,744.8	Cash flow variability associated with specific variable-rate debt	Cash flow
–	1,796.9	Cash flow variability related to forecasted commercial paper issuances	Cash flow

$4,975.1	$11,541.7

Fixed rate to variable rate swaps(2)
$9,778.1	$12,920.9	Specific fixed rate debt	Fair value

(1)	CIT pays a fixed rate of interest and receives a variable rate of interest. These swaps hedge the cash flow variability associated with forecasted commercial paper and specific variable rate debt.
(2)	CIT pays a variable rate of interest and receives a fixed rate of interest. These swaps hedge specific fixed rate debt instruments.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the first quarter of 2008, hedge accounting was discontinued with respect to the commercial paper program and the related variable to fixed rate swaps. In addition, to maintain the Company’s overall interest sensitivity position, hedge accounting was also discontinued on a similar notional amount of fixed rate to variable rate swaps, with essentially offsetting economics, which previously hedged specific fixed rate debt. The majority of these swaps were terminated in the second quarter of 2008.

The following table presents the notional principal amounts of cross-currency swaps by class and the corresponding hedged positions.

December 31, (dollars in millions)

2008	2007	Hedged Item	Hedge Classification

$4,138.1	$4,026.5	Foreign denominated debt	Foreign currency fair value
63.8	249.5	Foreign denominated fixed-rate debt	Foreign currency cash flow
3.4	27.6	Foreign currency loans to subsidiaries	Foreign currency cash flow

$4,205.3	$4,303.6

CIT sells various foreign currencies forward. These contracts are designated as either cash flow hedges of specific foreign denominated inter-company receivables or as net investment hedges of foreign denominated investments in subsidiaries.

The following table presents the notional principal amounts of foreign currency forward exchange contracts and the corresponding hedged positions.

December 31, (dollars in millions)

2008	2007	Hedged Item	Hedge Classification

$521.0	$551.0	Foreign currency loans to subsidiaries	Foreign currency cash flow
3,584.3	3,689.8	Foreign currency equity investments in subsidiaries	Foreign currency net investment

$4,105.3	$4,240.8

The table that follows summarizes the nature and notional amount of economic hedges that do not qualify for hedge accounting under SFAS 133.

December 31, (notional dollars in millions)

2008 Notional	2007 Notional	Type of Swaps/Caps

$9,731.1	$6,876.1	US dollar interest rate swaps
5,713.2	3,184.1	Interest rate caps
408.7	349.6	Cross-currency swaps
220.7	254.4	Foreign currency interest rate swaps
39.0	168.0	Credit default swaps
940.0	1,007.3	Foreign exchange forward contracts

$17,052.7	$11,839.5	Non-Hedge Accounting Derivatives – Continuing Operations

$–	$10,688.0	Non-Hedge Accounting Derivatives – Discontinued Operation

Non-hedge Accounting Derivatives – Continuing Operations: U.S. interest rate swap contracts in the table above relate to the following: (1) $2.3 billion at December 31, 2008 and $2.5 billion at December 31, 2007 in notional amount of interest rate swaps related to customer derivative programs, (2) $4.1 billion in basis swaps executed in December 2007 in conjunction with secured borrowings collateralized by student loans, (3) $2.0 billion in U.S. Dollar interest rate swaps (approximately $650 million each in offsetting float to fixed and fixed to float) related to an on-balance sheet Vendor Finance securitization transaction, (4) $0.9 billion in interest rate swaps relating to aerospace securitizations and (5) $0.5 billion of U.S. dollar interest rate swaps formerly hedging the commercial paper program and certain fixed rate debt, for which hedge accounting was discontinued in the first quarter of 2008. CIT has also extended $4.0 billion at December 31, 2008 and $3.2 billion at December 31, 2007 in interest rate caps in connection with its customer derivative program. The notional amounts of derivatives related to the customer program include both derivative transactions with CIT customers, as well as offsetting transactions with third parties with like notional amounts and terms.

CIT also has certain cross-currency swaps, certain U.S. and Canadian dollar interest rate swaps, and interest rate caps that are economic hedges of certain interest rate and foreign currency exposures. In addition, CIT has entered into credit default swaps,

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

with original terms of 5 years, to economically hedge certain CIT credit exposures. Further, as discussed in Note 8 Debt, the securities based borrowing facility with GSI is structured and documented as a total return swap (TRS). The amount available for advances under the TRS is accounted for as a derivative financial instrument; to the extent amounts have been advanced to the Company, the TRS notional is not accounted for as a derivative financial instrument because to do so would double count the risks and rewards of owning the underlying encumbered assets. At December 31, 2008, the estimated fair value of the contract in a hypothetical transfer is not significant.

Non-hedge Accounting Derivatives – Discontinued Operation:

Contracts in the table above reflect $10.7 billion at December 31, 2007 in amortizing notional amount of interest rate swaps executed in conjunction with the 2007 third quarter on balance sheet securitization of home lending receivables. In the third quarter of 2007, CIT and the bankruptcy remote securitization trust formed for the transaction each entered into offsetting swap transactions with a third party commercial bank. During the third quarter of 2008 the debt associated with the discontinued operation was assumed by the purchaser.

In addition to the amounts in the preceding table, CIT had $744.0 million and $2.0 billion in notional amount of interest rate swaps outstanding with securitization trusts at December 31, 2008 and December 31, 2007 to insulate the trusts against interest rate risk. CIT entered into offsetting swap transactions with third parties totaling $744.0 million and $2.0 billion in notional amount at December 31, 2008 and December 31, 2007 to insulate the Company from the related interest rate risk.

Hedge ineffectiveness occurs in certain cash flow hedges. Hedge ineffectiveness related to interest rate swaps hedging the commercial paper program resulted in a $0.6 million decrease for the year ended December 31, 2007. There was no ineffectiveness recorded during 2008 as downgrades in the Company’s short and long-term credit ratings had the practical effect of leaving CIT without current access to the “A-1/P-1” prime commercial paper market and the entire commercial paper balance has been paid down.

NOTE 10 — STOCKHOLDERS’ EQUITY

Preferred Stock

On July 26, 2005, the Company issued $500 million aggregate amount of Series A and Series B preferred equity securities. The key terms are as follows.

	Series A	Series B

Securities issued	Stated value $350 million, comprised of 14 million shares of 6.35% non-cumulative fixed rate preferred stock, $0.01 par value per share, with a liquidation value of $25.	Stated value $150 million, comprised of 1.5 million shares of 5.189% non-cumulative adjustable rate preferred stock, $0.01 par value per share, with a liquidation value of $100.

Dividends	Annual fixed-rate of 6.35%, payable quarterly, when and if declared by the Board of Directors. Dividends are non-cumulative.	Annual fixed-rate of 5.189%, payable quarterly, when and if declared by the Board of Directors, through September 15, 2010, and thereafter at an annual floating rate spread over a pre-specified benchmark rate. Dividends are non-cumulative.

Redemption/maturity	No stated maturity date. Not redeemable prior to September 15, 2010. Redeemable thereafter at $25 per share at the option of CIT.	No stated maturity date. Not redeemable prior to September 15, 2010. Redeemable thereafter at $100 per share at the option of CIT.

Voting rights	No voting rights.	No voting rights.

Series C

On April 21, 2008, the Company sold $500 million or 10,000,000 shares of Non-Cumulative Perpetual Convertible Preferred Stock, Series C, with a liquidation preference of $50 per share, subject to the underwriters’ right to purchase an additional 1,500,000 shares of the convertible preferred stock pursuant to overallotment options. On April 23, 2008, the underwriters exercised their entire overallotment option for the preferred stock for $75 million.

The net proceeds from the convertible preferred stock offering were approximately $558 million, after deducting underwriting commissions and expenses. The convertible preferred stock pays when, and if declared by CIT’s board of directors or a duly authorized committee of the board, cash dividends on each March 15, June 15, September 15 and December 15, beginning on June 15, 2008, at a rate per annum equal to 8.75%, payable quarterly in arrears on a non-cumulative basis. Each share of convertible preferred stock is convertible at any time, at the holder’s option, into 3.9526 shares of CIT common stock, plus cash in lieu of fractional shares, (equivalent to an initial conversion price of approximately $12.65 per share of CIT’s common stock). The conversion rate is subject to customary anti-dilution adjustments and may also be adjusted upon the occurrence of certain other events. In addition, on or after June 20, 2015, CIT may cause some or all of the convertible preferred stock to convert provided that CIT’s common stock has a closing price exceeding 150% of the then applicable conversion price for 20 trading days (whether or not consecutive) during any period of 30 consecutive trading days.

Series D

On December 31, 2008, under the U.S. Treasury’s TARP Capital Purchase Program, the Company issued to the U.S. Treasury 2.33 million shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series D (Series D Preferred Stock), and a 10-year warrant to purchase up to 88.7 million shares of common stock at an initial exercise price of $3.94 per share, for aggregate proceeds of $2.33 billion. The allocated carrying values of the warrant and the Series D Preferred Stock on the date of issuance (based on their

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

relative fair values) were $419 million and $1.911 billion, respectively. Cumulative dividends on the Series D Preferred Stock are payable at 5% per annum through December 31, 2013 and at a rate of 9% per annum thereafter. The Series D Preferred Stock will be accreted to the redemption price of $2.33 billion over five years. The accretion will be charged to accumulated deficit and will reduce income available to common stock shareholders. The warrant is exercisable at any time until December 31, 2018 and the number of shares of common stock underlying the warrant and the exercise price are subject to adjustment for certain dilutive events. The exercise price of the warrants will be reduced by 15% of the original exercise price on each six-month anniversary of the issue date, subject to maximum reduction of 45%. If, on or prior to December 31, 2009, the Company receives aggregate gross cash proceeds of at least $ 2.33 billion from sales of Tier 1 qualifying perpetual preferred stock or common stock, the number of shares of common stock issuable upon exercise of the warrant will be reduced by one-half of the original number of shares of common stock.

The terms of certain outstanding preferred stock restrict the Company’s ability to pay dividends on its common stock if and so long as CIT does not make dividend distributions on our preferred stock, in full when due. Further, CIT is prohibited from declaring dividends on its preferred stock if, among other things, the average four quarters fixed charge ratio is less than or equal to 1.10 on the dividend declaration date or on the thirtieth day prior to the interest payment date, as the case may be. The average four quarters fixed charge ratio is defined as (a) the sum, for our most recently completed four fiscal quarters, of the quotient of (x) our earnings (excluding income taxes, interest expense, extraordinary items, goodwill impairment and amounts related to discontinued operation) and (y) interest expense plus preferred dividends, divided by (b) four. During the course of 2008 and 2007, the average fixed charge ratio was below 1.10 during 2008. Notwithstanding the foregoing, CIT may declare such dividends to the extent of any net proceeds that CIT has received from the sale of common stock during the 90 days prior to the declaration of the dividend or the 180 days prior to the interest payment date. During 2008, the Company sold 4.1 million shares and satisfied the conditions necessary to permit the declaration and payment of preferred stock dividends during 2008. On January 23, 2008, CIT Group Inc. entered into an Underwriting Agreement with Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc., pursuant to which CIT agreed to sell shares of its common stock for an aggregate purchase price of up to $31.5 million.

Common Stock

The following table summarizes changes in common stock outstanding for the respective periods.

	Issued	Less Treasury	Outstanding

Balance at December 31, 2007	214,390,177	(24,464,574)	189,925,603
Sale of common shares	179,808,120	–	179,808,120
Shares sold to complete Equity Units Exchange	–	14,012,539	14,012,539
Shares sold to allow preferred dividend payment	–	4,115,584	4,115,584
Employee stock purchase plan participation	–	366,158	366,158
Subsequent shares issued for 2007 acquisitions	–	55,000	55,000
Stock options exercised	–	1,867	1,867
Shares held to cover taxes on vesting restricted shares and other	–	(414,418)	(414,418)
Restricted shares issued	869,975	–	869,975

Balance at December 31, 2008	395,068,272	(6,327,844)	388,740,428

Accumulated Other Comprehensive Income/(Loss)

The following table details the components of accumulated other comprehensive income/(loss), net of tax.

(dollars in millions)

	December 31, 2008	December 31, 2007	December 31, 2006

Changes in fair values of derivatives qualifying as cash flow hedges	$(136.9)	$(96.6)	$34.2
Foreign currency translation adjustments	31.3	319.1	132.2
Benefit plan net (loss) and prior service (cost), net of tax(1)	(98.7)	(35.6)	(55.2)
Unrealized (loss) gain on equity and securitization investments	(1.3)	7.9	18.4

Total accumulated other comprehensive income (loss)	$(205.6)	$194.8	$129.6

(1)	The adoption of SFAS 158 at December 31, 2006 resulted in recording various unfunded post-retirement liabilities

The change in the fair values of derivatives qualifying as cash flow hedges related to variations in market interest rates, as these derivatives hedge the interest rate variability associated with an equivalent amount of variable-rate debt. See Note 9 – Derivatives for additional information. The change in foreign currency translation adjustments balance during 2008 reflects the strengthening of the U.S. dollar, particularly against the Australian dollar, British Pound and Euro, partially offset by corresponding hedging activity, on an after tax basis.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the adjustment to Accumulated Other Comprehensive Income relating to derivatives qualifying as a cash flow hedges and benefit plans are presented in the following table:

(dollars in millions)	Before Income Taxes	Income Tax Effects	Total Unrealized Gain (Loss)

Cash Flow Hedges
Balance at December 31, 2006 – unrealized gain	$59.2	$(25.0)	$34.2
Changes in values of derivatives qualifying as cash flow hedges	(230.0)	99.2	(130.8)

Balance at December 31, 2007 – unrealized loss	(170.8)	74.2	(96.6)
Changes in values of derivatives qualifying as cash flow hedges	(64.8)	24.5	(40.3)

Balance at December 31, 2008 – unrealized loss	$(235.6)	$98.7	$(136.9)

Benefit Plans
Balance at December 31, 2006	$(88.4)	$33.2	$(55.2)
Net loss (gain) and prior service cost (credit) arising during the period	27.0	(10.0)	17.0
Amortization, curtailment recognition, and settlement recognition of net loss and prior service cost	4.1	(1.5)	2.6

Balance at December 31, 2007	(57.3)	21.7	(35.6)
Net loss (gain) and prior service cost (credit) arising during the period	(108.4)	41.3	(67.1)
Amortization, curtailment recognition, and settlement recognition of net loss and prior service cost	6.5	(2.5)	4.0

Balance at December 31, 2008	$(159.2)	$60.5	$(98.7)

The unrealized loss as of and for the year ended December 31, 2008, related to changes in value of derivatives qualifying as cash flow hedges, reflects lower market interest rates since the inception of the hedges. The Accumulated Other Comprehensive Income (along with the corresponding swap asset or liability) will be adjusted as market interest rates change over the remaining lives of the swaps. Assuming no change in interest rates, approximately $106.8 million, net of tax, of the Accumulated Other Comprehensive Income as of December 31, 2008 is expected to be reclassified to earnings over the next twelve months as contractual cash payments are made.

The net loss relating to benefit plans in 2008, reflects the decline in fair value of plan assets and the resulting increase in the unfunded amounts as of December 31, 2008.

NOTE 11 — CAPITAL

On December 22, 2008, The Board of Governors of the Federal Reserve (“FRB”) approved the Company’s application to become a bank holding company under the Bank Holding Company Act of 1956, as amended. On December 22, 2008 CIT Bank converted its charter as an industrial loan company to a non-member commercial bank, which continues to be supervised by the FDIC and the Utah Department of Financial Institutions. On December 31, 2008 the Company issued preferred stock and warrant to the US Treasury under the TARP program as discussed in footnote 10 which qualify as Tier 1 capital components.

The Company and CIT Bank are each subject to various regulatory capital requirements administered by the Federal Reserve Board and the FDIC, respectively. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under applicable Agency capital adequacy guidelines and, with respect to CIT Bank, the regulatory framework for prompt corrective action (“PCA”), the Company and CIT Bank must meet specific capital guidelines that involve quantitative measures of each institution’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Each institution’s regulatory capital amounts and CIT Bank’s PCA classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require that the Company and CIT Bank each maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). In connection with becoming a bank holding company, the Company committed to a minimum level of total risk based capital of 13 percent. In connection with CIT Bank’s conversion to a commercial bank, CIT Bank committed to maintaining for three years a Tier 1 Leverage ratio of at least 15%. The calculation of the Company’s regulatory capital ratios are subject to review and consultation with the FRB, which may result in refinements to the estimated amount reported as of December 31, 2008. Management believes, as of December 31, 2008, that CIT Group, Inc. and CIT Bank meet all capital adequacy requirements to which each are subject.

As of December 31, 2008, and 2007, CIT Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Institution’s category.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to risk weighted assets):
12/31/08 Consolidated(1)	$10,369.7	13.1%	$10,322.4	13.0%	N/A
12/31/08 CIT Bank	$ 563.7	23.5%	$ 192.1	8.0%	$240.1	10.0%
12/31/07 CIT Bank	$ 511.5	30.8%	$ 133.0	8.0%	$166.3	10.0%
Tier 1 Capital (to risk weighted assets):
12/31/08 Consolidated	$ 7,498.8	9.4%	$ 3,176.2	4.0%	N/A
12/31/08 CIT Bank	$ 533.4	22.2%	$ 96.0	4.0%	$144.0	6.0%
12/31/07 CIT Bank	$ 490.0	29.5%	$ 66.5	4.0%	$ 99.8	6.0%
Tier 1 Capital (to average assets)(Leverage Ratio):
12/31/08 Consolidated	$ 7,498.8	9.6%	$ 3,118.4	4.0%	N/A
12/31/08 CIT Bank(1)	$ 533.4	15.8%	$ 505.5	15.0%	$505.5	15.0%
12/31/07 CIT Bank	$ 490.0	14.2%	$ 137.7	4.0%	$172.1	5.0%

(1)	The company has committed to maintaining capital ratios above regulatory minimum levels as explained above.

The following table presents the components of Tier 1 Capital and Total Capital for the Company and CIT Bank at December 31, 2008.

	CIT Group		CIT Bank
Tier 1 Capital
Total stockholders’ equity	$8,124.3	(1)	$533.4
Effect of certain items in Accumulated
other comprehensive income (loss)
excluded from Tier 1 Capital	138.5		—

Adjusted stockholders’ equity	8,262.8		533.4
Qualifying minority interest	33.0		—
Less: Goodwill	568.1		—
Disallowed intangible assets	130.5		—
Investments in certain subsidiaries	41.1		—
Other Tier 1 components	57.3		—

Tier 1 Capital	7,498.8		533.4
Tier 2 Capital
Long-term debt and other instruments
qualifying as Tier 2 Capital	1,899.0		—
Qualifying Reserve for credit losses	993.8		30.3
Other Tier 2 components	(21.9)		—

Total qualifying capital	$10,369.7		$563.7

Risk-weighted assets	$79,403.2		$2,400.8

(1)	Includes $2.33 billion of preferred stock and warrant issued to the U.S. Treasury under the TARP program.

The consolidated regulatory capital ratios in the table above have been revised from the Tier 1 and Total capital ratios of 9.8% and 13.4% that were reported within a Form 8-K filed on January 22, 2009 that was filed in conjunction with our fourth quarter earnings release. The reduction in the ratios from the estimates previously reported are principally the result of a $1 billion increase in risk-weighted assets related primarily to a reclassification of certain high quality money-market accounts from 20% to 100% risk weighting. We expect most of these accounts to be liquidated or re-invested into lower risk-weighted investments in the first quarter of 2009.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — EARNINGS PER SHARE

The reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented.

Earnings Per Share (dollars in millions, except per share amount; shares in thousands)

	Years Ended December 31,

	2008	2007	2006

Earnings / (Loss)
Net (loss) income from continuing operations, before preferred stock dividends	$(633.1)	$792.0	$925.7
(Loss) income from discontinued operation	(2,166.4)	(873.0)	120.3

Net (loss) income before preferred stock dividends	(2,799.5)	(81.0)	1,046.0
Preferred stock dividends	(64.7)	(30.0)	(30.2)

Net (loss) income (attributable) available to common stockholders	$(2,864.2)	$(111.0)	$1,015.8

Weighted Average Common Shares Outstanding
Basic shares outstanding	259,070	191,412	198,912
Stock-based awards(1)	–	2,515	4,199

Diluted shares outstanding	259,070	193,927	203,111

Basic Earnings Per common share data
Income(loss) from continuing operations(2)	$(2.69)	$3.98	$4.51
(Loss) income from discontinued operation	(8.37)	(4.56)	0.60

Net (loss) income	$(11.06)	$(0.58)	$5.11

Diluted Earnings Per common share data
Income(loss) from continuing operations(2)	$(2.69)	$3.93	$4.41
(Loss) income from discontinued operation	(8.37)	(4.50)	0.59

Net (loss) income	$(11.06)	$(0.57)	$5.00

(1)	Represents the incremental shares from in the money non-qualified stock options and restricted stock awards. Weighted average options and restricted shares that were excluded from diluted per share totaled 16.5 million, 12.7 million and 13.8 million for the December 31, 2008, 2007 and 2006 periods.
(2)	Amount is net of preferred stock dividends.

NOTE 13 — OTHER INCOME

The following table sets forth the components of other income.

Year Ended December 31, (dollars in millions)

	2008	2007	2006

Rental income on operating leases	$1,965.3	$1,990.9	$1,721.6
Other:
Fees and commissions	234.6	490.4	526.6
Factoring commissions	197.2	226.6	233.4
Gains on sales of leasing equipment	173.4	117.1	122.8
Gains on loan sales and syndication fees	15.6	234.0	260.4
Valuation allowance for receivables held for sale	(103.9)	(22.5)	(15.0)
Gains on portfolio dispositions	4.2	483.2	–
Investment losses (gains)	(19.0)	2.8	1.3
(Losses) gains on securitizations	(7.1)	45.3	47.0

Total other:	495.0	1,576.9	1,176.5

Total other income	$2,460.3	$3,567.8	$2,898.1

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — OTHER EXPENSES

The following table sets forth the components of other expenses.

Year Ended December 31, (dollars in millions)

	2008	2007	2006

Depreciation on operating lease equipment	$1,145.2	$1,172.3	$1,023.5
Salaries and general operating expenses:
Compensation and benefits	752.4	845.6	843.0
Professional fees	124.6	101.3	86.2
Technology	83.7	89.4	65.8
Net occupancy expense	74.7	74.3	62.2
Other expenses	245.1	279.0	218.9

Total salaries and general operating expenses	1,280.5	1,389.6	1,276.1
Provision for severance and facilities exit activities	166.5	37.2	19.6
Goodwill and intangible assets impairment charges	467.8	312.7	–
Gains (losses) on debt and debt-related derivative extinguishments	(73.5)	139.3	–

Subtotal	1,841.3	1,878.8	1,295.7

Total other expenses	$2,986.5	$3,051.1	$2,319.2

NOTE 15 — INCOME TAXES

The (benefit)/provision for income taxes is comprised of the following.

Years Ended December 31, (dollars in millions)

	2008	2007	2006

Current federal income tax provision	$(27.7)	$31.4	$46.1
Deferred federal income tax (benefit)/provision	(900.8)	(262.4)	155.5

Total federal income taxes	(928.5)	(231.0)	201.6

Current state and local income taxes	21.5	18.6	37.2
Deferred state and local income taxes	(84.7)	(27.8)	0.1

Total state and local income taxes	(63.2)	(9.2)	37.3
Total foreign income taxes	38.1	45.8	125.5

Total (benefit)/provision for income taxes	$(953.6)	$(194.4)	$364.4

Continuing operations	(444.4)	300.9	280.8
Discontinued operation	(509.2)	(495.3)	83.6

Total (benefit)/provision for income taxes	$(953.6)	$(194.4)	$364.4

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities are presented below.

December 31, (dollars in millions)

	2008	2007

Assets:
Net operating loss (NOL) carry forwards	$1,734.4	$776.3
Provision for credit losses	377.6	217.8
Alternative minimum tax credits	118.1	242.2
Accrued liabilities and reserves	151.9	95.7
Other	475.3	233.0
Less: NOL Valuation Allowance	(635.6)	(46.1)

Total deferred tax assets	2,221.7	1,518.9

Liabilities:
Operating leases	(1,124.5)	(1,138.3)
Leveraged leases	(177.3)	(171.1)
Loans and direct financing leases	(694.4)	(584.7)
Securitizations	(83.4)	(132.5)
Joint ventures	(38.8)	(52.4)
Other	(40.0)	(79.4)

Total deferred tax liabilities	(2,158.4)	(2,158.4)

Net deferred tax asset (liability)	$63.3	$(639.5)

At December 31, 2008, CIT had U.S. federal net operating losses of approximately $4.15 billion, (including $84.9 million related to stock options for which no benefit has been recorded), which expire in various years beginning in 2023. In addition, CIT has deferred tax assets of approximately $306.7 million and $6.3 million related to state net operating losses (NOLs) and capital losses, respectively, that will expire in various years beginning in 2009. The recent cumulative U.S. (federal and state) losses required consideration of a valuation allowance. It was concluded that a portion of the U.S. net deferred tax assets were not greater than 50 percent likely to be realized. Accordingly a valuation allowance of approximately $30 million for state net operating losses was recorded in continuing operations and a valuation against federal and state net operating losses of $559.5 million was recorded in discontinued operation. At December 31, 2007, a valuation allowance of approximately $46.1 million had been recorded against deferred tax asset for state NOLs and capital losses. The Company intends to maintain a valuation allowance until sufficient positive evidence exists to support its reversal. Federal and state operating losses may be subject to annual use limitations under Section 382 of the Internal Revenue Code of 1986, as amended, and other limitations under certain state laws. At present, the Company has concluded that such limitation does not apply.

Deferred federal income taxes have not been provided on approximately $1.3 billion of cumulative earnings of foreign subsidiaries that the Company intends to have permanently reinvested. The Company has determined that it has both the intention and ability to indefinitely prevent any tax consequences with respect to those unremitted earnings. It is not practicable to estimate the amount of tax that might be payable on these permanently reinvested earnings.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Percentage of Pretax Income Years Ended December 31,

	2008	2007	2006

Continuing Operations
Federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) due to:
State and local income taxes, net of federal income tax benefit	4.5	2.8	1.0
Tax on international operations	5.1	(15.9)	(7.3)
Non-deductible goodwill impairment charge	(6.2)	9.2	–
Deferred tax release associated with aircraft transfers	–	(1.3)	(6.0)
Other	2.9	(2.3)	0.5

Effective Tax Rate–Continuing Operations	41.3%	27.5%	23.2%

Discontinued Operation
Federal income tax rate	35.0%	35.0%	35.0%
Increase (decrease) due to:
State and local income taxes, net of federal income tax benefit	4.2	2.7	6.0
Valuation Allowance	(20.9)	–	–
Other	0.7	(1.5)	–

Effective Tax Rate – Discontinued Operation	19.0%	36.2%	41.0%

Total Effective tax rate	25.4%	71.4%	25.8%

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2008	$223.3
Additions based on tax positions related to the current year	2.2
Additions based on tax positions related to prior years	46.8
Reductions for tax positions of prior years	(88.2)
Settlements and payments	(4.3)
Expiration of statutes of limitations	(15.4)
Foreign currency revaluation	(27.9)

Balance at December 31, 2008	$136.5

During the twelve months ended December 31, 2008, the Company recognized an approximate $86.8 million net decrease in the liability for unrecognized tax benefits and associated interest and penalty, including a $27.9 million decrease attributable to foreign currency revaluation. Of the approximate $86.8 million net decrease, a $66.5 million net decrease in the liability for unrecognized tax benefits and associated interest and penalty was recorded in continuing operations with a $20 million decrease in the liability for unrecognized tax benefits recorded in discontinued operation.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company recognizes accrued interest and penalties related to unrecognized tax benefits within its global operations in income tax expense. During the twelve months ended December 31, 2008, the Company recognized an approximate $26.4 million net decrease in interest and penalties associated with uncertain tax positions, including a $10.1 million decrease attributable to foreign currency revaluation.

After the impact of recognizing the net decrease in liability and interest noted above, the Company’s unrecognized tax benefits totaled $136.5 million, the recognition of which would affect the annual effective income tax rate. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision. The Company believes that the total unrecognized tax benefits may decrease due to the settlement of audits and the expiration of various statute of limitations prior to December 31, 2009 in the range of $35 to $80 million. This reduction is not anticipated to have a material impact on the effective tax rate.

The Company’s U.S. Federal income tax returns for 2002 through 2004 are currently being examined, having been returned by Appeals to an examining agent for further development of the disputed issues. The audit of the 1997 through 2001 years has been concluded pending a final report based on Joint Committee review. The Canadian tax authorities are considering issues to which the Company has filed objections or Voluntary Disclosure relating to the 1992 through 2003 tax years, and partial settlement is expected early in 2009. In addition, the Company has subsidiaries in various states, provinces and countries that are currently under audit for years ranging from 1997 through 2007. Management does not anticipate the resolution of these matters will result in a material change to its financial position or results of operations.

The Company, as required by regulation, has made payments totaling approximately $93 million (CAD) to Revenue Canada (“CRA”) in connection with disputed tax positions related to certain leasing transactions. We are engaged in settlement discussions with CRA with respect to these transactions, and anticipate resolution with CRA within the next twelve months. These leasing transactions were originated by a predecessor prior to being acquired in a stock transaction by the Company. The predecessor shareholders provided an indemnification with respect to the tax attributes of these transactions. Management of the Company believes that the settlement of these transactions with CRA, or with the indemnitors, should not have a material adverse impact on the Company’s financial position, cash flows or results of operations.

NOTE 16 — RETIREMENT, OTHER POSTRETIREMENT AND OTHER BENEFIT PLANS

Retirement and Postretirement Medical and Life Insurance Benefit Plans

CIT has a number of funded and unfunded noncontributory defined benefit pension plans covering certain of its U.S. and non-U.S. employees, each of which is designed in accordance with the practices and regulations in the countries concerned. Retirement benefits under the defined benefit pension plans are based on the employee’s age, years of service and qualifying compensation. CIT’s funding policy is to make contributions to the extent such contributions are not less than the minimum required by applicable laws and regulations, are consistent with our long-term objective of ensuring sufficient funds to finance future retirement benefits, and are tax deductible as actuarially determined. Contributions are charged to the salaries and employee benefits expense on a systematic basis over the expected average remaining service period of employees expected to receive benefits.

The largest plan is the CIT Group Inc. Retirement Plan (the “Plan”), which accounts for 74% of the total pension benefit obligation at December 31, 2008. The Plan covers U.S. employees of CIT who have completed one year of service and have attained the age of 21. The Company also maintains a Supplemental Retirement Plan for employees whose benefit in the Plan is subject to Internal Revenue Code limitations.

On January 2, 2007, CIT acquired Barclay’s UK and German vendor finance businesses. The acquisition included an unfunded defined benefit plan with a total benefit obligation of $16.0 million as at January 2, 2007. CIT accounted for this acquisition using the purchase accounting method. As such, the projected benefit obligation was recognized as a new liability on the balance sheet. The recognition of this liability, at the date of acquisition, resulted in the elimination of any (a) previously existing unrecognized net gain or loss, (b) unrecognized prior service cost and (c) unrecognized net transition obligation.

The Plan has a “cash balance” formula that became effective January 1, 2001, at which time certain eligible members had the option of remaining under the Plan formula as in effect prior to January 1, 2001. Under the cash balance formula, each member’s accrued benefits as of December 31, 2000 were converted to a lump sum amount, and every month thereafter, the balance is credited with a percentage (5% to 8% depending on years of service) of the member’s “Benefits Pay” (comprised of base salary, plus certain annual bonuses, sales incentives and commissions). These balances also receive periodic interest credits,

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

subject to certain government limits. The interest credit was 4.57%, 4.78%, and 4.73% for the plan years ended December 31, 2008, 2007, and 2006, respectively. Prior to January 1, 2008, upon termination or retirement after five years of employment, the amount credited to a member is to be paid in a lump sum or converted into an annuity at the option of the member. The member may also elect to defer payment until age 65.

During the fourth quarter of 2006, CIT completed amendments to its non-qualified pension plans, generally to comply with IRS Section 409A regulations. Also, as of December 31, 2006 CIT has included the impact of reducing the vesting period of the Plan from five years to three years recognizing the impact of Pension Protection Act on “cash balance” formula plans. These amendments increased the benefit obligations of those plans by $25.6 million, and is being recognized ratably in earnings over the remaining service life of the plan participants.

CIT also provides certain healthcare and life insurance benefits to eligible retired U.S. employees. For most eligible retirees, the healthcare benefit is contributory and the life insurance benefit is noncontributory. Salaried participants generally become eligible for retiree healthcare benefits upon completion of ten years of continuous service after attaining age 50. Individuals hired prior to November 1999 become eligible for postretirement benefits after 11 years of continuous service after attaining age 44. Generally, the medical plan pays a stated percentage of most medical expenses, reduced by a deductible as well as by payments made by government programs and other group coverage. The retiree health care benefit includes a limit on CIT’s share of costs for all employees who retired after January 31, 2002. The plans are funded on a pay as you go basis.

The discount rate assumptions used for pension and postretirement benefit plan accounting reflect the prevailing rates available on high-quality, fixed-income debt instruments with maturities that match the benefit obligation. The rate of compensation used in the actuarial model for pension accounting is based upon the Company’s long-term plans for such increases, taking into account both market data and historical pay increases.

The disclosure and measurement dates included in this report for the Retirement and Postretirement Medical and Life Insurance Plans are December 31, 2008, 2007 and 2006.

The Company adopted SFAS No. 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans” on a prospective basis effective December 31, 2006, which required recognition of the funded status of retirement and other postretirement benefit plans, measured as the difference between plan assets at fair value and the benefit obligation, in the balance sheet. It also required the Company to recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credit that arise during the period but are not recognized as components of net periodic benefit cost.

Market conditions caused a dramatic decline in the fair value of plan assets during 2008, resulting in a widening of the unfunded amounts of the Company’s retirement plans. Pursuant to SFAS 158, the corresponding liability increase was recognized as a component of other comprehensive income on an after tax basis at December 31, 2008, and will result in both higher prospective charges to earnings and cash contributions.

The following tables set forth the change in benefit obligation, plan assets and funded status of the retirement plans as well as the net periodic benefit cost. All periods presented include amounts and assumptions relating to the Plan, the Supplemental Retirement Plan, an Executive Retirement Plan and various international plans.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Retirement Benefits
For the years ended December 31, (dollars in millions)

	2008	2007	2006

Change in Benefit Obligation
Benefit obligation at beginning of period	$391.1	$376.7	$330.5
Service cost	21.9	25.2	20.9
Interest cost	24.8	22.7	18.1
Amendments(1)	(2.2)	–	25.6
Actuarial (gain)/loss	10.1	(19.3)	(1.5)
Benefits paid	(42.2)	(10.5)	(6.6)
Acquisition/Transferred Liabilities	–	16.0	–
Plan settlements and curtailments	2.3	(23.0)	(13.6)
Termination benefits	0.9	0.7	0.6
Currency translation adjustment	(6.8)	2.6	2.7

Benefit obligation at end of period	$399.9	$391.1	$376.7

Change in Plan Assets
Fair value of plan assets at beginning of period	$295.3	$285.9	$272.1
Actual investment return (loss) on plan assets	(82.4)	24.0	26.8
Employer contributions	22.1	16.5	5.6
Plan settlements	–	(20.9)	(13.6)
Benefits paid	(42.2)	(10.5)	(6.6)
Currency translation adjustment	(4.2)	0.3	1.6

Fair value of plan assets at end of period	$188.6	$295.3	$285.9

Reconciliation of Funded Status
Funded status	$(211.3)	$(95.8)	$(90.8)
Unrecognized net actuarial loss	–	–	–
Unrecognized prior service cost	–	–	–

Net amount recognized	$(211.3)	$(95.8)	$(90.8)

(1)	Company assets, which are not included in the retirement plan assets on the preceding tables, are earmarked for the non-qualified U.S. Executive pension plan obligation.

Amounts Recognized in the Consolidated Balance Sheets
Prepaid benefit cost	$39.2
Accrued benefit liability	(72.3)
Intangible asset	17.1
Accumulated other comprehensive income	3.5

Net amount recognized	$(12.5)

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Retirement Benefits (continued)
For the years ended December 31, (dollars in millions)

	2008	2007	2006

After adoption of SFAS 158:
Assets	$–	$–	$ –
Liabilities	(211.3)	(95.8)	(90.8)

Net amount recognized	$(211.3)	$(95.8)	$(90.8)

Amounts Recognized in Accumulated Other Comprehensive Income (AOCI) consist of:
Net actuarial loss	$139.3	$29.0	$52.7
Prior service costs	15.3	22.0	25.6

Total AOCI (before taxes)	$154.6	$51.0	$78.3

Change in AOCI Due to Adoption of SFAS 158 (before taxes)			$74.8

Weighted-average Assumptions Used to Determine Benefit Obligations at Period End
Discount rate	6.21%	6.64%	5.93%
Rate of compensation increase	4.40%	4.39%	4.49%
Weighted-average Assumptions Used to Determine Net Periodic
Pension Cost for Periods
Discount rate	6.98%	6.00%	5.67%
Rate of compensation increase	4.34%	4.45%	4.25%
Expected long-term return on plan assets	7.91%	7.92%	7.92%
Components of Net Periodic Benefit Cost
Service cost	$21.9	$25.2	$20.9
Interest cost	24.8	22.7	18.1
Expected return on plan assets	(19.9)	(22.2)	(20.8)
Amortization of net loss	1.3	0.9	2.4
Amortization of prior service cost	2.4	2.7	–
Settlement and curtailment (gain)/loss	5.4	(0.3)	(0.1)
Termination benefits	0.9	0.7	0.6

Total net periodic expense	$36.8	$29.7	$21.1

Liabilities Acquired	$–	$(16.0)

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income
Net actuarial (gain) loss	$112.0	$(23.3)
Amortization or settlement recognition of net gain/(loss)	(1.6)	(0.3)
Prior service cost (credit)	(2.2)	–
Amortization or curtailment recognition of prior service credit/(cost)	(5.2)	(2.9)
Currency Translation Adjustment	(0.1)	(0.1)

Total recognized in other comprehensive income (before tax effects)	$102.9	$(26.6)

Total recognized in net benefit cost and other comprehensive income (before tax effects)	$139.7	$3.1

Amounts Expected to be Recognized in Net Periodic Cost in the Coming Year
Loss recognition	$14.5	$0.4	$1.5
Prior service cost recognition	$2.0	$2.7	$2.6

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2008, reductions in workforce resulted in curtailments under the US Retirement Plan, US Supplemental Retirement Plan, and the US New Executive Retirement Plan resulting in one time charges of $5.2 million. Obligations for these plans were re-measured during the year. The 2008 expenses for these plans properly reflect the interim re-measurements. During 2007, reductions in workforce resulted in a curtailment under the US Retirement and Supplemental plans and one time charges of $0.2 million were recorded. Obligations for these plans were remeasured during the third quarter using a 6.50% discount rate. The expense for the third and fourth quarters of 2007 reflects the re-measurement. During 2008, CIT recorded one time charges of $0.5 million and $0.4 million for the US Supplemental Retirement Plan and the US New Executive Retirement Plan, respectively, related to special termination benefits. Special termination benefits in connection with the sale of CIT’s construction equipment leasing business in 2007 resulted in a one time charge for the US Retirement plan in the amount of $0.7 million.

Expected long-term rate of return assumptions for pension assets are based on projected asset allocation and historical and expected future returns for each asset class. Independent analysis of historical and projected asset class returns, inflation, and interest rates are provided by our investment consultants and reviewed as part of the process to develop our assumptions.

The accumulated benefit obligation for all defined benefit pension plans was $375.8 million, $359.0 million, and $330.2 million, at December 31, 2008, 2007, and 2006, respectively. Plans with accumulated benefit obligations in excess of plan assets relate primarily to non-qualified U.S. plans and certain international plans.

Retirement Benefits
Years Ended December 31, (dollars in millions)

	2008	2007	2006

Expected Future Cashflows
Expected Company Contributions in the following fiscal year	$103.3	$8.7	$9.4
Expected Benefit Payments
1st Year following the disclosure date	$44.0	$44.2	$29.3
2nd Year following the disclosure date	$26.7	$27.4	$17.1
3rd Year following the disclosure date	$27.8	$29.9	$20.2
4th Year following the disclosure date	$29.2	$32.0	$20.0
5th Year following the disclosure date	$30.8	$33.2	$23.0
Years 6 thru 10 following the disclosure date	$181.6	$194.8	$155.4
Pension Plan Weighted-average Asset Allocations
Equity securities	47.3%	66.9%	64.5%
Debt securities	28.5%	24.9%	29.5%
Other	24.2%	8.2%	6.0%

Total pension assets	100.0%	100.0%	100.0%

Information for Pension Plans with an Accumulated Benefit Obligation in Excess of Plan Assets
Projected benefit obligation	$399.9	$108.6	$100.6
Accumulated benefit obligation	375.8	96.8	84.6
Fair value of plan assets	188.6	15.0	14.3
Additional Information
(Decrease) increase in Minimum Liability Included in
Other Comprehensive Income	$ –	$ –	$(1.0)

CIT maintains a “statement of Investment Policies and Objectives” which specifies investment guidelines pertaining to the investment, supervision and monitoring of pension assets so as to ensure consistency with the long-term objective of ensuring sufficient funds to finance future retirement benefits. The policy asset allocation guidelines allow for assets to be invested between 55% to 70% in Equities and 25% to 45% in Fixed-Income investments. In addition, the policy guidelines allow for additional diversifying investments in other asset classes or securities such as Hedge Funds, Real Estate and Commodities, as approved by the Investment Committee. The policy provides specific guidance related to asset class objectives, fund manager guidelines and identification of both prohibited and restricted transactions, and is reviewed on a periodic basis by both the Investment Committee of CIT and the Plans’ external investment consultants to ensure the long-term investment objectives are achieved. Members of the Committee are appointed by the Chief Executive Officer of CIT and include the Chief Financial Officer, General Counsel, and other senior executives.

There were no direct investment in equity securities of CIT or its subsidiaries included in the pension plan assets at December 31, 2008, 2007, and 2006, respectively. During 2009, CIT expects to make a contribution of approximately $95 million to the US Retirement Plan in accordance with its targeted funding policy. For all other pension plans and all other postretirement benefit plans, CIT expects to contribute $8.3 million and $4.1 million, respectively, during 2009.

Company assets, which are not included in the retirement plan assets in the preceding tables, are earmarked for the non-qualified U.S. Executive pension plan obligation.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth data relating to postretirement plans.

Postretirement Benefits
Years Ended December 31, (dollars in millions)

	2008	2007	2006

Change in Benefit Obligation
Benefit obligation at beginning of period	$49.6	$57.5	$62.4
Service cost	1.2	2.2	2.2
Interest cost	3.3	3.3	3.3
Employee contributions	1.9	1.6	1.1
Actuarial loss	(1.3)	(9.3)	(6.4)
Net benefits paid	(5.5)	(6.0)	(5.1)
Plan settlements and curtailments	0.4	–	–
Retiree Drug Subsidy	0.3	0.3	–
Plan amendments	0.1	–	–
Transferred liabilities	0.9	–	–
Currency translation adjustment	(0.1)	–	–

Benefit obligation at end of period	$50.8	$49.6	$57.5

Change in Plan Assets
Fair value of plan assets at beginning of period	$ –	$ –	$ –
Net benefits paid	(5.5)	(6.0)	(5.1)
Employee contributions	1.9	1.6	1.1
Employer contributions	3.3	4.1	4.0
Retiree Drug Subsidy	0.3	0.3	–

Fair value of plan assets at end of period	$ –	$ –	$ –

Reconciliation of Funded Status
Funded status	$(50.8)	$(49.6)	$(57.5)

Amounts Recognized in the Consolidated Balance Sheets
Before Adoption of SFAS 158:
Prepaid benefit cost			$ –
Accrued benefit liability			(47.3)
Intangible asset			–
Accumulated other comprehensive income			–

Net amount recognized			$(47.3)

After Adoption of SFAS 158:
Assets	$ –	$ –	$ –
Liabilities	(50.8)	(49.6)	(57.5)

Net amount recognized	$(50.8)	$(49.6)	$(57.5)

Amounts Recognized in Other Accumulated Comprehensive Income (AOCI) consist of:
Net actuarial (gain)/loss	$(0.1)	$0.9	$10.8
Prior service (credit)	(0.2)	(0.5)	(0.6)

Total AOCI (before taxes)	$(0.3)	$0.4	$10.2

Change in AOCI Due to Adoption of SFAS 158 (before taxes)			$10.2

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Postretirement Benefits
Years Ended December 31, (dollars in millions)

	2008	2007	2006

Weighted-average Assumptions Used to Determine Benefit Obligations at Period End
Discount rate	6.26%	6.50%	6.00%
Rate of compensation increase	4.50%	4.50%	4.50%
Weighted-average Assumptions Used to Determine Net Periodic Benefit Cost for periods
Discount rate	7.06%	6.00%	5.50%
Rate of compensation increase	4.50%	4.50%	4.25%
Components of Net Periodic Benefit Cost
Service cost	$1.2	$2.2	$2.2
Interest cost	3.3	3.3	3.3
Amortization of prior service cost	(0.1)	(0.1)	(0.1)
Amortization of net loss	(0.2)	0.6	1.1
Settlement and curtailment (gain)/loss	0.3	–	–

Total net periodic expense	$4.5	$6.0	$6.5

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income
Net actuarial (gain) loss	$(1.3)	$(9.3)
Amortization or settlement recognition of net gain/(loss)	0.2	(0.6)
Prior service cost (credit)	0.1	–
Amortization or curtailment recognition of prior service credit/(cost)	0.2	0.1
Initial net (asset)/obligation	–	–
Recognized initial net (asset)/obligation	–	–
Currency Translation Adjustment	–	–

Total recognized in other comprehensive income (before tax effects)	$(0.8)	$(9.8)

Total recognized in net benefit cost and other comprehensive income (before tax effects)	$3.7	$(3.8)

Amounts Expected to be Recognized in Net Periodic Cost in the Coming Year
Net (gain)loss recognition	$(0.0)	$(0.1)	$0.6
Prior service (credit)/cost recognition	$(0.0)	$(0.1)	$(0.1)
Assumed Health Care Trend Rates at Period End
Health care cost trend rate assumed for next year
Pre-65	9.00%	10.00%	10.00%
Post-65	8.40%	8.50%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50%	5.00%	5.25%
Year that the rate reaches the ultimate trend rate	2029	2018	2018

Included in our Postretirement Benefit Obligation at December 31, 2007 is a reduction to the liability for the transition of LTD medical benefits to our Postemployment Benefit Obligation. Preretirement medical obligations for employees on LTD are now being accounted for under FAS 112, “Employers’ Accounting for Postemployment Benefits”.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. The Company relies on both external and historical data to determine healthcare trend rates. A one-percentage point change in assumed healthcare cost trend rates would have the following estimated effects.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Postretirement Benefits
For the years ended December 31, (dollars in millions)

	2008	2007	2006

Effect of One-percentage Point Increase on:
Period end postretirement benefit obligation	$1.7	$1.8	$2.1
Total of service and interest cost components	$0.1	$0.1	$0.1
Effect of One-percentage Point Decrease on:
Period end postretirement benefit obligation	$(1.5)	$(1.6)	$(1.8)
Total of service and interest cost components	$(0.1)	$(0.1)	$(0.1)

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 introduced a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In accordance with FASB Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, CIT began prospective recognition of the effects of the subsidy in the third quarter 2004. Projected benefit payments and the effects of the Medicare Rx subsidy recognition are as follows:

For the years ended December 31, (dollars in millions)

2008		Medicare
Projected Benefit Payments	Gross	Rx Subsidy	Net

2009	$4.4	$0.3	$4.1
2010	$4.4	$0.4	$4.0
2011	$4.5	$0.5	$4.0
2012	$4.5	$0.5	$4.0
2013	$4.6	$0.6	$4.0
2014 – 2018	$22.6	$2.9	$19.7

2007		Medicare
Projected Benefit Payments	Gross	Rx Subsidy	Net

2008	$4.5	$0.4	$4.1
2009	$4.5	$0.4	$4.1
2010	$4.5	$0.5	$4.0
2011	$4.5	$0.5	$4.0
2012	$4.6	$0.5	$4.1
2013 – 2017	$23.5	$2.0	$21.5

2006		Medicare
Projected Benefit Payments	Gross	Rx Subsidy	Net

2007	$4.8	$0.2	$4.6
2008	$4.9	$0.4	$4.5
2009	$5.0	$0.5	$4.5
2010	$4.9	$0.5	$4.4
2011	$5.0	$0.6	$4.4
2012 – 2016	$26.3	$2.3	$24.0

Savings Incentive Plan

CIT also has a number of defined contribution retirement plans covering certain of its U.S. and non-U.S. employees, designed in accordance with conditions and practices in the countries concerned. Employee contributions to the plans are subject to regulatory limitations and the specific plan provisions. The largest plan is the CIT Group Inc. Savings Incentive Plan, which qualifies under section 401(k) of the Internal Revenue Code and accounts for 69% of CIT’s total defined contribution retirement plan expense for the year ended December 31, 2008. CIT’s expense is based on specific percentages of employee contributions and plan administrative costs and aggregated $17.0 million, $21.7 million and $26.9 million for the years ended December 31, 2008, 2007, and 2006.

Corporate Annual Bonus Plan

Annual bonuses are payable in cash to eligible employees of CIT. Payments depend, in part, on corporate and business financial

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

performance, a variety of subjective factors and individual participant responsibilities and performance during the fiscal period for which awards are made. Aggregate incentive pools are subject to review and approval by the Compensation Committee of the Board of Directors (the “Committee”). Bonus payments of $60.2 million were awarded for the year ended December 31, 2008, and were paid in the first quarter of 2009. For the year ended December 31, 2007, $85.1 million in bonuses were awarded.

In 2006, we adopted the Executive Incentive Plan, as approved by stockholders, which governs the annual cash-incentive for certain of our executive officers. The formula under the Executive Incentive Plan is designed to comply with Section 162(m) of the U.S. tax code and to permit us, thereby, to deduct the compensation we pay to our Named Executive Officers for federal income tax purposes. Under the Executive Incentive Plan, the maximum amount of annual incentive funding is limited to 2% of net income for a given fiscal year, and no more than 30% of that funding amount is available for payment to any single participant in the plan. The funding amounts generated under the Executive Incentive Plan formula provide a pool from which the Committee can allocate the bonus amounts to be paid to eligible executive officers. No amounts were paid under the Executive Incentive Plan in respect of the year ended December 31, 2008. The bonus amount listed above for 2007 includes $1.2 million paid to executive officers under the Executive Incentive Plan.

Stock-Based Compensation

In May 2008, CIT amended the Long-Term Incentive Plan (the “LTIP”) as approved by shareholders, which provides for grants of stock-based awards. The LTIP was initially adopted in May 2006 and replaced the prior plan, the Long-Term Equity Compensation Plan (the “ECP”), under which no new awards have been or will be made, although awards granted under the ECP prior to that date remain outstanding. The number of shares of common stock that may be issued for all purposes under the LTIP is 15,900,000, plus any shares that remained available for issuance under the ECP, including shares that become available for issuance upon cancellation or expiration of awards granted under the ECP without having been exercised or settled. Including 36,000,000 shares originally approved for issuance under the ECP, the combined maximum number of shares allowed for issuance under the LTIP equals 51,900,000. Shares that are issued for Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and other awards payable in shares of CIT common shares under the LTIP and that are granted on or after May 6, 2008 will reduce the aggregate share limit under the LTIP by a ratio of 1.94.

Stock Options granted to employees during 2008 have a vesting schedule of one third per year for three years, a 7-year term from the date of grant and were issued with strike prices equal to the fair market value of the common stock on each respective grant date (i.e., in each case a date on which quarterly earnings were publicly announced).

Restricted stock and restricted stock units granted to employees in 2008 generally vest either one third per year for three years or 100% after three years. Restricted stock awards to certain Executive Officers are scheduled to vest over five years but vesting may be accelerated to three years upon the achievement of certain performance goals. A limited number of restricted stock units were granted for retention purposes and are scheduled to vest one half per year for two years. Performance Shares were not granted during 2008.

Restricted cash units were granted to employees during 2008 under the LTIP, which settle 100% in cash and do not result in the issuance of any Shares of common stock. The restricted cash units granted during 2008 vest either 100% after three years or one half per year for two years.

On January 1, 2006, the Company adopted the revision to SFAS No. 123, “Share-Based Payment” (“FAS 123R”), which requires the recognition of compensation expense for all stock-based compensation plans. As a result, salaries and general operating expenses included $21.7 million of compensation expense related to employee stock option plans and employee stock purchase plans ($12.5 million after tax, $0.05 EPS) for the year ended December 31, 2008 and $24.3 million ($13.0 million after tax, $0.07 EPS) for 2007 and $30.8 million ($17.9 million after tax, $0.09 EPS) for 2006. Compensation expense is recognized over the vesting period (requisite service period), generally three years, under the graded vesting method, whereby each vesting tranche of the award is amortized separately as if each were a separate award. The compensation expense assumes a 4% annual forfeiture rate for employees who are not executive officers and 1% annual forfeiture rate for executive officers.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Data for the stock option plans is summarized as follows:

For the years ended December 31,

	2008		2007
		Weighted		Weighted
		Average		Average
		Price Per		Price Per
	Options	Option	Options	Option

Outstanding at beginning of period	12,262,634	$42.94	14,988,882	$41.78
January Grant	1,221,317	$21.15	872,294	$56.54
July Grant	4,420,691	$8.47	857,199	$49.17
Granted – Other	213,750	$9.54	29,024	$57.41
Exercised	(1,867)	$19.63	(2,879,016)	$33.59
Forfeited	(1,470,046)	$43.23	(1,605,749)	$59.82

Outstanding at end of period	16,646,479	$31.73	12,262,634	$42.94

Options exercisable at end of period	10,356,179	$39.56	8,719,880	$40.43
Options unvested at end of period	6,290,300	$18.86	3,542,754	$49.13

During 2008, 5,192,008 options were granted to employees as part of the annual long-term incentive process, as well as 450,000 options granted to new hires. In addition, 93,750 options were granted to independent members of the Board of Directors who elected to receive options in lieu of cash compensation for their retainer. The options issued to directors in lieu of cash compensation become exercisable on the first anniversary of the grant date. As part of the 2008 annual equity grant, 120,000 options were awarded to the independent members of the Board of Directors, which have a one-third per year vesting schedule.

In 2007, 1,729,493 options were granted to employees as part of the annual long-term incentive process. In addition, 29,024 CIT options were issued to independent members of the Board of Directors as part of the 2007 annual equity grant.

The weighted average fair value of new options granted was $4.39 and $13.76 for the years ended December 31, 2008 and 2007. The fair value of new options granted was determined at the date of grant using the Black-Scholes option-pricing model, based on the following assumptions.

The intrinsic value of options exercised during 2007 was $70.2 million. The intrinsic value of options exercised during 2008, outstanding and exercisable options as of December 31, 2008 were de minimis.

	Expected	Average	Expected	Risk Free
	Option Life	Dividend	Volatility	Interest
Option Issuance Range	Range	Yield	Range	Rate

2008
January, 2008	2.33-4.33 Years	4.73%	48.3% – 49.9%	2.45% – 2.75%
January, 2008 – Section 16b (named officers)	4.75-5.58 Years	4.73%	48.8% – 50.0%	2.85% – 2.99%
May, 2008 – Director Grant	4.75-5.58 Years	3.05%	67.9% – 68.4%	3.08% – 3.25%
July, 2008	2.33-4.33 Years	4.72%	81.8% – 89.3%	2.68% – 3.20%
July, 2008 – Section 16b (named officers)	4.75-5.58 Years	4.72%	80.2% – 81.0%	3.29% – 3.44%
October, 2008 – Director Grant	4.75-5.58 Years	13.75%	99.0% – 100.2%	2.72% – 2.98%
2007
January, 2007	2-4 Years	1.41%	23.3% – 24.4%	4.81% – 4.91%
January, 2007 – Section 16b (named officers)	4.75-5.58 Years	1.41%	24.4% – 26.3%	4.78% – 4.81%
May, 2007 – Director Grant	4.75-5.58 Years	1.33%	26.9% – 27.5%	4.54% – 4.55%
July, 2007	2-4 Years	2.03%	37.3% – 38.2%	4.84% – 4.89%
July, 2007 – Section 16b (named officers)	4.75-5.58 Years	2.03%	38.3% – 39.5%	4.90% – 4.92%
October, 2007 – Director Grant	4.75-5.58 Years	2.86%	47.8% – 49.1%	4.20% – 4.26%

For employees other than 16(b) officers (selected senior executives), the expected term is equal to the vesting period of the options plus 16 months for grants made in 2008. Since each vesting segment was valued separately, the expected term assumptions are therefore 28, 40, and 52 months for segments that vest in one, two and three years respectively. For 16(b) officers, the expected life calculation is based on the average of the longest and shortest possible exercise periods given the

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

restrictions on the exercise of options under the Executive Equity Retention Policy. Under this methodology, the expected life assumptions are 57 months, 62 months and 67 months for each tranche. The entire cost of options granted is immediately recognized for those employees who are retirement eligible as of the grant date. For options granted to employees who will reach retirement eligibility within the three year vesting period, the cost of the grants is amortized from the grant date through retirement eligibility date. The volatility assumption is equal to CIT’s historical volatility using weekly closing prices for the period commensurate with the expected option term, averaged with the implied volatility for CIT’s publicly traded options. The individual yield reflected the Company’s current dividend yield. The risk free interest rate reflects the implied yield available on U.S. Treasury zero-coupon issues (as of the grant date for each grant) with a remaining term equal to the expected term of the options.

The following table summarizes information about stock options outstanding and exercisable at December 31, 2008 and 2007.

	Options Outstanding			Options Exercisable
		Weighted
		Remaining	Weighted		Weighted
		Average	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Price	Outstanding	Life	Price	Exercisable	Price

2008
$2.91 – $20.00	4,324,535	6.3	$8.53	240,050	$8.56
$20.01 – $25.00	2,734,303	4.2	$22.02	1,746,934	$22.52
$25.01 – $35.00	1,043,626	4.2	$30.19	1,038,776	$30.17
$35.01 – $45.00	4,559,786	4.7	$40.66	4,559,786	$40.66
$45.01 – $60.00	3,508,791	3.6	$51.05	2,309,703	$50.77
$60.01 – $101.00	475,438	0.4	$73.89	460,930	$74.32

	16,646,479			10,356,179

2007
$18.14 – $27.21	1,777,136	4.5	$22.58	1,777,136	$22.58
$27.22 – $40.83	3,373,065	5.7	$35.95	3,329,733	$35.90
$40.84 – $61.26	6,362,799	5.8	$47.78	2,863,377	$46.02
$61.27 – $91.91	645,257	1.1	$73.46	645,257	$73.46
$91.92 – $137.87	102,787	0.1	$130.95	102,787	$130.95
$137.88 – $206.82	1,590	0.4	$160.99	1,590	$160.99

	12,262,634			8,719,880

The unrecognized pretax compensation cost related to employee stock options was $14.9 million at December 31, 2008, which is expected to be recognized in earnings over a weighted-average period of 0.9 years. The total intrinsic value (in-the-money value to employees), before taxes, related to options exercised during the year ended December 31, 2008 and the related cash received by the Company were de minimis.

Employee Stock Purchase Plan

Effective January 1, 2006, eligibility for participation in the Employee Stock Purchase Plan (the “ESPP”) includes employees of CIT and its participating subsidiaries who are customarily employed for at least 20 hours per week, except that any employees designated as highly compensated are not eligible to participate in the ESPP. The ESPP is available to employees in the United States and to certain international employees. Under the ESPP, CIT is authorized to issue up to 1,000,000 shares of common stock to eligible employees. Eligible employees can choose to have between 1% and 10% of their base salary withheld to purchase shares quarterly, at a purchase price equal to 85% of the fair market value of CIT common stock on the last business day of the quarterly offering period. The amount of common stock that may be purchased by a participant through the ESPP is generally limited to $25,000 per year. A total of 366,158 shares were purchased under the plan in 2008 and 123,982 shares were purchased under the plan in 2007.

Restricted Stock

No Performance Shares were awarded under the LTIP during 2008. Performance shares awarded under the LTIP totaled 834,182 in 2007. Final payouts of these awards are based upon subsequent three-year performance period covering 2007-2010. In 2006, 839,894 performance shares were awarded under the ECP (the LTIP was adopted in May 2006). The performance targets for these awards are based upon a combination of consolidated return on common equity measurements and compounded annual EPS growth rates, which ultimately determine the number of common shares issued.

Restricted stock and or restricted stock units awarded to employees were 3,627,789, 7,517, and 119,248 for 2008, 2007 and 2006 respectively. These shares were awarded at the fair market value on the applicable grant dates and have either a one-third per

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

year or three-year cliff-vest period. In addition, 55,068, 8,348 and 8,123 shares were granted during 2008, 2007 and 2006, respectively to independent members of the Board of Directors who elected to receive shares in lieu of cash compensation for their retainer. The restricted shares issued to directors in lieu of cash compensation vest on the first anniversary of the grant date. As part of the 2008 annual share grant, 35,804 shares were awarded to the independent members of the Board of Directors, which have a one-third per year vesting schedule.

For the years ended December 31, 2008, 2007 and 2006, $9.2 million, $17.9 million, and $44.1 million, respectively, of expenses are included in salaries and general operating expenses related to restricted stock.

The following tables summarize the restricted stock activity for 2008 and 2007:

	2008
	Restricted Shares/Units		Performance Shares

		Weighted		Weighted
		Average		Average
	Number of	Grant Date	Number of	Grant Date
	Shares	Value	Shares	Value

Unvested at beginning of the year	189,687	$47.94	1,986,608	$50.46
Granted to employees	3,627,789	$8.87	–	–
Granted to independent directors	90,872	$8.34	n/a	n/a
Granted pursuant to performance above target
related to 2005-2007 performance shares	n/a	n/a	311,467	$40.74
Forfeited	(299,593)	$13.73	(239,396)	$52.85
Vested	(169,754)	$39.35	(994,476)	$41.69

Unvested at end of period	3,439,001	$9.08	1,064,203	$55.28

The fair value of restricted stock and performance shares that vested during 2008 was $1.6 million and $15.0 million respectively.

	2007
	Restricted Shares/Units		Performance Shares

		Weighted		Weighted
		Average		Average
	Number of	Grant Date	Number of	Grant Date
	Shares	Value	Shares	Value

Unvested at beginning of the year	263,522	$47.01	2,002,822	$45.24
Granted to employees	7,517	$56.54	834,182	$56.54
Granted to independent directors	17,712	$49.30	n/a	n/a
Granted pursuant to performance above target
related to 2004-2006 performance shares	n/a	n/a	260,742	$38.88
Forfeited	(5,000)	$43.91	(328,898)	$52.43
Vested	(94,064)	$46.51	(782,240)	$38.88

Unvested at end of period	189,687	$47.94	1,986,608	$50.46

The fair value of restricted stock and performance shares that vested during 2007 was $5.0 million and $47.3 million respectively.

Restricted Cash Units

Restricted cash units awarded to employees under the LTIP were 1,804,595 and 55,131 for 2008 and 2007 respectively. These units were awarded at the fair market value on the applicable grant dates and generally have a three-year cliff-vest period. A limited number of awards granted in January 2008 for retention purposes vest one half per year for two years.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Data for restricted cash unit awards is summarized as follows:

For the years ended December 31,

	2008		2007
		Weighted		Weighted
	Number	Average	Number	Average
	Of	Grant Date	Of	Grant Date
	Units	Fair Value	Units	Fair Value

Outstanding at beginning of year	51,571	$51.31	–	$–
Granted	1,804,595	$15.14	55,131	$51.18
Forfeited	(272,957)	$16.65	(3,560)	$49.17
Vested	(81,943)	$16.52	–	$–

Outstanding at end of year	1,501,266	$16.03	51,571	$51.31

The fair value of restricted cash units that vested during 2008 was $535.1 thousand.

NOTE 17 — COMMITMENTS

The accompanying table summarizes credit-related commitments, as well as purchase and funding commitments related to continuing operations. Descriptions of these items follow the table.

Commitments (dollars in millions)

	December 31, 2008			December 31,
	Due to Expire			2007
	Within	After	Total	Total
	One Year	One Year	Outstanding	Outstanding

Financing Commitments
Financing and leasing assets	$964.7	$5,797.7	$6,762.4	$12,109.5
Letters of credit and acceptances:
Standby letters of credit	444.5	202.0	646.5	743.6
Other letters of credit	245.7	–	245.7	365.9
Guarantees, acceptances and other recourse obligations	747.2	1.2	748.4	232.3
Purchase and Funding Commitments
Aerospace and other manufacturer purchase commitments	610.5	4,949.4	5,559.9	5,586.9
Sale-leaseback payments	140.6	1,638.5	1,779.1	1,925.9
Other
Liabilities for unrecognized tax benefits	35.0	101.5	136.5	223.1

Financing commitments, referred to as loan commitments, or lines of credit, are agreements to lend to customers, subject to the customers’ compliance with contractual obligations. Given that these commitments are not typically fully drawn, may expire unused or be reduced or cancelled at the customer’s request, the total commitment amount does not necessarily reflect the actual future cash flow requirements.

Financing commitments, declined from $12.1 billion at year end 2007 to $6.8 billion at December 31, 2008, as the Company strategically limited new loan originations and commitments, and approximately $2 billion of available undrawn asset based loan commitments were sold in conjunction with liquidity initiatives, while others were utilized or expired. The 2008 financing commitments shown above include roughly $1.3 billion of consumer commitments issued in connection with third-party vendor programs and exclude roughly $1.9 billion of commitments that were not available for draw due to requirements for asset / collateral availability or covenant conditions at December 31, 2008.

In addition to the amounts shown in the table above, the Company has extended unused, cancelable lines of credit to customers in connection with third-party vendor programs, which may be used solely to finance additional product purchases. These uncommitted lines of credit can be reduced or canceled by CIT at any time without notice. Management’s experience indicates that customers typically do not seek to exercise their entire available line of credit at any point in time.

In the normal course of meeting the needs of its customers, CIT also enters into commitments to provide financing, letters of credit and guarantees. Standby letters of credit obligate CIT to pay the beneficiary of the letter of credit in the event that a CIT client to whom the letter of credit was issued does not meet its related obligation to the beneficiary. These financial instruments generate fees and involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. To minimize potential credit risk, CIT generally requires collateral and other forms of credit support from the customer.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Guarantees are issued primarily in conjunction with CIT’s factoring product in Trade Finance, whereby CIT provides the client with credit protection for its trade receivables without actually purchasing the receivables. The trade terms are generally sixty days or less. If the client’s customer is unable to pay according to the contractual terms, then CIT purchases the receivables from the client. As of December 31, 2008 and December 31, 2007, CIT had no outstanding liabilities relating to these credit-related commitments or guarantees, as amounts are generally billed and collected on a monthly basis.

CIT’s firm purchase commitments relate predominantly to purchases of commercial aircraft and rail equipment. The commitments to purchase commercial aircraft are with both Airbus Industrie and The Boeing Company. The aerospace equipment purchases are contracted for a specific model aircraft, using a baseline aircraft specification at fixed prices, which reflect discounts from fair market purchase prices prevailing at the time of commitment. The delivery price of an aircraft may also change depending on the final specifications of the aircraft, including engine thrust, aircraft weight and seating configuration. Equipment purchases are recorded at delivery date at the final purchase price paid, which includes purchase price discounts, price changes relating to specification changes and price increases relating to inflation and manufacturing components. Accordingly, the commitment amounts detailed in the preceding table are based on the contracted purchase price less payments to date for pre-delivery payments and exclude buyer furnished equipment to be selected by the initial lessee. Pursuant to existing contractual commitments, 114 aircraft remain to be purchased (14 within the next 12 months). Lease commitments are in place for the aircraft to be delivered over the next twelve months. The commitment amount excludes unexercised CIT options to purchase aircraft. The aircraft deliveries to CIT are scheduled periodically through 2018.

Rail equipment purchase commitments are at fixed prices subject to price increases for inflation and manufacturing components. The time period between commitment and purchase for rail equipment is generally less than 18 months. Additionally, CIT is party to railcar sale-leaseback transactions under which it is obligated to pay a remaining total of $1,779.1 million, or approximately $142 million per year for 2009 through 2013, with remaining payments due through 2030. These lease payments are expected to be more than offset by rental income associated with re-leasing the assets, subject to actual railcar utilization and rentals. In conjunction with sale-leaseback transactions, CIT has guaranteed all obligations of the related consolidated lessee entities.

CIT has guaranteed the public and private debt securities of a number of its wholly-owned, consolidated subsidiaries, including those disclosed in Note 26 – Summarized Financial Information of Subsidiaries. In the normal course of business, various consolidated CIT subsidiaries have entered into other credit agreements and certain derivative transactions with financial institutions that are guaranteed by CIT. These transactions are generally used by CIT’s subsidiaries outside of the U.S. to allow the local subsidiary to borrow funds in local currencies.

NOTE 18 — LEGAL PROCEEDINGS AND OTHER MATTERS

SECURITIES CLASS ACTION

On July 25, 2008 and August 22, 2008, putative class action lawsuits were filed in the United States District Court for the Southern District of New York against CIT, its Chief Executive Officer and its Chief Financial Officer. The lawsuits allege violations of the Securities Exchange Act of 1934 (“1934 Act”) and Rule 10b-5 promulgated thereunder during the period from April 18, 2007 to March 5, 2008.

On August 15, 2008, a putative class action lawsuit was filed in the United States District Court for the Southern District of New York by the holder of CIT PrZ equity units against CIT, its Chief Executive Officer, its Chief Financial Officer and members of its Board of Directors. The lawsuit alleges violations of Sections 11 and 12 of the Securities Act of 1933 with respect to the Company’s registration statement and prospectus filed with the SEC on October 17, 2007 through March 5, 2008.

On September 5, 2008, a shareholder derivative lawsuit was filed in the United States District Court for the Southern District of New York against CIT, its Chief Executive Officer, its former Controller and members of its Board of Directors, alleging defendants breached their fiduciary duties to the plaintiff and abused the trust placed in them by wasting, diverting and misappropriating CIT’s corporate assets. On September 10, 2008, a similar shareholder derivative action was filed in New York County Supreme Court against CIT, its Chief Executive Officer, its Chief Financial Officer and members of its Board of Directors.

Each of the above lawsuits is premised upon allegations that the Company made false and misleading statements and or omissions about its financial condition by failing to account in its financial statements or, in the case of the preferred stockholder, its registration statement and prospectus, for private student loans related to a pilot training school, which, plaintiffs allege were highly unlikely to be repaid and should have been written off. Plaintiffs seek, among other relief, unspecified damages and interest. CIT believes the allegations in these actions are without merit and intends to vigorously defend these actions.

U.S. DEPARTMENT OF EDUCATION OIG AUDIT

On January 5, 2009, the Office of Inspector General for the U.S. Department of Education issued an Audit Report addressed to Fifth Third Bank, as eligible lender trustee for three student loan companies that received financing from and sold loans to Student Loan Xpress (SLX). The OIG Audit Report alleges that each of the three lenders had violated rules on prohibited inducements for the marketing of student loans on over $3 billion of guaranteed student loans originated by the lenders and sold to SLX. The OIG Audit Report recommended that the Office of Federal Student Aid of the Department of Education find that SLX and each of the three lenders had committed anti-inducement violations. Based in part on the advice of outside counsel, management believes the Company has complied with all applicable rules and regulations in this matter. However, since the Company has ceased originating student loans, management is attempting to resolve these matters as expeditiously as possible through a financial settlement, which the Company believes will not have a material adverse effect on the Company’s financial condition or results of operation.

PILOT TRAINING SCHOOL BANKRUPTCY

In February 2008, a helicopter pilot training school filed for bankruptcy and ceased operating. Student Loan Xpress, Inc. (“SLX”), a subsidiary of CIT engaged in the student lending business, had originated private (non-government guaranteed) loans to students of the school, which totaled approximately $196.8 million in principal and accrued interest as of December 31, 2007. SLX

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ceased originating new loans to students of this school in mid-May 2007, but a majority of our student borrowers had not completed their training when the school ceased operations. Collectability of the outstanding principal and interest on the balance of the loans will depend on a number of factors, including the student’s current ability to repay the loan, whether a student has completed the pilot licensing requirements, whether a student can complete any remaining education requirements at another institution (including making further tuition payments and accessing previous education records) and satisfy any remaining licensing requirements.

After the school filed for bankruptcy, and ceased operations, CIT voluntarily placed those students who were in school at the time of the closure “in grace” such that no payments under their loans are required to be made and no interest on their loans is accruing, pending further notice. Lawsuits, including four putative class action lawsuits, have been filed against SLX and other lenders alleging, among other things, violations of state consumer protection laws. In addition, several other attorneys who purport to represent student borrowers have threatened litigation if their clients do not receive relief with respect to their debts to SLX. CIT participated in a mediation with several class counsels and the parties have made substantial progress towards a resolution of the student claims against SLX. The Attorneys General of several states are reviewing the impact of the helicopter pilot training school’s closure on the student borrowers and any possible role of SLX. CIT is cooperating in each of the Attorney General inquiries. Management believes the Company has good defenses in each of these pending and threatened matters and with respect to the Attorneys General inquiries. However, since the loans are unsecured and uncertainties exist regarding collection, management continues to attempt to resolve these matters as expeditiously as possible.

STUDENT LOAN INVESTIGATIONS

In connection with investigations into (i) the relationships between student lenders and the colleges and universities that recommend such lenders to their students, and (ii) the business practices of student lenders, CIT and/or SLX received requests for information from several state Attorneys General and several federal governmental agencies. In May, 2007, CIT entered into an Assurance of Discontinuance (“AOD”) with the New York Attorney General (“NYAG”), pursuant to which CIT contributed $3.0 million into a fund established to educate students and their parents concerning student loans and agreed to cooperate with the NYAG’s investigation, in exchange for which, the NYAG agreed to discontinue its investigation concerning certain alleged conduct by SLX. CIT is fully cooperating with the remaining investigations.

VENDOR FINANCE BILLING AND INVOICING INVESTIGATION

In the second quarter of 2007, the office of the United States Attorney for the Central District of California requested that CIT produce the billing and invoicing histories for a portfolio of customer accounts that CIT purchased from a third-party vendor. The request was made in connection with an ongoing investigation being conducted by federal authorities into billing practices involving that portfolio. State authorities in California have been conducting a parallel investigation. It appears the investigations are being conducted under the Federal False Claims Act and its California equivalent. CIT is cooperating with these investigations, and substantial progress has been made towards a resolution of the investigations. Based on the facts known to date, CIT believes its exposure will not be material.

LEHMAN BROTHERS BANKRUPTCY

In conjunction with certain interest rate and foreign currency hedging activities, the Company had counterparty receivables from Lehman Specialty Financing Inc (“LSF”), a subsidiary of Lehman Brothers Holding Inc. (“Lehman”) totaling $33 million related to derivative transactions. On September 15, 2008, Lehman filed a petition under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. In October 2008, LSF filed a Chapter 11 petition in the same court. The Company terminated the swaps prior to the bankruptcy, but has not received payment for the amounts owed, resulting in a bankruptcy claim against LSF. Based on management’s assessment of the collectibility of the outstanding balances and the corresponding potential impairment of this asset, the Company recorded a $15 million pretax valuation charge in the fourth quarter of 2008.

RESERVE FUND INVESTMENT

At February 27, 2009, the Company had a remaining principal balance of $86 million (of an initial investment of $600 million) invested in the Reserve Primary Fund (the “Reserve Fund”), a money market fund. The Reserve Fund currently is in orderly liquidation under the supervision of the SEC and its net asset value had fallen below its stated value of $1.00. In September 2008, the Company requested redemption, and received confirmation with respect to a 97% payout on a portion of the investment. As a result, the Company accrued a pretax charge of $18 million in the third quarter representing the Company’s estimate of loss based on the 97% partial payout confirmation.

On February 26, 2009, the Board of Trustees of the Reserve Fund (the “Board”) announced their decision to initially set aside $3.5 billion in a special reserve under the plan of liquidation, to cover potential liabilities for damages and associated expenses related to lawsuits and regulatory actions against the fund. The special reserve may be increased or decreased as further information becomes available. As a result, pursuant to the liquidation plan, interim distributions will continue to be made up to 91.72% unless the Board determines a need to increase the special reserve. Amounts in the special reserve will be distributed to shareholders once claims, if any are successful, and the related expenses have been paid or set aside for payment.

The determination of the total distribution to CIT is subject to the distribution available to all investors of this fund and may take a long period of time. As a result, potential recovery may vary from the recorded investment. The Company will continue to monitor further developments with respect to the estimate of loss.

OTHER LITIGATION

In addition, there are various legal proceedings and government investigations against or including CIT, which have arisen in the ordinary course of business. While the outcomes of the ordinary course legal proceedings and the related activities are not certain, based on present assessments, management does not believe that they will have a material adverse effect on CIT.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 — LEASE COMMITMENTS

The following table presents future minimum rentals under noncancellable long-term lease agreements for premises and equipment at December 31, 2008.

Years Ended December 31,

Amount

2009	$41.4
2010	34.9
2011	32.5
2012	30.3
2013	29.7
Thereafter	196.8

Total	$365.6

In addition to fixed lease rentals, leases generally require payment of maintenance expenses and real estate taxes, both of which are subject to rent escalation provisions. Minimum payments have not been reduced by minimum sublease rentals of $5.7 million due in the future under noncancellable subleases.

Rental expense, net of sublease income on premises and equipment, was as follows.

	December 31,	December 31,	December 31,
	2008	2007	2006

Premises	$49.8	$47.7	$43.7
Equipment	6.9	8.0	7.7
Less sublease income	(4.7)	(4.6)	(6.2)

Total	$52.0	$51.1	$45.2

NOTE 20 — FAIR VALUE MEASUREMENTS Fair Value Hierarchy

Assets and liabilities measured at estimated fair value on a recurring basis are summarized below. Such assets and liabilities are classified in their entirety based on the lowest priority ranking of input that is significant to the fair value measurement. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable and the determination of fair value requires significant judgment or estimation. Financial assets at estimated fair value classified within level 3 totaled $247.0 million, or 0.3% of total assets as of December 31, 2008.

Assets and Liabilities Measured at Fair Value on a Recurring Basis (dollars in millions)

		Fair Value Measurements Using:
	Total	Level 1	Level 2	Level 3

Assets
Retained interests in securitizations	$229.4	$–	$–	$229.4
Derivatives – counterparty receivable	1,628.9	–	1,611.3	17.6
Equity Investments (in Other Assets)	88.5	88.5	–	–

Total Assets	$1,946.8	$88.5	$1,611.3	$247.0

Liabilities
Derivatives – counterparty liability	$561.5	$–	$539.1	$22.4

Total Liabilities	$561.5	$–	$539.1	$22.4

Retained Interests in Securitizations

Retained interests from securitization activities do not trade in an active, open market with readily observable prices. Accordingly, the fair value of retained interests is estimated using discounted cash flow (“DCF”) models. Significant assumptions, including estimated loan pool credit losses, prepayment speeds and discount rates, are utilized to estimate the fair values of retained interests, both at the date of the securitization and in subsequent quarterly valuations. The assumptions reflect the Company’s recent historical experience and anticipated trends with respect to portfolio performances rather than observable inputs from similar transactions in the marketplace. Changes in assumptions may have a significant impact on the valuation of retained interests. See Note 2 for additional information.

Derivatives

The Company’s derivative contracts are not generally listed on an exchange. Thus the derivative positions are valued using models in which the inputs are predominately determined using readily observable market data. The models utilized reflect the contractual terms of the derivatives, including the period to maturity, and market-based parameters such as interest rates, volatility, and the credit quality of both the counterparty and CIT. Credit risk is

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

factored into the fair value of derivative positions via a credit adjustment based upon observable market data such as the counterparty’s credit default swap (CDS) spreads, in the case of net asset positions, and CIT’s CDS spreads, in the case of net liabilities. The application of netting by counterparty is consistent with the ISDA master agreements that govern the terms and conditions of the Company’s derivative transactions.

The majority of the Company’s derivatives including interest rate swaps and option contracts fall within Level 2 of the fair value hierarchy because the significant inputs to the models are readily observable in actively quoted markets. Selected foreign currency interest rate swaps, two CPI index-based swaps, and a securities-based borrowing facility with Goldman Sachs structured and documented as a total return swap (TRS), where inputs are not readily observable market parameters, fall within Level 3 of the fair value hierarchy. Receivables and payables are reported on a gross-by-counterparty basis.

Equity Investments (in Other Assets)

Quoted prices available in the active equity markets were used to determine the estimated fair value of equity investment securities.

Level 3 Gains and Losses

The table below sets forth a summary of changes in the estimated fair value of the Company’s Level 3 financial assets and liabilities categorized as level 3 as of the year ended December 31, 2008.

Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3) (dollars in millions)

		Retained
		Interests in
	Total	Securitizations	Derivatives

December 31, 2007	$1,165.8	$1,170.0	$(4.2)
Gains or losses realized/unrealized
Included in other income	14.2	5.0	9.2
Included in other comprehensive income	(27.3)	(17.5)	(9.8)
Other net	(928.1)	(928.1)	–

December 31, 2008	$224.6	$229.4	$(4.8)

The gain on Level 3 derivatives in the table above, related to certain cross-currency swaps that economically hedge currency exposures, but do not qualify for hedge accounting, was essentially offset by losses on corresponding currency transactional exposures.

Assets and Liabilities Measured at Fair Value on a Non-recurring Basis

Certain assets and liabilities are measured at estimated fair value on a non-recurring basis. These instruments are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). The following table presents the financial instruments on the Consolidated Balance Sheet by caption and by level within the SFAS 157 valuation hierarchy (as described above) as of December 31, 2008, for which a non-recurring change in fair value has been recorded during the year ended December, 2008.

Assets Measured at Fair Value on a Non-recurring Basis (dollars in millions)

	Fair Value Measurements at Reporting Date Using:
					Total Gains
	Total	Level 1	Level 2	Level 3	and (Losses)

Assets
Loans Held for Sale	$–	$–	$–	$–	$–
Impaired loans (SFAS 114)	774.5	–	–	774.5	(289.8)

Total	$774.5	$–	$–	$774.5	$(289.8)

During 2008, charges taken on loans held for sale were $128.7 million and the reduction in estimated fair value of impaired loans was $313.8 million.

Loans Held for Sale

The estimated fair value of loans classified as held for sale is calculated using observable market information, including bids from prospective purchasers and pricing from similar market transactions where available. Where bid information is not available for a specific loan, the valuation is principally based upon recent transaction prices for similar loans that have been sold. These comparable loans share characteristics that typically include industry, rating, capital structure, seniority, and consideration of counterparty credit risk. In addition, general market conditions, including prevailing market spreads for credit and liquidity risk, are also considered in the valuation process. Loans held for sale are generally classified within Level 2 of the valuation hierarchy. Aerospace assets, which are primarily aircraft subject to operating leases that are classified for accounting purposes as non-financial assets, are excluded due to the delayed SFAS 157 effective date for one year for non-financial assets.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impaired Loans

Impairment of a loan within the scope of SFAS 114 is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral dependent. Impaired loans for which the carrying amount is based on fair value of the underlying collateral are included in assets and reported at estimated fair value on a non-recurring basis, both at initial recognition of impairment and on an on-going basis until recovery or charge-off of the loan amount. The determination of impairment involves management’s judgment in the use of market data and third party estimates regarding collateral values. Valuations in the level of impaired loans and corresponding impairment as defined under SFAS 114 affect the level of the reserve for credit losses.

NOTE 21 — FAIR VALUES OF FINANCIAL INSTRUMENTS

Estimated fair values, recorded carrying values and various assumptions used in valuing CIT’s financial instruments are set forth below. The table below excludes financial instruments of discontinued operations, which formerly comprised the Home Lending segment. The home lending origination platform was closed in August 2007 and the remaining assets and operations were sold in July 2008. For additional information see Note 1 Summary of Significant Accounting Polices “Discontinued Operation”.

December 31, (dollars in millions)

	2008 Asset/(Liability)		2007 Asset/(Liability)
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Finance receivables-loans(1)	$42,402.8	34,085.9	$42,359.4	$42,911.7
Finance receivables-held for sale(2)	156.1	156.1	1,260.2	1,260.2
Retained interest in securitizations(2)	229.4	229.4	1,170.0	1,170.0
Other assets(3)	2,862.0	2,862.0	1,015.7	1,015.7
Commercial paper(4)	—	—	(2,822.3)	(2,822.3)
Bank credit facilities	(5,200.0)	(4,627.5)	—	—
Deposits (including accrued interest payable)(5)	(2,651.9)	(2,774.2)	(2,783.9)	(2,834.4)
Variable-rate senior notes (including accrued interest payable)(6)	(12,824.0)	(10,605.4)	(20,011.7)	(18,693.6)
Fixed-rate senior notes (including accrued interest payable)(6)	(25,022.6)	(17,703.5)	(29,914.5)	(27,568.0)
Non-recourse, secured borrowings (including accrued interest payable)(7)	(19,119.0)	(15,811.4)	(12,678.6)	(12,446.7)
Junior Subordinated notes and convertible debt	(2,098.9)	(1,263.5)	(1,440.0)	(1,068.0)
Credit balances of factoring clients and other liabilities(8)	(4,945.3)	(4,945.3)	(7,164.7)	(7,164.7)
Derivative financial instruments(9)	1,067.8	1,067.8	431.2	431.2

(1)	The fair value of performing fixed-rate loans was estimated based upon a present value discounted cash flow analysis, using interest rates that were being offered at the end of the year for loans with similar terms to borrowers of similar credit quality. Discount rate used in the present value calculation range from 13.3% to 23.4% for December 31, 2008 and 4.2% to 21.6% for December 31, 2007 based on individual business units. For floating-rate loans we used an average LIBOR spread of 13% to approximate carrying value. The net carrying value of lease finance receivables not subject to fair value disclosure totaled $10.6 billion at December 31, 2008 and $10.9 billion at December 31, 2007.
(2)	Finance receivables held for sale are recorded at lower of cost or market on the balance sheet. Given current market conditions, lower of cost or market is equal to fair value. Fair values of retained interests in securitizations are calculated utilizing current and anticipated credit losses, prepayment speeds and discount rates.
(3)	Other assets subject to fair value disclosure include accrued interest receivable, certain investment securities, servicing assets and miscellaneous other assets. The carrying amount of accrued interest receivable approximates fair value. The carrying value of other assets not subject to fair value disclosure totaled $1.7 billion at December 31, 2008 and $2.7 billion at December 31, 2007.
(4)	The estimated fair value of commercial paper approximated carrying value due to the relatively short maturities.
(5)	The fair value of deposits was estimated based upon a present value discounted cash flow analysis. Discount rates used in the present value calculation range from 1.55% to 4.65% at December 31, 2008 and 4.83% to 5.48% at December 31, 2007.
(6)	The difference between the carrying value of fixed-rate senior notes, variable rate senior notes and preferred capital securities and the corresponding balances reflected in the consolidated balance sheets is accrued interest payable. These amounts are excluded from the other liabilities balances in this table. Most fixed-rate notes were valued from quoted market estimates. In rare instances where market estimates were not available, values were computed using a present value discounted cash flow analysis with a discount rate approximating current market rates for issuances by CIT of similar term debt at the end of the year. Discount rates used in the present value calculation ranged from 3.31% to 16.88% at December 31, 2008 and 3.51% to 9.21% at December 31, 2007. The spread is substantially wider this year due to the low interest rate environment and the widening of CIT credit spreads.
(7)	Non-recourse secured borrowing includes Trade Finance where the fair value is approximately par.
(8)	The estimated fair value of credit balances of factoring clients approximates carrying value due to their short settlement terms. Other liabilities include accrued liabilities and deferred federal income taxes. Accrued liabilities and payables with no stated maturities have an estimated fair value that approximates carrying value. The carrying value of other liabilities not subject to fair value disclosure totaled $0.1 billion and $0.7 billion December 31, 2008 and 2007.
(9)	CIT enters into derivative financial instruments for hedging purposes (FAS 133 and economic hedges) only. The estimated fair values are calculated internally using market data and represent the net amount receivable or payable to terminate the agreement, taking into account current market rates. See Note 9 — “Derivative Financial Instruments” for notional principal amounts and fair values associated with the instruments.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Until December 31, 2007, CIT was a partner with Dell Inc. (“Dell”) in Dell Financial Services L.P. (“DFS”), a joint venture that offered financing to Dell’s customers. The joint venture provided Dell with financing and leasing capabilities that were complementary to its product offerings and provided CIT with a source of new financings. In December 2007, Dell exercised its right to buy CIT’s interest and the Company sold its 30% ownership interest in DFS joint venture. CIT has the right to purchase a minimum percentage of DFS’s finance receivables on a declining scale through January 2010.

In accordance with the joint venture agreement, net income and losses generated by DFS as determined under GAAP were allocated 70% to Dell and 30% to CIT. The DFS board of directors voting representation was equally weighted between designees of CIT and Dell, with one independent director. DFS was not consolidated in CIT’s financial statements and was accounted for under the equity method. Financing and leasing assets related to the DFS program included in the CIT Consolidated Balance Sheet (but excluding certain related international receivables originated directly by CIT) were approximately $2.2 billion and $0.6 billion and securitized assets included in owned and securitized assets were approximately $0.2 billion and $2.3 billion at December 31, 2008 and 2007, respectively. During the fourth quarter of 2008, CIT restructured a securitization conduit that resulted in bringing approximately $1.5 billion of previously securitized assets back on balance sheet. For the year ended December 31, 2007, CIT’s 30% proportionate share of pretax income related to the joint venture was approximately $81.6 million, which was reported in other income. CIT had no equity investment in or loans to the joint venture at December 31, 2007 or thereafter due to the sale.

CIT also has a joint venture arrangement with Snap-on Incorporated (“Snap-on”) that has a similar business purpose and model to the DFS arrangement described above, including limited credit recourse on defaulted receivables. The agreement with Snap-on extends until January 2010. CIT and Snap-on have 50% ownership interests, 50% board of directors’ representation, and share income and losses equally. The Snap-on joint venture is accounted for under the equity method and is not consolidated in CIT’s financial statements. At both December 31, 2008 and 2007, financing and leasing assets were approximately $1.0 billion and securitized assets included in owned and securitized assets were less than $0.1 billion.

Since December 2000, CIT has been a joint venture partner with Canadian Imperial Bank of Commerce (“CIBC”) in an entity that is engaged in asset-based lending in Canada. Both CIT and CIBC have a 50% ownership interest in the joint venture, and share income and losses equally. This entity is not consolidated in CIT’s financial statements and is accounted for under the equity method. CIT’s investment in and loans to the joint venture were approximately $385 million and $440 million at December 31, 2008 and 2007.

In the first quarter of 2007, the Company formed Care Investment Trust Inc. (Care), an externally managed real estate investment trust (RElT), formed principally to invest in healthcare-related commercial mortgage debt and real estate. In conjunction with a June 2007 IPO, CIT contributed approximately $280 million of loans to Care in return for cash and a 36% equity investment, of approximately $79 million, in Care. A subsidiary of CIT provides services to Care pursuant to a management agreement. The investment in Care is accounted for under the equity method, as CIT does not have a majority of the economics (expected losses and residual returns) in the entity.

CIT invests in various trusts, partnerships, and limited liability corporations established in conjunction with structured financing transactions of equipment, power and infrastructure projects. CIT’s interests in certain of these entities were acquired by CIT in a 1999 acquisition, and others were subsequently entered into in the normal course of business. Other assets included approximately $10 million and $11 million of investments in non-consolidated entities relating to such transactions that are accounted for under the equity or cost methods at December 31, 2008 and 2007.

The combination of investments in and loans to non-consolidated entities represents the Company’s maximum exposure to loss, as the Company does not provide guarantees or other forms of indemnification to non-consolidated entities.

Certain shareholders of CIT provide investment management, banking and investment banking services in the normal course of business.

NOTE 23 — BUSINESS SEGMENT INFORMATION

Management’s Policy in Identifying Reportable Segments

CIT’s reportable segments are comprised of strategic business units or “verticals” that are aggregated into segments primarily based upon industry categories and to a lesser extent, the core competencies relating to product origination, distribution methods, operations and servicing, and the nature of their regulatory environment. This segment reporting is consistent with the presentation to management.

Types of Products and Services

CIT has five reportable segments: Corporate Finance, Transportation Finance, Trade Finance, Vendor Finance and Consumer. Transportation Finance and Vendor Finance offer secured lending and leasing products to midsize and larger companies across a variety of industries, including aerospace, rail, machine tool, business aircraft, technology, manufacturing and transportation. Trade Finance and Corporate Finance offer secured lending and receivables collection as well as other financial products and services to small and midsize companies. These include secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing and factoring, debtor-in-possession and turnaround financing and management advisory services. Consumer offers student lending through Student Loan Xpress and the operations of CIT Bank, Utah chartered bank that was recently converted from an industrial bank.

Segment Profit and Assets

The segment returns reflect our historic risk based capital allocation methodology that was based upon segment asset classes, owned and securitized. In conjunction with our transition to a bank holding company, we are considering transitioning to a regulatory capital, risk-weighted capital, allocations model in 2009 to measure business performance.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents reportable segment information and the reconciliation of segment balances to the consolidated financial statement totals and the consolidated owned and securitized assets.

(dollars in millions)

	Corporate	Transportation	Trade	Vendor	Commercial		Total	Corporate	Continuing
	Finance	Finance	Finance	Finance	Segments	Consumer	Segments	and Other	Operations

For the year ended December 31, 2008
Interest income	$1,471.8	$193.4	$210.2	$1,049.3	$2,924.7	$580.2	$3,504.9	$133.3	$3,638.2
Interest expense	(883.5)	(577.2)	(80.5)	(633.1)	(2,174.3)	(462.5)	(2,636.8)	(502.3)	(3,139.1)
Provision for credit losses	(520.0)	25.0	(74.5)	(131.2)	(700.7)	(348.2)	(1,048.9)	(0.3)	(1,049.2)
Rental income on operating leases	55.6	1,345.3	–	566.4	1,967.3	–	1,967.3	(2.0)	1,965.3
Other income, excluding rental income on operating leases	20.6	124.0	244.0	72.7	461.3	3.0	464.3	30.7	495.0
Depreciation on operating lease equipment	(33.5)	(596.1)	–	(516.1)	(1,145.7)	–	(1,145.7)	0.5	(1,145.2)
Other expenses, excluding depreciation on operating lease equipment and goodwill and intangible impairment charges	(409.3)	(138.6)	(141.2)	(433.7)	(1,122.8)	(72.0)	(1,194.8)	(178.7)	(1,373.5)
Goodwill and intangible impairment charges	–	–	–	(467.8)	(467.8)	–	(467.8)	–	(467.8)
(Provision) benefit for income taxes and minority interest, after tax	131.3	(48.7)	(58.4)	143.7	167.9	115.0	282.9	160.3	443.2

Net (loss) income from continuing operations, before preferred stock dividends	$(167.0)	$327.1	$99.6	$(349.8)	$(90.1)	$(184.5)	$(274.6)	$(358.5)	$(633.1)

Select Period End Balances
Loans including receivables pledged	$20,768.8	$2,647.6	$6,038.0	$11,199.6	$40,654.0	$12,472.6	$53,126.6	$–	$53,126.6
Credit balances of factoring clients	–	–	(3,049.9)	–	(3,049.9)	–	(3,049.9)	–	(3,049.9)
Assets held for sale	21.3	69.7	–	–	91.0	65.1	156.1	–	156.1
Operating lease equipment, net	263.4	11,484.5	–	958.5	12,706.4	–	12,706.4	–	12,706.4
Securitized assets	785.3	–	–	783.5	1,568.8	–	1,568.8	–	1,568.8
For the year ended December 31, 2007
Interest income	$1,764.5	$191.1	$291.0	$1,124.0	$3,370.6	$781.9	$4,152.5	$85.6	$4,238.1
Interest expense	(1,115.8)	(577.9)	(116.2)	(611.5)	(2,421.4)	(648.6)	(3,070.0)	(347.0)	(3,417.0)
Provision for credit losses	(68.9)	32.0	(33.4)	(52.1)	(122.4)	(55.4)	(177.8)	(64.0)	(241.8)
Rental income on operating leases	56.1	1,298.7	–	638.2	1,993.0	–	1,993.0	(2.1)	1,990.9
Other income, excluding rental income on operating leases	599.6	74.0	281.0	585.5	1,540.1	47.2	1,587.3	(10.4)	1,576.9
Depreciation on operating lease equipment	(37.7)	(552.0)	–	(583.4)	(1,173.1)	–	(1,173.1)	0.8	(1,172.3)
Other expenses, excluding depreciation on operating lease equipment and goodwill and intangible impairment charges	(472.5)	(154.7)	(157.4)	(482.3)	(1,266.9)	(93.5)	(1,360.4)	(205.7)	(1,566.1)
Goodwill and intangible impairment charges	–	–	–	–	–	(312.7)	(312.7)	–	(312.7)
(Provision) benefit for income taxes and minority interest, after tax	(272.3)	(40.1)	(101.0)	(208.3)	(621.7)	6.2	(615.5)	311.5	(304.0)

Net (loss) income from continuing operations, before preferred stock dividends	$453.0	$271.1	$164.0	$410.1	$1,298.2	$(274.9)	$1,023.3	$(231.3)	$792.0

Select Period End Balances
Loans including receivables pledged	$21,326.2	$2,551.3	$7,330.4	$10,373.3	$41,581.2	$12,179.7	$53,760.9	$–	$53,760.9
Credit balances of factoring clients	–	–	(4,542.2)	–	(4,542.2)	–	(4,542.2)	–	(4,542.2)
Assets held for sale	669.3	–	–	460.8	1,130.1	130.1	1,260.2	–	1,260.2
Operating lease equipment, net	459.6	11,031.6	–	1,119.3	12,610.5	–	12,610.5	–	12,610.5
Securitized assets	1,526.7	–	–	4,104.0	5,630.7	–	5,630.7	–	5,630.7

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions)

	Corporate	Transportation	Trade	Vendor	Commercial		Total	Corporate	Continuing
	Finance	Finance	Finance	Finance	Segments	Consumer	Segments	and Other	Operations

For the year ended December 31, 2006
Interest income	$1,465.1	$142.0	$272.6	$856.2	$2,735.9	$532.9	$3,268.8	$56.0	$3,324.8
Interest expense	(896.3)	(482.2)	(109.9)	(419.1)	(1,907.5)	(416.9)	(2,324.4)	(211.4)	(2,535.8)
Provision for credit losses	(48.8)	(2.2)	(38.0)	(45.4)	(134.4)	(16.1)	(150.5)	(9.3)	(159.8)
Rental income on operating leases	42.2	1,080.0	–	599.4	1,721.6	–	1,721.6	–	1,721.6
Other income, excluding rental income on operating leases	381.7	53.1	291.4	388.9	1,115.1	63.0	1,178.1	(1.6)	1,176.5
Depreciation on operating lease equipment	(33.4)	(455.3)	–	(534.8)	(1,023.5)	–	(1,023.5)	–	(1,023.5)
Other expenses, excluding depreciation on operating lease equipment and goodwill and intangible impairment charges	(467.0)	(130.0)	(156.3)	(397.1)	(1,150.4)	(107.4)	(1,257.8)	(37.9)	(1,295.7)
Goodwill and intangible impairment charges	–	–	–	–	–	–	–	–	–
(Provision) benefit for income taxes and minority interest, after tax	(159.2)	54.4	(97.6)	(172.3)	(374.7)	(13.7)	(388.4)	106.0	(282.4)

Net (loss) income from continuing operations, before preferred stock dividends	$284.3	$259.8	$162.2	$275.8	$982.1	$41.8	$1,023.9	$(98.2)	$925.7

Select Period End Balances
Loans including receivables pledged	$20,190.2	$2,123.3	$6,975.2	$6,888.9	$36,177.6	$9,026.0	$45,203.6	$–	$45,203.6
Credit balances of factoring clients	–	–	(4,131.3)	–	(4,131.3)	–	(4,131.3)	–	(4,131.3)
Assets held for sale	616.1	75.7	–	529.3	1,221.1	332.6	1,553.7	–	1,553.7
Operating lease equipment, net	204.4	9,846.3	–	967.2	11,017.9	–	11,017.9	–	11,017.9
Securitized assets	1,568.7	–	–	3,850.9	5,419.6	–	5,419.6	–	5,419.6

Geographic Information

The following table presents information by major geographic region based upon the location of the Company’s legal entities. Since the Corporation’s operations are highly integrated, the methodology for allocating certain asset, liability, income and expense amounts to geographic regions is dependent on the judgment of management.

				(Loss) income	Net income
				from continuing	(loss) from
				operations	continuing
				before	operations,
				provision for	before
				income taxes	preferred
		Total	Total	and minority	stock
		Assets(1)	Revenue(1)	interest(1)	dividends(1)

U.S.	2008	63,051.7	4,593.5	(1,187.0)	(702.1)
	2007	72,332.3	5,941.7	503.8	258.3
	2006	64,048.9	4,704.1	641.0	496.5
Europe	2008	10,045.0	898.8	(151.3)	(162.0)
	2007	11,929.9	1,138.4	416.8	398.5
	2006	7,861.7	792.9	326.2	257.4
Other foreign(2)	2008	7,352.2	606.2	262.0	231.0
	2007	6,351.2	725.8	175.4	135.2
	2006	5,575.1	725.9	240.9	171.9
Total consolidated	2008	80,448.9	6,098.5	(1,076.3)	(633.1)
	2007	90,613.4	7,805.9	1,096.0	792.0
	2006	77,485.7	6,222.9	1,208.1	925.7

(1)	Financial information for assets in 2008 on-balance sheet securitization financing structures are reported in the geographic region that originated the transactions for purposes of this table.
(2)	Includes Canada entity results which had 2008 income from continuing operations before provision for income taxes and minority interest of $156.2 million and 2008 net income from continuing operations before preferred stock dividends of $155.8 million.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24 — GOODWILL AND INTANGIBLE ASSETS

The following tables summarize goodwill and intangible assets, net balances by segment.

	Corporate	Trade	Vendor
Goodwill	Finance	Finance	Finance		Consumer		Total

Balance at December 31, 2006	$222.7	$270.1	$12.8		$286.5		$792.1
Acquisitions, other	74.2	1.0	393.2		–		468.4
Impairment charge	–	–	–		(286.5)		(286.5)

Balance at December 31, 2007	296.9	271.1	406.0		–		974.0
Acquisitions, other	.5	(.4)	32.7		–		32.8
Impairment charge	–	–	(438.7)		–		(438.7)

Balance at December 31, 2008	$297.4	$270.7	$–		$–		$568.1

Intangible Assets
Balance at December 31, 2006	$30.4	$109.4	$48.7		$27.8		$216.3
Acquisitions, other	(0.5)	.4	7.0	(1)	–		6.9
Amortization	(3.3)	(7.0)	(6.6)		(1.6)		(18.5)
Impairment charge	–	–	–		(26.2	)(2)	(26.2)

Balance at December 31, 2007	26.6	102.8	49.1		–		178.5
Acquisitions, other	–	–	–		–		–
Amortization	(3.7)	(7.1)	(8.1)		–		(18.9)
Impairment charge	(0.4)	–	(28.7	)(3)	–		(29.1)

Balance at December 31, 2008	$22.5	$95.7	$12.3		$–		$130.5

(1)	Includes reduction due to sale of Systems Leasing $40.2 million intangibles, net of $15.4 million accumulated amortization
(2)	Impairment of SLX intangibles of $29.4 million, net of $3.2 million accumulated amortization
(3)	Impairment of Vendor Finance intangibles of $53.4 million, net of $24.7 million accumulated amortization

The Company performed goodwill impairment testing at December 31, 2008, and periodically during the year taking into account diminished segment earnings performance, coupled with the fact that the Company’s common stock had traded below book value per share at the end of all four quarters.

Pursuant to SFAS 142, goodwill is accounted for at the “reporting unit” level. CIT defines its reporting units as the Company’s business segments as disclosed in the table above.

In third quarter of 2008, the results of our testing indicated that the entire Vendor Finance goodwill balance was impaired based upon diminished earnings expectations for the segment, coupled with applying a higher discount rate to reflect higher execution risk related to this business, resulting in the complete charge-off of Vendor Finance goodwill. Also, as a result of the reduced estimated cash flows associated with certain acquired other intangibles primarily in the Vendor Finance segment, management determined that the carrying values of certain acquired customer relationships in both European and domestic Vendor Finance operations (and minor portion of similar assets in the Corporate Finance healthcare business) were not recoverable, and approximately $29 million was charged off in the third quarter as well.

In the fourth quarter of 2008, in performing the first step (“Step 1”) of the goodwill impairment testing and measurement process to identify potential impairment, in accordance with SFAS 142, the estimated fair values of the two remaining reporting units with goodwill (Corporate Finance and Trade Finance) were developed using an internally prepared discounted cash flow analyses (DCFA) utilizing observable market data to the extent available. The discount rates utilized in the fourth quarter DCFA for these two segments was approximately 13% for Trade Finance and 16.3% for Corporate Finance, reflecting market based estimates of capital costs and discount rates adjusted for management’s assessment of a market participant’s view with respect to execution, concentration and other risks associated with the projected cash flows of individual segments. The terminal growth rate used in our analysis was 5%. Management performed a reasonableness test on the fair values assumed for the reporting units by reconciling the estimated fair value of the reporting units to the market capitalization of the Company. The results of the DCFA were corroborated with market price to earnings multiples and tangible book value multiples of relevant, comparable peer companies. The results of this Step 1 process indicated potential impairment of the entire goodwill balance relating to the Corporate Finance segment, as the book values of this segment exceeded its estimated fair value. There was no indicated potential impairment for Trade Finance, as the estimated fair value of this segment exceeded its corresponding book value.

As a result, management performed the second step (“Step 2”) to quantify the goodwill impairment, if any, for the Corporate Finance segment in accordance with SFAS 142. In this step, the estimated fair value for the segment was allocated to its respective assets and liabilities in order to determine an implied value of goodwill, in a manner similar to the calculations performed in accounting for a business combination. For the Corporate Finance segment, the second step analysis indicated that the fair value shortfall was attributable to tangible assets (primarily finance receivables), rather than the goodwill (franchise value) of

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the segment. Therefore, no impairment charge was required for the Corporate Finance segment goodwill at December 31, 2008. SFAS 142 requires that this allocation process is to be performed only for purposes of measuring goodwill impairment, and not to adjust recognized, tangible assets or liabilities. Accordingly, no impairment charge related to or adjustment to the book basis of any finance receivables, other tangible assets, or liabilities was recorded as a result of this process. Management also updated its impairment review of other intangible assets in the third and fourth quarters in accordance with SFAS 144 and no further impairment was identified.

Should the future earnings and cash flows of the Trade Finance and Corporate Finance segments decline and/or discount rates increase, or there be an increase in the fair value of finance receivables without a corresponding increase in total reporting unit fair value, an impairment charge to goodwill and other intangible assets may be required.

Other intangible assets, net, are comprised primarily of acquired customer relationships, and are amortized over their corresponding lives ranging from five to twenty years in relation to the related cash flows, where applicable. Amortization expense totaled $18.9 million and $18.5 million for the years ended December 31, 2008 and 2007. Accumulated amortization totaled $90.1 million at December 31, 2008 and $71.2 million at December 31, 2007. Projected amortization for the years ended December 31, 2009 through December 31, 2013 is approximately $12.4 million, $12.2 million, $12.1 million, $12.1 million and $11.4 million.

The 2008 increase to goodwill and intangible assets in the prior tables reflects refinements to fair value adjustments, including tax liabilities, related to the 2007 acquisitions of vendor finance businesses, coupled with foreign currency translation adjustments, and the impact on goodwill and impairment charges arising from the reconciliation adjustments noted in the “2008 Results Overview” section of Item 7.

NOTE 25 — SEVERANCE AND FACILITY RESTRUCTURING RESERVES

The following table summarizes previously established purchase accounting liabilities (pre-tax) related to severance of employees and closing facilities, as well as 2008 and 2007 restructuring activities:

(dollars in millions)

	Severance		Facilities
	Number of		Number of		Total
	Employees	Reserve	Facilities	Reserve	Reserves

Balance December 31, 2006	19	$5.4	5	$11.5	$16.9
2007 additions	547	53.4	6	1.0	54.4
2007 utilization	(514)	(47.4)	(2)	(8.2)	(55.6)

Balance December 31, 2007	52	11.4	9	4.3	15.7
2008 additions	1,142	140.2	6	6.4	146.6
2008 utilization	(1,019)	(108.7)	(3)	(3.0)	(111.7)

Balance December 31, 2008	175	$42.9	12	$7.7	$50.6

The severance additions during 2008 primarily relate to employee termination benefits incurred in conjunction with various organization efficiency and cost reduction initiatives to reduce CIT to a smaller Company with lower operating expenses, as well as the cessation of student lending originations in the first quarter. These additions, along with charges related to accelerated vesting of equity and other benefits, were recorded as part of the $166.5 million provision. Outstanding severance liabilities at December 31, 2008 will largely be paid to employees in the first quarter of 2009.

The ending facilities reserves relate primarily to shortfalls in sublease transactions and will be utilized over the remaining terms which range up to approximately 7 years.

NOTE 26 — SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARIES

The following presents condensed consolidating financial information for CIT Holdings LLC. CIT has guaranteed on a full and unconditional and a joint and several basis the existing debt securities that were registered under the Securities Act of 1933 and certain other indebtedness of this subsidiary. CIT has not presented related financial statements or other information for this subsidiary on a stand-alone basis. No subsidiaries within “Other Subsidiaries” in the following tables have unconditionally guaranteed debt securities for any other CIT subsidiary. Included under “Other Subsidiaries” is a 100%-owned finance subsidiary of CIT Group Inc., Canadian Funding Company LLC, for which CIT has fully and unconditionally guaranteed the debt securities.

The Utah Bank, which is included in other subsidiaries, has approximately $3.5 billion of total assets (including certain Corporate Finance receivables originated in the bank), $817 million in cash and cash equivalents, $2.6 billion of deposits and $534 million in equity, at December 31, 2008.

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING	CIT	CIT Holdings	Other
BALANCE SHEETS	Group Inc.	m LLC	Subsidiaries	Eliminations	Total

December 31, 2008
ASSETS
Net finance receivables	$–	$3,152.0	$48,878.4	$–	$52,030.4
Operating lease equipment, net	–	272.6	12,433.8	–	12,706.4
Finance receivables held for sale	–	–	156.1	–	156.1
Cash and cash equivalents	4,351.9	183.2	3,830.7	–	8,365.8
Other assets	6,923.2	805.1	4,905.0	(5,487.3)	7,146.0
Assets of discontinued operations	–	–	44.2	–	44.2

Total Assets	$11,275.1	$4,412.9	$70,248.2	$(5,487.3)	$80,448.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt, including deposits	$41,248.3	$2,420.1	$22,709.1	$—	$66,377.5
Credit balances of factoring clients	–	–	3,049.9	–	3,049.9
Accrued liabilities and payables	(38,097.5)	1,031.5	39,918.4	–	2,852.4
Liabilities of discontinued operations	–	–	–	–	–

Total Liabilities	3,150.8	3,451.6	65,677.4	–	72,279.8
Minority interest	–	–	44.8	–	44.8

Total Stockholders’ Equity	8,124.3	961.3	4,526.0	(5,487.3)	8,124.3

Total Liabilities and Stockholders’ Equity	$11,275.1	$4,412.9	$70,248.2	$(5,487.3)	$80,448.9

CONSOLIDATING	CIT	CIT Holdings	Other
BALANCE SHEETS	Group Inc.	LLC	Subsidiaries	Eliminations	Total

December 31, 2007
ASSETS
Net finance receivables	$2,022.5	$3,358.4	$47,805.7	$–	$53,186.6
Operating lease equipment, net	8.6	292.0	12,309.9	–	12,610.5
Finance receivables held for sale	–	253.3	1,006.9	–	1,260.2
Cash and cash equivalents	3,196.0	30.5	3,526.0	–	6,752.5
Other assets	9,262.3	261.0	4,932.3	(6,960.6)	7,495.0
Assets of discontinued operations	–	–	9,308.6	–	9,308.6

Total Assets	$14,489.4	$4,195.2	$78,889.4	$(6,960.6)	$90,613.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt, including deposits	$49,525.6	$2,346.7	$17,146.0	$–	$69,018.3
Credit balances of factoring clients	–	–	4,542.2	–	4,542.2
Accrued liabilities and payables	(41,996.8)	1,164.9	46,028.5	–	5,196.6
Liabilities of discontinued operations	–	–	4,838.2	–	4,838.2

Total Liabilities	7,528.8	3,511.6	72,554.9	–	83,595.3
Minority interest	–	–	57.5	–	57.5

Total Stockholders’ Equity	6,960.6	683.6	6,277.0	(6,960.6)	6,960.6

Total Liabilities and Stockholders’ Equity	$14,489.4	$4,195.2	$78,889.4	$(6,960.6)	$90,613.4

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENTS OF INCOME	CIT Group Inc.	CIT Holdings LLC	Other Subsidiaries	Eliminations	Total

Year Ended December 31, 2008
Interest income	$110.9	$175.8	$3,351.5	$–	$3,638.2
Interest expense	(544.0)	9.8	(2,604.9)	–	(3,139.1)

Net interest revenue	(433.1)	185.6	746.6	–	499.1
Provision for credit losses	–	9.1	(1,058.3)	–	(1,049.2)

Net interest revenue, after credit provision	(433.1)	194.7	(311.7)	–	(550.1)
Equity in net income of subsidiaries	(2,678.5)	–	–	2,678.5	–
Other Income
Rental income on operating leases	–	98.1	1,867.2	–	1,965.3
Other	200.3	23.8	270.9	–	495.0

Total other income	200.3	121.9	2,138.1	–	2,460.3

Total net revenue, net of interest expense and credit provision	(2,911.3)	316.6	1,826.4	2,678.5	1,910.2

Other expenses
Depreciation on operating lease equipment	(0.7)	(81.6)	(1,062.9)	–	(1,145.2)
Other	31.9	(82.3)	(1,790.9)	–	(1,841.3)

Total other expenses	31.2	(163.9)	(2,853.8)	–	(2,986.5)

(Loss) Income from continuing operations before provision for income taxes and minority interests	(2,880.1)	152.7	(1,027.4)	2,678.5	(1,076.3)
Benefit (provision) for income taxes	80.6	(58.0)	421.8	–	444.4
Minority interest, after tax	–	–	(1.2)	–	(1.2)

Net (loss) income from continuing operations, before preferred stock dividends	(2,799.5)	94.7	(606.8)	2,678.5	(633.1)
(Loss) Income from discontinued operations	–	–	(2,166.4)	–	(2,166.4)
Preferred stock dividends	(64.7)	–	–	–	(64.7)

Net (loss) income (attributable) available to common stockholders	$(2,864.2)	$94.7	$(2,773.2)	$2,678.5	$(2,864.2)

Year Ended December 31, 2007
Interest income	$92.7	$275.1	$3,870.3	$–	$4,238.1
Interest expense	(52.4)	(155.0)	(3,209.6)	–	(3,417.0)

Net interest revenue	40.3	120.1	660.7	–	821.1
Provision for credit losses	(50.1)	(21.6)	(170.1)	–	(241.8)

Net interest revenue, after credit provision	(9.8)	98.5	490.6	–	579.3

Equity in net income of subsidiaries	129.6	–	–	(129.6)	–
Other Income
Rental income on operating leases	1.9	96.7	1,892.3	–	1,990.9
Other	(63.5)	67.9	1,572.5	–	1,576.9

Total other income	(61.6)	164.6	3,464.8	–	3,567.8

Total net revenue, net of interest expense and credit provision	58.2	263.1	3,955.4	(129.6)	4,147.1
Other expenses
Depreciation on operating lease equipment	(0.7)	(79.5)	(1,092.1)	–	(1,172.3)
Other	(251.9)	(92.5)	(1,534.4)	–	(1,878.8)

Total other expenses	(252.6)	(172.0)	(2,626.5)	–	(3,051.1)

(Loss) Income from continuing operations before provision for income taxes and minority interests	(194.4)	91.1	1,328.9	(129.6)	1,096.0
Benefit (provision) for income taxes	113.4	(33.5)	(380.8)	–	(300.9)
Minority interest, after tax	–	–	(3.1)	–	(3.1)

Net (loss) income from continuing operations, before preferred stock dividends	(81.0)	57.6	945.0	(129.6)	792.0
(Loss) Income from discontinued operations	–	–	(873.0)	–	(873.0)
Preferred stock dividends	(30.0)	–	–	–	(30.0)

Net (loss) income (attributable) available to common stockholders	$(111.0)	$57.6	$72.0	$(129.6)	$(111.0)

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATING STATEMENTS OF INCOME	CIT Group Inc.	CIT Holdings LLC	Other Subsidiaries	Eliminations	Total

Year Ended December 31, 2006
Interest income	$54.5	$234.1	$3,036.2	$–	$3,324.8
Interest expense	(3.5)	(141.9)	(2,390.4)	–	(2,535.8)

Net interest revenue	51.0	92.2	645.8	–	789.0
Provision for credit losses	(32.9)	(21.0)	(105.9)	–	(159.8)

Net interest revenue, after credit provision	18.1	71.2	539.9	–	629.2
Equity in net income of subsidiaries	1,184.1	–	–	(1,184.1)	–
Other Income
Rental income on operating leases	0.6	77.9	1,643.1	–	1,721.6
Other	1.4	86.9	1,088.2	–	1,176.5

Total other income	2.0	164.8	2,731.3	–	2,898.1

Total net revenue, net of interest expense and credit provision	1,204.2	236.0	3,271.2	(1,184.1)	3,527.3
Other expenses
Depreciation on operating lease equipment	(0.3)	(63.0)	(960.2)	–	(1,023.5)
Other	(232.3)	(85.7)	(977.7)	–	(1,295.7)

Total other expenses	(232.6)	(148.7)	(1,937.9)	–	(2,319.2)

(Loss) Income from continuing operations before provision for income taxes and minority interests	971.6	87.3	1,333.3	(1,184.1)	1,208.1
Benefit (provision) for income taxes	74.4	(32.1)	(323.1)	–	(280.8)
Minority interest, after tax	–	–	(1.6)	–	(1.6)

Net (loss) income from continuing operations, before preferred stock dividends	1,046.0	55.2	1,008.6	(1,184.1)	925.7
(Loss) Income from discontinued operations	–	–	120.3	–	120.3
Preferred stock dividends	(30.2)	–	–	–	(30.2)

Net (loss) income (attributable) available to common stockholders	$1,015.8	$55.2	$1,128.9	$(1,184.1)	$1,015.8

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	CIT	CIT Holdings	Other
	Group Inc.	LLC	Subsidiaries	Eliminations	Total

Year Ended December 31, 2008
Cash Flows From Operating Activities:
Net cash flows provided by (used for) operations	$7,268.8	$(1,116.8)	$(5,931.1)	$–	$220.9

Cash Flows From Investing Activities:
Net increase (decrease) in financing and leasing assets	–	411.9	(620.2)	–	(208.3)
Decrease in inter-company loans and investments	(1,922.3)	–	–	1,922.3	–

Net cash flows (used for) provided by investing activities	(1,922.3)	411.9	(620.2)	1,922.3	(208.3)

Cash Flows From Financing Activities:
Net increase (decrease) in debt	(8,203.8)	73.4	4,969.9	–	(3,160.5)
Inter-company financing	–	784.2	1,138.1	(1,922.3)	–
Proceeds from the issuance of equity	4,192.7	–	–	–	4,192.7
Cash dividends paid	(179.5)	–	–	–	(179.5)

Net cash flows provided by (used for) financing activities	(4,190.6)	857.6	6,108.0	(1,922.3)	852.7

Net (decrease) increase in cash and cash equivalents	1,155.9	152.7	(443.3)	–	865.3
Cash and cash equivalents, beginning of period	3,196.0	30.5	3,086.6	–	6,313.1

Cash and cash equivalents, end of period	$4,351.9	$183.2	$2,643.3	$–	$7,178.4

Year Ended December 31, 2007
Cash Flows From Operating Activities:
Net cash flows provided by (used for) operations	$(1,313.5)	$3,124.1	$518.4	$–	$2,329.0

Cash Flows From Investing Activities:
Net increase (decrease) in financing and leasing assets	(1,146.6)	(1,050.9)	(8,556.2)	–	(10,753.7)
Decrease in inter-company loans and investments	3,277.3	–	–	(3,277.3)	–

Net cash flows (used for) provided by investing activities	2,130.7	(1,050.9)	(8,556.2)	(3,277.3)	(10,753.7)

Cash Flows From Financing Activities:
Net increase (decrease) in debt	(439.6)	(439.2)	11,559.1	–	10,680.3
Inter-company financing	–	(1,831.3)	(1,446.0)	3,277.3
Cash dividends paid	(221.9)	–	–	–	(221.9)

Net cash flows provided by (used for) financing activities	(661.5)	(2,270.5)	10,113.1	3,277.3	10,458.4

Net (decrease) increase in cash and cash equivalents	155.7	(197.3)	2,075.3	–	2,033.7
Cash and cash equivalents, beginning of period	3,040.3	227.8	1,011.3	–	4,279.4

Cash and cash equivalents, end of period	$3,196.0	$30.5	$3,086.6	$–	$6,313.1

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	CIT Group Inc.	CIT Holdings LLC	Other Subsidiaries	Eliminations	Total
Year Ended December 31, 2006 Cash Flows From Operating Activities:
Net cash flows provided by (used for) operations	$(1,010.7)	$(2,345.9)	4,604.9	$ –	$ 1,248.3

Cash Flows From Investing Activities:
Net increase (decrease) in financing and leasing assets	72.1	(414.9)	(11,170.6)	–	(11,513.4)
Decrease in inter-company loans and investments	(8,164.7)	–	–	8,164.7	–

Net cash flows (used for) provided by investing activities	(8,092.6)	(414.9)	(11,170.6)	8,164.7	(11,513.4)

Cash Flows From Financing Activities:
Net increase (decrease) in debt	9,721.5	479.8	1,189.2	–	11,390.5
Inter-company financing	—	2,379.2	5,785.5	(8,164.7)	–
Cash dividends paid	(193.5)	–	–	–	(193.5)

Net cash flows provided by (used for) financing activities	9,528.0	2,859.0	6,974.7	(8,164.7)	11,197.0

Net (decrease) increase in cash and cash equivalents	424.7	98.2	409.0	–	931.9
Cash and cash equivalents, beginning of period	2,615.6	129.6	602.3	–	3,347.5

Cash and cash equivalents, end of period	$ 3,040.3	$ 227.8	$ 1,011.3	$ –	$ 4,279.4

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27 — SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized consolidated quarterly financial data is presented below.

(dollars in millions, except per share data)

	First	Second	Third	Fourth
For the year ended December 31, 2008	Quarter	Quarter	Quarter	Quarter

Interest income	$989.5	$916.8	$907.7	$824.2
Interest expense	(832.1)	(747.1)	(765.3)	(794.6)
Provision for credit losses	(246.7)	(152.2)	(210.3)	(440.0)
Rental income on operating leases	506.7	492.4	492.2	474.0
Other income, excluding rental income on operating leases	61.0	168.9	142.7	122.4
Depreciation on operating lease equipment	(294.6)	(280.1)	(284.7)	(285.8)
Other expenses, excluding depreciation on operating lease equipment and goodwill and intangible impairment charges	(520.9)	(329.6)	(334.6)	(188.4)
Goodwill and intangible impairment charges	–	–	(455.1)	(12.7)
(Provision) benefit for income taxes	96.4	(21.2)	206.3	162.9
Minority interest, after tax	(11.0)	0.2	(0.5)	10.1
Income (loss) from discontinued operation	2.0	(2,115.8)	4.4	(57.0)
Preferred stock dividends	(7.5)	(16.7)	(20.1)	(20.4)

Net (loss) income	$(257.2)	$(2,084.4)	$(317.3)	$(205.3)

Net (loss) income per diluted share	$(1.35)	$(7.88)	$(1.11)	$(0.69)
For the year ended December 31, 2007
Interest income	$981.7	$1,065.7	$1,090.6	$1,100.1
Interest expense	(789.9)	(847.7)	(878.6)	(900.8)
Provision for credit losses	(35.9)	(12.6)	(63.9)	(129.4)
Rental income on operating leases	454.1	496.0	511.1	529.7
Other income, excluding rental income on operating leases	317.0	478.3	277.0	504.6
Depreciation on operating lease equipment	(263.6)	(292.3)	(304.7)	(311.7)
Other expenses, excluding depreciation on operating lease equipment and goodwill and intangible impairment charges	(470.6)	(386.6)	(345.7)	(363.2)
Goodwill and intangible impairment charges	–	–	–	(312.7)
(Provision) benefit for income taxes	(18.0)	(154.2)	(76.2)	(52.5)
Minority interest, after tax	(0.1)	(0.2)	(1.1)	(1.7)
Income (loss) from discontinued operation	33.4	(473.4)	(247.3)	(185.7)
Preferred stock dividends	(7.5)	(7.5)	(7.5)	(7.5)

Net (loss) income	$200.6	$(134.5)	$(46.3)	$(130.8)

Net (loss) income per diluted share	$1.01	$(0.69)	$(0.24)	$(0.69)
For the year ended December 31, 2006
Interest income	$733.1	$793.8	$874.1	$923.8
Interest expense	(523.5)	(597.4)	(683.1)	(731.8)
Provision for credit losses	(15.8)	(32.3)	(55.5)	(56.2)
Rental income on operating leases	411.3	425.9	429.9	454.5
Other income, excluding rental income on operating leases	250.2	289.5	310.4	326.4
Depreciation on operating lease equipment	(249.4)	(256.2)	(256.5)	(261.4)
Other expenses, excluding depreciation on operating lease equipment and goodwill and intangible impairment charges	(305.1)	(319.8)	(333.9)	(336.9)
(Provision) benefit for income taxes	(85.3)	(91.3)	(20.0)	(84.2)
Minority interest, after tax	(0.8)	(0.5)	(0.2)	(0.1)
Income (loss) from discontinued operation	22.7	31.8	33.1	32.7
Preferred stock dividends	(7.7)	(7.5)	(7.5)	(7.5)

Net (loss) income	$229.7	$236.0	$290.8	$259.3

Net (loss) income per diluted share	$1.12	$1.16	$1.44	$1.28

Item 8: Financial Statements and Supplementary Data

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 28 — Subsequent Events

CIT’s liquidity position and operating results have deteriorated materially since issuance of its 2008 audited financial statements on March 2, 2009. In July 2009, the Company was advised there was no appreciable likelihood of further government support being provided in the near-term, through either participation in the FDIC’s TLGP or approval by the Federal Reserve of additional asset transfers from its nonbank subsidiaries to CIT Bank under the Company’s then pending request for exemption from Section 23A of the Federal Reserve Act. In addition, in late June and July 2009, particularly during the week of July 13-17, 2009, the Company experienced significantly higher draws on financing commitments. These events exacerbated problems in the Company’s funding strategy and liquidity position that since 2007 have been materially adversely affected by stress in the global financial markets and by difficult economic and business conditions that have caused management to record, relative to prior periods, greater interest costs on debt and larger provisions for credit losses, losses on asset sales, and other than temporary impairment charges, and that resulted in downgrades in CIT’s credit ratings. In connection therewith, the Company determined it would be unable to service its debt and pay its other obligations in the normal course of business. As a result of these events and the subsequent disruption in the financial markets, there is substantial doubt about CIT’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming the Company is a going concern and do not reflect any adjustments that may arise from this uncertainty.

The Company has initiated plans to restructure its liabilities and improve its capital ratios. The following paragraphs update Note 1, Funding and Liquidity, to include additional information about management’s plans with respect to these matters. In addition, the following paragraphs disclose other recent material regulatory actions and business transactions. Such information is summarized as of October 1, 2009.

Funding and Liquidity

Application for FDIC’s Temporary Liquidity Guarantee Program and Section 23A Waivers

During the summer of 2008, the Company developed its bank holding company (BHC) strategy, which was designed to provide CIT a more stable and reliable funding source and a lower cost of capital. In connection with its BHC application, which was approved in December 2008 along with CIT’s participation in the TARP, the Company presented a multi-step BHC strategy to the Federal Reserve and the FDIC. The BHC strategy contemplated an orderly transition from a capital markets funded business to a diversified funding model that had its recently converted state-chartered Utah bank as the primary operating subsidiary. The transition plan included (i) asset transfers from the Company’s non-bank subsidiaries to CIT Bank via exemptions under Section 23A of the Federal Reserve Act that would be funded by expanded deposit issuance through existing and new channels, (ii) transfers of bank-eligible personnel and systems into CIT Bank, and (iii) participation by the Company in the FDIC’s TLGP.

On November 12, 2008, simultaneous with filing its BHC applications, CIT applied for approval to transfer up to $30 billion of assets from its non-bank affiliates to CIT Bank pursuant to an exemption from Section 23A. Asset transfers under 23A would have provided liquidity to the Company and facilitated the transfer of businesses into the Bank. In April 2009, the Federal Reserve granted the Company a waiver under Section 23A to transfer $5.7 billion of government guaranteed student loans to CIT Bank. In connection with this transaction, CIT Bank assumed $3.5 billion in debt and paid $1.6 billion in cash to CIT.

On January 12, 2009, CIT applied for approval to participate in the FDIC’s TLGP. Participation in this program would have enabled CIT to issue government-guaranteed debt, which would have enhanced liquidity, reduced funding costs and supported business growth during the transition period. Between December 2008 and July 2009, the Company had extensive discussions with the Federal Reserve and FDIC, as well as Treasury Officials, about its BHC strategy. On July 15, 2009, the Company announced that it had been advised that there was no appreciable likelihood of additional government support being provided in the near term, through either participation in the TLGP or further approvals to transfer additional assets under the Company’s pending 23A exemption request. As a result of the Company’s failure to obtain additional government support, including TLGP approval and additional Section 23A waivers, the Company has not been able to shift its primary operating platform to CIT Bank and will not be able to issue government-guaranteed debt under TLGP, further reducing the liquidity options available to the Company.

While discussions with regulators about the aforementioned applications were ongoing, the Company slowed loan originations and contemplated certain asset sales to enhance its liquidity position, however, though certain asset sales were completed the Company limited these activities as it expected the Federal Reserve and FDIC to approve its then pending applications. Additionally management evaluated potential new secured financing arrangements during this period. However, management chose to not pursue execution of such transactions as the execution of secured financing was determined to likely be significantly less attractive to the company than additional government support.

Scheduled Maturities of Debt

The Company has significant maturities of unsecured debt in both the near term and future years. Estimated unsecured debt funding needs for the twelve months ending August 31, 2010 total approximately $7.6 billion. In the four months ending December 31, 2009, the Company has unsecured debt maturities of approximately $1.6 billion of which an aggregate of $800 million matures on November 1 and 3, 2009. Estimated secured facilities maturities (which are generally repaid in tandem with underlying receivable maturities) are $5.3 billion for the twelve months ending August 31, 2010. There are two facilities with approximately $1.6 billion of availability at June 30, 2009 that are subject to renewal over the next six months. If the facilities are not renewed, the assets already held will remain outstanding and the obligations will be repaid out of the cash flows from the assets. During August, one of the facilities with approximately $1.2 billion of availability expired without being renewed. A replacement facility is currently being negotiated.

The Company expects to continue controlling its originations in the remainder of 2009 to retain cash flows from portfolio payments.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financing Commitments

As a result of rating agency downgrades, negative media reports and lack of government approvals, during late June and into July, the Company experienced higher draws on financing commitments, including approximately $0.7 billion during the week of July 13 – 17, about twice the normal activity. However, during the latter half of July and August, the draws normalized and some repayments were received. Line draws, combined with an increased request by factoring customers to take advances against eligible receivables, degraded the Company’s liquidity position.

Credit Facility

On July 20, 2009, CIT entered into a senior secured term loan facility (the “Credit Facility”) for up to $3 billion with Barclays Bank PLC and other lenders. As of August 4, 2009, the Company had drawn the entire $3 billion in financing under the Credit Facility. The Company and certain of its subsidiaries are borrowers under the credit facility (collectively, the “Borrowers”). The Company and all current and future domestic wholly-owned subsidiaries of the Company, with the exception of CIT Bank and other regulated subsidiaries, special purpose entities, and immaterial subsidiaries, are guarantors of the Credit Facility (the “Guarantors”).

The Credit Facility has a two and a half year maturity and bears interest at LIBOR plus 10%, with a 3% LIBOR floor, payable monthly. It provides for (i) a commitment fee of 5% of the total advances made thereunder, payable upon the funding of each advance, (ii) an unused line fee with respect to undrawn commitments at the rate of 1% per annum and (iii) a 2% exit fee on amounts prepaid or repaid and the unused portion of any commitment.

The Credit Facility is secured by a perfected first priority lien on substantially all unencumbered assets of the Borrowers and Guarantors, which includes 65% of the voting and 100% of the non-voting stock of other first-tier foreign subsidiaries (other than direct subsidiaries of the Company, in each case owned by a Guarantor), 100% of the stock of CIT Aerospace International and between 49% and 65% of certain other material non-U.S., non-regulated subsidiaries. Unencumbered assets at June 30, 2009 totaled approximately $36 billion.

Borrowings under the Credit Facility will be used for general corporate purposes and working capital needs and to purchase notes accepted for payment in the Offer (as defined below).

The Credit Facility includes a minimum collateral coverage covenant. The covenant requires the ratio of the book value of the collateral securing the Credit Facility to the loans outstanding thereunder to exceed 5 to 1 as of the end of each fiscal quarter commencing as of the fiscal quarter ending September 30, 2009, and the ratio of the fair value of the collateral securing the Credit Facility to the loans outstanding thereunder to exceed 3 to 1 as of the end of each fiscal year commencing with the fiscal year ending December 31, 2009.

The Credit Facility provides for the Company to continue to underwrite and conduct business activities in the ordinary course, but also contains affirmative and negative covenants, including, among other things and subject to certain exceptions, limitations on the ability of Borrowers and subsidiaries to incur additional indebtedness, grant liens, make material non-ordinary course asset sales, make certain restricted payments (including paying any dividends without the consent of a majority of the members of the Steering Committee comprised of leading bondholders), make investments, engage in certain fundamental changes, engage in sale and leaseback transactions, engage in transactions with affiliates, and prepay certain indebtedness. At September 30, 2009, the Steering Committee was comprised of bondholders who are also lenders under the Credit Facility.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Borrowings under the Credit Facility may be prepaid, subject to a prepayment premium in the amount of 6.5% of the amounts prepaid or commitment reduced (the “Call Premium”), declining ratably to zero over the first 18 months following entry into the Credit Facility, provided that no Call Premium will apply if the borrowings are repaid as part of or following a restructuring plan for the Company and its Subsidiaries approved by a majority in number of the Steering Committee.

The Credit Facility contains provisions (i) requiring the Company and the Steering Committee to work together in good faith to promptly develop a mutually acceptable restructuring plan for the Company and its Subsidiaries and (ii) requiring the Company to adopt a restructuring plan acceptable to the majority in number of the Steering Committee by October 1, 2009. If the Company is unable to develop a restructuring plan by October 1, 2009 that is mutually acceptable to the Steering Committee, it will be an event of default under the Credit Facility, unless waived by the Steering Committee. This requirement is subject to the fiduciary duty of the Company’s board of directors to act in the best interests of the Company and its stakeholders.

Debt Tender Offer

On July 20, 2009 the Company commenced a cash tender offer for its outstanding Floating Rate Senior Notes due August 17, 2009 (the “August 17 Notes”) and the related letter of transmittal (the “Offer”). On August 3, the Company amended the terms of the offer to purchase any and all of its August 17 Notes for $875 for each $1,000 principal amount of outstanding August 17 Notes tendered and not validly withdrawn as total consideration in the Offer. The Offer was conditioned upon, among other things, holders of August 17 Notes tendering and not withdrawing an amount of such Notes equal to at least 58% of the aggregate principal amount of August 17 Notes outstanding (the “Minimum Condition”). The Minimum Condition was satisfied, therefore, the Company was able to use the proceeds of the Credit Facility to complete the Offer and repaid the August 17 Notes.

Suspension of Preferred Dividend Payments

CIT announced on August 3, 2009 it was suspending dividend payments on its four series of preferred stock in order to improve liquidity and preserve capital while restructuring efforts are ongoing.

Deferral of Junior Subordinated Debt Interest

On August 31, 2009, the Company provided a Notice of Continuance of Trigger Period (the “Notice”) to the holders of the Company’s junior subordinated notes due March 15, 2067 (the “Subordinated Notes”) with respect to the continuance of a Trigger Period (as defined in the indenture for the Subordinated Notes). As set forth in the Notice, a Trigger Event (as defined in the indenture for the Subordinated Notes) occurred requiring the Company to use commercially reasonable efforts to execute the Alternative Payment Mechanism (as defined in the indenture for the Subordinated Notes, the “APM”) to satisfy the September 15, 2009 interest payment. The Company was not able to execute the APM and therefore the Company is required to mandatorily defer interest on the Subordinated Notes. Accordingly, the Company provided Notice of deferral for the September 15, 2009 interest payment to the holders of the Subordinated Notes. Subject to the terms of the indenture for the Subordinated Notes, deferred interest will continue to accrue and compound, as applicable, until payment is made.

Restructuring Plan

The Credit Facility requires management and the Steering Committee comprised of leading bondholders of the bondholder group to develop a comprehensive restructuring plan. In addition, the Company is seeking to reduce its leverage and carry a manageable interest burden going forward, reduce or eliminate near term debt maturities, including debt maturing in early November 2009, and increase its total capital. The Company and its board of directors, in consultation with its advisors, continue to develop and execute the Company's business restructuring strategy which has the following objectives:

Financial Strength

  targeting a capital structure with significantly less leverage and establishing capital ratios well in excess of our regulatory standards and in line with the most financially sound of our peers;

  achieving sufficient liquidity and restructuring our debt maturity schedule to reduce reliance on the capital markets for liquidity in the near term; and

  positioning the Company for a return to profitability and investment grade ratings.

Business Model

  optimizing our portfolio of businesses and organizational structure, which may include identifying businesses or portfolios to be liquidated or sold over time;

  identifying the core businesses that, subject to regulatory approvals, would operate in CIT Bank, including certain core small and middle market financing businesses; and

  aligning the funding model to reflect the changes in our business model and diversifying CIT Bank’s funding to include commercial deposits, retail deposits, third party asset-backed financings and brokered deposits not to exceed current levels.

Initially, the Company intends to develop a plan to restructure its capital structure to ensure that the maximum franchise value is recognized for its stakeholders. The Company intends to pursue its restructuring plan outside of bankruptcy court through an exchange offer. However, if the exchange offer is unsuccessful, it may be necessary for the Company to seek a restructuring through a prepackaged plan of reorganization in bankruptcy court. If the Company is unable either to consummate an exchange offer or to obtain approval from certain investors of a prepackaged plan of reorganization, then the Company expects that it will likely be necessary to file for bankruptcy protection without the benefit of an agreed plan of reorganization, which may require significant and accelerated asset liquidations. No decision has been made by the Company’s board of directors to file petitions for relief under the Bankruptcy Code.

The Company believes that the restructuring plan, whether implemented through an exchange offer or through a plan of reorganization will:

  significantly reduce leverage by lowering the Company’s aggregate debt balance;

  increase the total capital ratio to meet or exceed regulatory requirements and mitigate the risk of future loss to creditors;

  provide a sufficient period of time (approximately three years) to implement a revised funding plan before the Company faces significant debt maturities;

  minimize business disruptions and potential customer defections by limiting uncertainty as to the viability of the Company as a going concern and the period of time during which the Company is subject to such uncertainty;

  position the Company for a return to investment grade ratings;

  provide the Company with sufficient operating flexibility to execute the balance of the Company’s business restructuring strategy;

  position the Company to seek approval from regulators for future transfers of business platforms to CIT Bank;

  offer consideration based on position in the existing capital structure; and

  preserve significantly higher value for the Company than a liquidation of CIT or a bankruptcy filing without an approved plan of reorganization.

Upon successful implementation of a restructuring plan — whether through the exchange offers or a prepackaged plan of reorganization — the Company will continue to pursue its broader business restructuring strategy, including refinement of its business model, liquidation or sale of select businesses or portfolios, execution of efficiency enhancements and implementation of a long term bank-centric funding strategy. CIT will continue to focus on providing financing solutions to small and medium size enterprises, a market segment that remains relatively underserved by both large national banks and smaller regional and local banks. Business platforms such as Corporate Finance, Trade Finance, Vendor Finance and Small Business Lending that are suitable to operate in CIT Bank will form the core of the new business model. However, the Company will evaluate all of its businesses to determine the optimal portfolio mix and size that can be supported by its long term funding model.

Bank-centric diversified funding is at the core of CIT’s long-term funding strategy. CIT Bank remains central and critical to the long-term growth and success of the Company. The Company continues to have regular discussions with it regulators. The Company anticipates requesting approval to transfer certain business platforms into CIT Bank within 12 to 18 months following consummation of the restructuring transactions. If approved, this would allow CIT to operate those businesses in the bank on a go-forward basis although we cannot assure you that any required approvals will be received. In the long-term we plan to diversify our funding base at CIT Bank by adding commercial and retail deposits through organic growth and potential strategic transactions.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Regulatory Matters

Written Agreement with Federal Reserve

On August 12, 2009, the Company entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of New York (the “Reserve Bank”). The Written Agreement requires regular reporting to the Reserve Bank, the submission of plans related to corporate governance, credit risk management, capital, liquidity and funds management, the Company’s business plan for the remainder of 2009 and for 2010, and the review and revision, as appropriate, of the Company’s consolidated allowances for loan and lease losses methodology. Prior written approval by the Reserve Bank is required for payment of dividends and distributions, incurrence of debt, other than in the ordinary course of business, and the purchase or redemption of stock. The Written Agreement requires notifying the Reserve Bank prior to the appointment of new directors or senior executive officers, and restrictions on indemnifications and severance payments.

Pursuant to the Written Agreement, the board of directors of the Company appointed a special compliance committee to monitor and coordinate the Company's compliance with the Written Agreement. The Company submitted a Capital Plan and a Liquidity Plan, as well as a draft of the recapitalization plan, on August 27, 2009, as required by the Written Agreement. The Company is currently working with its outside advisors to prepare its Credit Risk Management Plan and to meet the other requirements of the Written Agreement. Further, the Company is preparing its Corporate Governance Plan and its Business Plan for submission to the Reserve Bank by October 26, 2009. The Company is continuing to provide periodic reports to the Reserve Bank as required by the Written Agreement.

FDIC and UDFI Orders

On July 16, 2009, the FDIC and the Utah Department of Financial Institutions (the “UDFI”) each issued an order to cease and desist to CIT Bank in connection with the diminished liquidity of CIT. CIT Bank, without admitting or denying any allegations made by the FDIC and UDFI, consented and agreed to the issuances of the FDIC and the UDFI orders (together, the “Orders”). The Company does not believe that these cease and desist orders will have an immediate adverse impact on the Company based on the relatively small size of CIT Bank. However, in the long term, the Company will need to obtain some flexibility in developing CIT Bank or otherwise building a retail branch network in order to complete its transformation to a deposit funded institution.

Each of the Orders directs CIT Bank to take certain affirmative actions, including among other things, ensuring that it does not allow any “extension of credit” to CIT or any other affiliate of CIT Bank or engage in any “covered transaction,” declaring or paying any dividends or other reductions in capital and from increasing the amount of “Brokered Deposits” above the $5.527 billion held, without the prior written consent of the FDIC and the UDFI. As management assesses the Orders, we will originate new corporate finance business outside of the bank operations. Further, on August 14, 2009, CIT Bank provided to the FDIC and the UDFI a contingency plan that ensures the continuous, satisfactory servicing of CIT Bank’s loans. Both Orders prohibit making payments that represent a reduction in capital.

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Matters

Adoption of Tax Benefits Preservation Plan

On August 12, 2009, the Company adopted a Tax Benefits Preservation Plan (the “Preservation Plan”) in order to protect the Company’s ability to utilize its net operating losses and other tax assets from an “ownership change” under U.S. federal income tax rules.

Termination of Agreements

On July 16, 2009, Snap-On Incorporated notified CIT that Snap-On is terminating the operating agreement between CIT and Snap-On relating to the parties’ Snap-On Credit LLC joint venture.

On July 13, 2009, Microsoft Corporation notified CIT that they were terminating its vendor finance program agreement with the Company. Existing finance leases as of June 30, 2009 totaled approximately $649 million. The termination of the vendor finance program is not expected to have a material impact on the Company’s net income for 2009.